As filed with the Securities and Exchange Commission on August 8, 2003
Registration No. 333-106024

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 2
to

FORM S-11

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Gladstone Commercial Corporation

(Exact Name of Registrant as Specified in its Governing Instruments)

1750 Tysons Blvd., Fourth Floor

McLean, Virginia 22102
(703) 744-1165
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

David Gladstone

Chairman and Chief Executive Officer
Gladstone Commercial Corporation
1750 Tysons Blvd., Fourth Floor
McLean, Virginia 22102
(703) 744-1165
(703) 286-0795 (facsimile)
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Thomas R. Salley, Esq.
Darren K. DeStefano, Esq.
Brian F. Leaf, Esq.
Cooley Godward LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, Virginia 20190
(703) 456-8000
(703) 456-8100 (facsimile)	John A. Good, Esq. Allyson K. Kennett, Esq. Bass, Berry & Sims PLC The Tower at Peabody Place 100 Peabody Place, Suite 900 Memphis, Tennessee 38103-3672 (901) 543-5900 (888) 543-5999 (facsimile)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If deliver of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated August 8, 2003

GLADSTONE COMMERCIAL CORPORATION
5,500,000 Shares of Common Stock

         We are a recently formed company that intends to invest in and own net leased industrial and commercial real property and selectively make long-term industrial and commercial mortgage loans. We anticipate that a large portion of our tenants will be small and medium-sized businesses having significant buyout fund ownership. We will elect to be taxed as a real estate investment trust, or REIT, under federal tax laws. Gladstone Management Corporation serves as our adviser and will manage our real estate portfolio.

      This is our initial public offering and no public market currently exists for our common stock. We expect the initial public offering price to be $15.00 per share. Up to 1,100,000 shares of our common stock being sold in this offering will be reserved for sale by the underwriters to our directors, officers and employees and other persons designated by us at the public offering price, less the underwriting discount. Our common stock has been approved for listing on the Nasdaq National Market under the symbol “GOOD.”

      Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus. Some risks include:

•	We are a new company with no operating history and may not be able to operate successfully.

•	Our real estate investments may include special use and single tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.

•	We are not currently able to set a distribution rate, and the distribution rate we fix in the future may have an adverse effect on the market price for our common stock.

•	Conflicts of interest exist between us, our Adviser, its officers and directors and their affiliates, which could result in decisions that are not in the best interests of our stockholders.

•	We have not identified any specific property to purchase or mortgage loan to make with the net proceeds we will receive from this offering. As a result, investors will be unable to evaluate the manner in which the net proceeds are invested and the economic merits of projects prior to investment.

•	Highly leveraged tenants and borrowers may be unable to pay rent or make mortgage payments, which could adversely affect our cash available to make distributions to our stockholders.

•	Our success will depend on the performance of our Adviser. If our Adviser makes inadvisable investment or management decisions, our operations could be materially adversely impacted.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds, before expenses, to us	$	$

      The underwriters may also purchase up to an additional 825,000 shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover over-allotments.

      The underwriters expect to deliver the shares of common stock on                      , 2003.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ferris, Baker Watts	Jefferies & Company, Inc.
          Incorporated

J.J.B. Hilliard, W.L. Lyons, Inc.	Stifel, Nicolaus & Company,
                                                                                                                                                           Incorporated

The date of this prospectus is                , 2003.

PROSPECTUS SUMMARY

      This summary highlights some information from this prospectus. It may not include all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including Risk Factors. Unless the context suggests otherwise, when we use the term “we” or “us” or “Gladstone Commercial,” we are referring to Gladstone Commercial Corporation and Gladstone Commercial Limited Partnership and not to our Adviser, Gladstone Management Corporation. When we use the term “Adviser” we are referring to our Adviser, Gladstone Management Corporation. Unless otherwise indicated, the information included in this prospectus assumes no exercise of the underwriters’ over-allotment option.

General

      Gladstone Commercial Corporation was incorporated under the General Corporation Laws of the State of Maryland on February 14, 2003 primarily for the purpose of investing in and owning net leased industrial and commercial real property and selectively making long-term industrial and commercial mortgage loans. We expect that a large portion of our tenants and borrowers will be small and medium-sized businesses having significant buyout fund ownership and will be well capitalized, with equity constituting between 20% and 40% of their permanent capital. We expect that other tenants and borrowers will be family-owned businesses that have built significant equity from paying down the mortgage loans securing their real estate or through the appreciation in the value of their real estate. We will seek to enter into triple net leases having terms of approximately 15 years, with rent increases built into the leases. Although we have not yet purchased any properties or made any mortgage loans, we are actively communicating with buyout funds, real estate brokers and other third parties to locate properties for potential acquisition or mortgage financing.

      We will conduct substantially all of our activities through, and substantially all of our properties will be held directly or indirectly by, Gladstone Commercial Limited Partnership, a Delaware limited partnership formed on May 28, 2003 that we refer to herein as our “Operating Partnership.” We will control our Operating Partnership as its sole general partner, and, through our wholly owned subsidiary Gladstone Commercial Partners, LLC, we will also initially own all limited partnership units of our Operating Partnership. We expect our Operating Partnership to issue limited partnership units from time to time in exchange for industrial and commercial real property. Limited partners who hold limited partnership units in our Operating Partnership will be entitled to redeem these units for cash or, at our election, shares of our common stock on a one-for-one basis at any time after the first anniversary of the completion of this offering.

      We intend to qualify as a real estate investment trust, or a “REIT,” for federal tax purposes. Our office is at 1750 Tysons Blvd., Fourth Floor, McLean, Virginia 22102. Our phone number is (703) 744-1165 and our internet website address will be www.GladstoneCommercial.com. The information contained on our website is not a part of this prospectus.

Our Opportunity

      Businesses that are owned by buyout funds, which are privately held investment funds that typically acquire controlling equity interests in operating businesses, and many family-owned businesses often have substantial amounts of equity in their real estate. A primary reason for this is that real estate lenders have been making real estate loans at relatively low amounts when compared to the value of the real estate securing the loans. One method for these businesses to free up the equity in their real estate is by selling their real estate and simultaneously leasing it back under long term, triple net leases. Sellers in these “sale-leaseback” transactions can then use the freed up cash to repay existing indebtedness or for growth capital, thus strengthening their balance sheets and permitting them to lower their overall costs of capital for growth and expansion. We believe that there are many businesses in the United States that have a substantial amount of equity tied up in their real estate. Because of the experience of our Adviser’s professionals investing in real estate-related assets and managing funds that lend to similar businesses, we believe our Adviser is uniquely positioned to identify and evaluate these sale-leaseback opportunities and to negotiate attractive investments for us. We also believe there are a substantial number of businesses that would not be interested in a sale-leaseback transaction, but would benefit from refinancing their current real estate mortgage loans. To address this need, we will also selectively offer long-term mortgage loans on competitive terms and conditions.

Our Investment Objectives and Our Strategy

      Our principal investment objectives are to generate income for our stockholders in the form of quarterly cash distributions that grow over time and to increase the value of our common stock. Our primary strategy to achieve our investment objectives is to invest in and own a diversified portfolio of leased industrial and commercial real estate that we believe will produce stable cash flow and increase in value. We expect to sell some of our real estate assets from time to time when our Adviser determines that doing so would be advantageous to us and our stockholders. We also expect to occasionally make mortgage loans secured by income-producing commercial or industrial real estate, which loans may have some form of equity participation. Additionally, we may purchase mortgage-backed securities, including mortgage pass-through certificates, collateralized mortgage obligations and other securities representing interests in or obligations backed by pools of mortgage loans. Upon the completion of this offering, we expect to begin investing in the types of investments described above and may also invest in temporary investments. As a result, we expect to generate taxable income for the fiscal year ending December 31, 2003, and therefore we intend to make quarterly distributions to our stockholders beginning within 120 days after we complete this offering in order to qualify as a real estate investment trust for federal income tax purposes for the 2003 tax year.

      Our strategy includes the use of leverage so that we may make more investments than would otherwise be possible in order to maximize potential returns to stockholders. Our board of directors has adopted a policy that our aggregate borrowing will not result in a total debt to total equity ratio greater than two-to-one, but we are not otherwise limited with respect to the amount of leverage that we may use for the acquisition of any specific property. We intend to use non-recourse financing that will allow us to limit our loss exposure on any property to the amount of equity invested in that property. We may also borrow funds on a short-term basis or incur other indebtedness. Some of our investments may be made through joint ventures that will permit us to own interests in large properties without restricting the diversity of our portfolio.

Our Adviser

      Gladstone Management Corporation, a recently formed Delaware corporation and a registered investment adviser, will serve as our adviser, and we refer to it in this prospectus as our “Adviser.” Under the terms of an advisory agreement we have with our Adviser, our Adviser will be responsible for managing our business on a day-to-day basis and for identifying and making acquisitions and dispositions that it believes meet our investment criteria. Our Adviser’s address is 1750 Tysons Blvd., Fourth Floor, McLean, Virginia 22102, and its telephone number is (703) 744-1165.

      Each of our officers, who are also officers of our Adviser, has significant experience in making investments in and lending to small and medium-sized businesses, including investing in real estate and making mortgage loans:

•	David Gladstone, our chairman and chief executive officer and chairman and chief executive officer of our Adviser, has over 25 years experience in making loans to and investing in small and medium-sized companies at Gladstone Capital Corporation (NASDAQ: GLAD), Allied Capital Corporation (NYSE: ALD) and American Capital Strategies, Ltd. (NASDAQ: ACAS). While with Allied Capital, Mr. Gladstone served as chairman, president and chief executive officer of Allied Capital Commercial Corporation, a publicly traded REIT that made real estate loans to small and medium-sized businesses and as chairman, president and chief executive officer of Business Mortgage Investors, a private mortgage REIT. Both of these REITs were managed by

Allied Capital Advisers, an entity for whom Mr. Gladstone served as chairman and chief executive officer. In addition, Allied Capital Advisers managed three public investment companies. Mr. Gladstone is also a former director of Capital Automotive REIT (NASDAQ: CARS), a real estate investment trust that leases real estate to automobile dealerships and automotive service, repair and related businesses.

•	Terry Lee Brubaker, our president and chief operating officer and president and chief operating officer of our Adviser, has significant experience in investing in small and medium-sized businesses in his present role as president and chief operating officer of Gladstone Capital Corporation and has over 25 years experience in making acquisitions and managing companies following their acquisition. Mr. Brubaker was a co-architect and assisted in the implementation of the acquisition strategy of James River Corporation and managed several of its divisions.

•	George Stelljes, III, our executive vice president and chief investment officer and the executive vice president and chief investment officer of our Adviser, has extensive experience in investing in and lending to small and medium-sized companies at Gladstone Capital Corporation, Allied Capital Corporation and a number of venture capital firms.

      In addition to Messrs. Gladstone, Brubaker and Stelljes, our Adviser currently has five professionals, or principals, who will be involved in structuring and arranging our transactions. Additionally, our Adviser plans to hire additional investing professionals following this offering. We believe that the expertise of our Adviser’s professionals will help us to be successful in investing in real property and making long-term mortgage loans.

      Our Adviser will have responsibility for all aspects of our operations including:

•	selecting properties for potential acquisitions, evaluating and negotiating the terms of each proposed acquisition, and assisting in our consummation of the acquisitions;

•	evaluating and negotiating the terms of commercial and industrial leases and mortgage loans that we choose to make or otherwise acquire;

•	negotiating the terms of any borrowing we undertake, including lines of credit and any long-term financing;

•	managing our day-to-day operations, including accounting, property management and investor relations; and

•	arranging for and negotiating the disposition of our assets.

Payments to our Adviser

      Under the terms of the advisory agreement we have with our Adviser, we will reimburse our Adviser for certain expenses it incurs related to its management of our activities. Since our advisory agreement permits our Adviser to provide services to other entities, its officers, directors and employees may also be working on business for others. Our Adviser will receive compensation in the form of reimbursement for services relating to this offering and the investment and management of our assets, as set forth in the following table:

Estimated
$ Amount for Maximum
Type of Compensation	Form of Compensation	Offering (6,325,000 shares)

Offering Stage

Organization and Offering Expenses	Reimbursement on a dollar-for- dollar basis	$1,000,000

Acquisition and Development Stage

Expenses incurred by our Adviser for our direct benefit (e.g., legal, accounting, tax and consulting fees)	Reimbursement on a dollar-for- dollar basis	$300,000 annually

Third party fees that are directly related to our business (e.g., real estate brokerage, mortgage placement, lease-up and transaction structuring fees)	Reimbursement on a dollar-for- dollar basis	Not determinable at this time

Operational Stage

Payroll and Benefits Expenses	Reimbursement of our pro rata portion (based on the percentage of total hours worked by each employee of our Adviser on our matters)	$425,000 annually

All other expenses of our Adviser	Reimbursement of our pro rata portion (based on the percentage of total hours worked by our Adviser’s personnel that are spent on our matters) (subject to certain limitations described in “Our Adviser — Advisory Agreement”)	$275,000 annually

      There are many conditions and restrictions on our reimbursement of our Adviser’s expenses. For a more complete explanation of these amounts see “Our Adviser — Advisory Agreement — Payments to our Adviser Under the Advisory Agreement.”

      In rare circumstances, we may pay fees to our Adviser in addition to the reimbursement of expenses described above. Any such fees will be subject to the approval of our board of directors.

Our Structure

      The following diagram depicts our ownership structure upon completion of this offering. Our Operating Partnership will own our real estate investments directly or indirectly, and in some cases through special purpose entities that we may create in connection with the acquisition of real property. The ownership percentages in the table below exclude any shares that Mr. Gladstone may purchase upon the exercise of stock options and assume no exercise of the underwriters’ over-allotment option.

Risk Factors

      You should carefully consider the matters discussed in the “Risk Factors” section of this prospectus beginning on page 8 prior to deciding to invest in our common stock. Some of the risks include:

•	We are a new company with no operating history and may not be able to operate successfully.

•	We have not identified any specific property to purchase or mortgage loan to make with the net proceeds we will receive from this offering and, as a result, investors will be unable to evaluate the manner in which the net proceeds are invested and the economic merits of projects prior to investment.

•	We are not currently able to set a distribution rate, and the distribution rate we fix in the future may have an adverse effect on the market price for our common stock.

•	Highly leveraged tenants and borrowers may be unable to pay rent or make mortgage payments, which could adversely affect our cash available to make distributions to our stockholders.

•	Our real estate investments may include special use and single tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.

•	The inability of a tenant in a single tenant property to pay rent will reduce our revenues.

•	Our business strategy relies heavily on external financing, which may expose us to risks associated with leverage such as restrictions on additional borrowing and payment of distributions, risks associated with balloon payments and risk of loss of our equity upon foreclosure.

•	We are subject to certain risks associated with real estate ownership and lending which could reduce the value of our investments.

•	We may not qualify as a REIT for federal income tax purposes, which would subject us to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for paying distributions to stockholders.

•	Our success will depend on the performance of our Adviser and if our Adviser makes inadvisable investment or management decisions, our operations could be materially adversely impacted.

Our Affiliates

      All but one of our directors and all of our executive officers are also affiliated with Gladstone Capital Corporation, a publicly held closed-end management investment company whose common stock is traded on the Nasdaq National Market under the trading symbol “GLAD.” Gladstone Capital makes loans to and investments in small and medium-sized businesses. It does not buy or lease real estate. Gladstone Capital will not make loans to or investments in any company with which we have or intend to enter into a real estate lease or mortgage loan. David Gladstone, our chairman and chief executive officer, also serves as chairman of Gladstone Land Corporation, a privately held corporation which invests primarily in agricultural real estate. We do not presently intend to co-invest with Gladstone Capital, Gladstone Land or any other affiliated entity in any business. However, in the future it may be advisable for us to co-invest with one of our affiliates. We will obtain approval of our stockholders before we change our policy on co-investments with affiliates.

      Our Adviser is a registered investment adviser and does not buy or lease real estate other than for its own use. Our Adviser will not make loans to or investments in any company with which we have or intend to enter into a real estate lease or mortgage loan. We will not co-invest with our Adviser in any business or real estate transaction.

Conflicts Of Interest

      Each of our officers is also an officer or director of our Adviser and Gladstone Capital. Our Adviser and its affiliates may have conflicts of interest in the course of performing their duties for us. These conflicts may include:

•	Our Adviser may realize substantial compensation on account of its activities on our behalf;

•	Our agreements with our Adviser are not arm’s-length agreements;

•	We may experience competition with our affiliates for financing transactions; and

•	Our Adviser and other affiliates could compete for the time and services of our officers and directors.

      The “Conflicts of Interest” section of this prospectus discusses in more detail the more significant of these potential conflicts of interest, as well as the procedures that have been established to mitigate a number of these potential conflicts.

The Offering

Common stock offered by us (1) (2)	5,500,000 shares

Common stock to be outstanding after this offering (1)	5,552,000 shares

Use of proceeds	To purchase commercial and industrial real estate for lease and to fund commercial and industrial mortgage loans

Nasdaq Listing Symbol	GOOD

Distribution Policy	Consistent with our objective of qualifying as a REIT, we expect to pay quarterly distributions and distribute at least 90% of our REIT taxable income. We expect to commence quarterly distributions within 120 days after we complete this offering. Our board of directors will determine the amount and timing of our distributions.

Our Adviser	Pursuant to the terms of an advisory agreement, our Adviser will administer our day-to-day operations and select our real estate investments.

(1)	Excludes 825,000 shares of our common stock issuable pursuant to the over-allotment option granted to the underwriters and shares of our common stock which may be purchased by our officers and directors upon the exercise of options.

(2)	Up to 1,100,000 shares of our common stock to be sold in this offering will be reserved for sale by the underwriters to our directors, officers and employees and other persons designated by us at the public offering price, less the underwriting discount. Any shares of our common stock not directed by us will be sold by the underwriters in the offering at the public offering price set forth on the cover of this prospectus. For more information, see “Underwriting—Directed Share Program.”

RISK FACTORS

      Before you invest in our securities, you should be aware that your investment is subject to various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase our securities.

Risks Relating To Our Business

We are a new company with no operating history and may not be able to operate successfully.

      We were incorporated in February 2003 and to date have not purchased any properties, made any mortgage loans or conducted any significant operations. In addition, we are subject to all of the business risks and uncertainties associated with any new business enterprise. Our failure to operate successfully or profitably or accomplish our investment objectives could have a material adverse effect on our ability to generate cash flow to make distributions to our stockholders, and the value of an investment in our common stock may decline substantially or be reduced to zero.

We have not identified any specific property to purchase or mortgage loan to make with the net proceeds we will receive from this offering, and investors will be unable to evaluate the manner in which the net proceeds are invested and the economic merits of projects prior to investment.

      At the time of this offering, we have not identified any specific property to purchase or mortgage loan to make with the net proceeds we will receive from this offering. As a result, investors in the offering will be unable to evaluate the manner in which the net proceeds are invested and the economic merits of projects prior to investment. Additionally, our Adviser will have broad authority to make acquisitions of, or mortgage loans with respect to, properties that it may identify in the future. There can be no assurance that our Adviser will be able to identify or negotiate acceptable terms for the acquisition of, or mortgage loans with respect to, properties that meet our investment criteria, or that we will be able to acquire such properties or make such mortgage loans. We cannot assure you that acquisitions or mortgage loans made using the proceeds of this offering will produce a return on our investment. Any significant delay in investing the proceeds of this offering would have a material adverse effect on our ability to generate cash flow and make distributions to our stockholders.

We are not currently able to set a distribution rate, and the distribution rate we fix in the future may have an adverse effect on the market price for our common stock.

      Because we are newly organized and hold no properties or mortgage loans, we currently do not have the ability to predict the amount or timing of our cash flow or to fix our distribution rate. Our distribution rate will depend entirely on the timing and amount of rent and mortgage payments from investments we make. Our failure to rapidly invest the net proceeds of this offering or make investments at acceptable rates of return could result in our fixing a distribution rate that is not competitive with alternative investments, which could adversely affect the market price for our common stock.

Highly leveraged tenants or borrowers may be unable to pay rent or make mortgage payments, which could adversely affect our cash available to make distributions to our stockholders.

      Some of our tenants or borrowers may have been recently restructured using leverage or been acquired in a leveraged transaction. Tenants or borrowers that are subject to significant debt obligations may be unable to make their rent or mortgage payments if there are adverse changes to their businesses or economic conditions. Tenants that have experienced leveraged restructurings or acquisitions will generally have substantially greater debt and substantially lower net worth than they had prior to the leveraged transaction. In addition, the payment of rent and debt service may reduce the working capital available to leveraged entities and prevent them from devoting the resources necessary to remain competitive in their industries. In situations where management of the tenant or borrower will change after a transaction, it may be difficult for our Adviser to determine with certainty the likelihood of the tenant’s or borrower’s business success and of it being able to pay rent or make mortgage payments throughout the lease or loan term. These companies are more vulnerable to adverse conditions in their businesses or industries, economic conditions generally and increases in interest rates.

      Leveraged tenants and borrowers are more susceptible to bankruptcy than unleveraged tenants. Bankruptcy of a tenant or borrower could cause:

•	the loss of lease or mortgage payments to us;

•	an increase in the costs we incur to carry the property occupied by such tenant;

•	a reduction in the value of our common stock; and

•	a decrease in distributions to our stockholders.

      Under bankruptcy law, a tenant who is the subject of bankruptcy proceedings has the option of continuing or terminating any unexpired lease. If a bankrupt tenant terminates a lease with us, any claim we might have for breach of the lease (excluding a claim against collateral securing the claim) will be treated as a general unsecured claim. Our claim would likely be capped at the amount the tenant owed us for unpaid rent prior to the bankruptcy unrelated to the termination, plus the greater of one year’s lease payments or 15% of the remaining lease payments payable under the lease (but no more than three years’ lease payments). In addition, due to the long-term nature of our leases and terms providing for the repurchase of a property by the tenant, a bankruptcy court could recharacterize a net lease transaction as a secured lending transaction. If that were to occur, we would not be treated as the owner of the property, but might have additional rights as a secured creditor.

Our real estate investments may include special use and single tenant properties that may be difficult to sell or re-lease upon tenant defaults or early lease terminations.

      We intend to focus our investments on commercial and industrial properties which may include manufacturing facilities, special use storage or warehouse facilities and special use single tenant properties. These types of properties are relatively illiquid compared to other types of real estate and financial assets. This illiquidity will limit our ability to quickly change our portfolio in response to changes in economic or other conditions. With these properties, if the current lease is terminated or not renewed or, in the case of a mortgage loan, if we take such property in foreclosure, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant or sell the property. In addition, in the event we are forced to sell the property, we may have difficulty selling it to a party other than the tenant or borrower due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell or re-lease properties without adversely affecting returns to our stockholders.

The inability of a tenant in a single tenant property to pay rent will reduce our revenues.

      We expect that most of our properties will be occupied by a single tenant and, therefore, the success of our investments will be materially dependent on the financial stability of these tenants. Lease payment defaults by these tenants could adversely affect our cash flows and cause us to reduce the amount of distributions to stockholders. In the event of a default by a tenant, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a lease is terminated, there is no assurance that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.

Our business strategy relies heavily on external financing, which may expose us to risks associated with leverage such as restrictions on additional borrowing and payment of distributions, risks associated with balloon payments, and risk of loss of our equity upon foreclosure.

      Our acquisition strategy contemplates the use of leverage so that we may make more investments than would otherwise be possible in order to maximize potential returns to stockholders. If the income generated by our properties and other assets fails to cover our debt service, we could be forced to reduce or eliminate distributions to our stockholders and may experience losses. We may borrow on a secured or unsecured basis. Neither our articles of incorporation nor our bylaws impose any limitation on borrowing on us. However, our board of directors has adopted a policy that our aggregate borrowing will not result in a total debt to total equity ratio greater than two-to-one. This coverage ratio means that, for each dollar of equity we have, we can incur up to two dollars of debt. Our board of directors may change this policy at any time.

      Our ability to achieve our investment objectives will be affected by our ability to borrow money in sufficient amounts and on favorable terms. We expect that we will borrow money that will be secured by our properties and that these financing arrangements will contain customary covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. In addition, any credit facility we might enter into is likely to contain certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, and will specify debt ratios that we will be required to maintain. Accordingly, we may be unable to obtain the degree of leverage we believe to be optimal, which may cause us to have less cash for distribution to stockholders than we would have with an optimal amount of leverage. Our use of leverage could also make us more vulnerable to a downturn in our business or the economy generally. There is also a risk that a significant increase in the ratio of our indebtedness to the measures of asset value used by financial analysts may have an adverse effect on the market price of our common stock.

      Some of our debt financing arrangements may require us to make lump-sum or “balloon” payments at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or to sell the financed property. At the time the balloon payment is due, we may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment, which could adversely affect the amount of our distributions to stockholders.

      Once the net proceeds of this offering have been substantially fully invested, we intend to acquire additional properties by borrowing all or a portion of the purchase price and securing the loan with a mortgage on some or all of our real property. If we are unable to make our debt payments as required, a lender could foreclose on the property securing its loan. This could cause us to lose part or all of our investment in such property which in turn could cause the value of our common stock or the amount of distributions to our stockholders to be reduced.

We are subject to certain risks associated with real estate ownership and lending which could reduce the value of our investments.

      Our investments may include net leased industrial and commercial property or mortgage loans secured by industrial and commercial real estate. Our performance, and the value of our investments, is subject to risks incident to the ownership and operation of these types of properties, including:

•	changes in the general economic climate;

•	changes in local conditions such as an oversupply of space or reduction in demand for real estate;

•	changes in interest rates and the availability of financing;

•	competition from other available space; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

Competition for the acquisition of real estate may impede our ability to make acquisitions or increase the cost of these acquisitions, which could adversely affect our operating results and financial condition.

      We will compete for the acquisition of properties with many other entities engaged in real estate investment activities, including financial institutions, institutional pension funds, other REITs, other public and private real estate companies and private real estate investors. These competitors may prevent us from acquiring desirable properties or may cause an increase in the price we must pay for real estate. Our competitors may have greater resources than we do, and may be willing to pay more for certain assets or may have a more compatible operating philosophy with our acquisition targets. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Our competitors may also adopt transaction structures similar to ours, which would decrease our competitive advantage in offering flexible transaction terms. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase, resulting in increased demand and increased prices paid for these properties. If we pay higher prices for properties, our profitability may decrease, and you may experience a lower return on your investment. Increased competition for properties may also preclude us from acquiring those properties that would generate attractive returns to us.

We expect to lease our properties or make mortgage loans to small and medium-sized businesses, which will expose us to additional risks unique to these entities.

      Leasing real property or making mortgage loans to small and medium-sized businesses will expose us to a number of unique risks related to these entities, including the following:

•	Small and medium-sized businesses may have limited financial resources and may not be able to make their lease or mortgage payments. A small or medium-sized tenant or borrower is more likely to have difficulty making its lease or mortgage payments when it experiences adverse events, such as the failure to meet its business plan, a downturn in its industry or negative economic conditions.

•	Small and medium-sized businesses typically have narrower product lines and smaller market shares than large businesses. Because our target tenants or borrowers are smaller businesses, they will tend to be more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. In addition, our target tenants or borrowers may face intense competition, including competition from companies with greater financial resources, more extensive development, manufacturing, marketing and other capabilities and a larger number of qualified managerial and technical personnel.

•	There is generally little or no publicly available information about our target tenants and borrowers. Many of our tenants and borrowers are likely to be privately owned businesses, about which there is generally little or no publicly available operating and financial information. As a result, we will rely on our Adviser to perform due diligence investigations of these tenants and borrowers, their operations and their prospects. We may not learn all of the material information we need to know regarding these businesses through our investigations.

•	Small and medium-sized businesses generally have less predictable operating results. We expect that many of our tenants and borrowers may experience significant fluctuations in their operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, may require substantial additional capital to support their operations, to finance expansion or to maintain their competitive positions, may otherwise have a weak financial position or may be adversely affected by changes in the business cycle. Our tenants and borrowers may not meet net income, cash flow and other coverage tests typically imposed by their senior lenders. The failure of a tenant or borrower to satisfy financial or operating covenants imposed by senior lenders could lead to defaults and, potentially, foreclosure on credit facilities, which could additionally trigger cross-defaults in other agreements. If this were to occur, it is possible that the ability of the tenant or borrower to make required payments to us would be jeopardized.

•	Small and medium-sized businesses are more likely to be dependent on one or two persons. Typically, the success of a small or medium-sized business also depends on the management talents and efforts of one or two persons or a small group of persons. The death, disability or resignation of one or more of these persons could have a material adverse impact on our tenant or borrower and, in turn, on us.

•	Small and medium-sized businesses may have limited operating histories. While we intend to target as tenants and borrowers stable companies with proven track records, we may lease properties or lend money to new companies that meet our other investment criteria. Tenants or borrowers with limited operating histories will be exposed to all of the operating risks that new businesses face and may be particularly susceptible to, among other risks, market downturns, competitive pressures and the departure of key executive officers.

Because we must distribute a substantial portion of our net income to qualify as a REIT, we will be largely dependent on third-party sources of capital to fund our future capital needs.

      To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our taxable income each year, excluding capital gains. Because of this distribution requirement, it is not likely that we will be able to fund a significant portion of our future capital needs, including property acquisitions, from retained earnings. Therefore, we will likely rely on public and private debt and equity capital to fund our business. This capital may not be available on favorable terms or at all. Our access to additional capital depends on a number of things, including the market’s perception of our growth potential and our current and potential future earnings. Moreover, additional debt financings may substantially increase our leverage.

Our real estate portfolio will be concentrated in a limited number of properties, which subjects us to an increased risk of significant loss if any property declines in value or if we are unable to lease a property.

      Based on the anticipated net proceeds to be received from this offering, the expected investment size and our Adviser’s experience in the marketplace, we estimate that we will purchase, or make mortgage loans secured by, an aggregate of approximately 10 to 15 properties with the proceeds of this offering. To the extent we are able to leverage such investments, we will acquire additional properties with the proceeds of borrowings, subject to our debt policy. A consequence of a limited number of investments is that the aggregate returns we realize may be substantially adversely affected by the unfavorable performance of a small number of leases or mortgage loans or a significant decline in the value of any property. In addition, while we do not intend to invest 20% or more of our total assets in a particular property at the time of investment, it is possible that, as the values of our properties change, one property may comprise in excess of 20% of the value of our total assets. Lack of diversification will increase the potential that a single under-performing investment could have a material adverse effect on our cash flow and the price we could realize from the sale of our properties.

Liability for uninsured losses could adversely affect our financial condition.

      Losses from disaster-type occurrences (such as wars or earthquakes) may be either uninsurable or not insurable on economically viable terms. Should an uninsured loss occur, we could lose our capital investment or anticipated profits and cash flow from one or more properties.

Potential liability for environmental matters could adversely affect our financial condition.

      We intend to purchase industrial and commercial properties and will be subject to the risk of liabilities under federal, state and local environmental laws. Some of these laws could subject us to:

•	responsibility and liability for the cost of removal or remediation of hazardous substances released on our properties, generally without regard to our knowledge of or responsibility for the presence of the contaminants;

•	liability for the costs of removal or remediation of hazardous substances at disposal facilities for persons who arrange for the disposal or treatment of these substances; and

•	potential liability for common law claims by third parties for damages resulting from environmental contaminants.

      We will generally include provisions in our leases making tenants responsible for all environmental liabilities and for compliance with environmental regulations, and requiring tenants to reimburse us for damages or costs for which we have been found liable. However, these provisions will not eliminate our statutory liability or preclude third party claims against us. Even if we were to have a legal claim against a tenant to enable us to recover any amounts we are required to pay, there are no assurances that we would be able to collect any money from the tenant. Our costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or lease the property or to borrow using the property as collateral.

Our potential participation in joint ventures creates additional risk.

      We may participate in joint ventures or purchase properties jointly with other unaffiliated entities. There are additional risks involved in these types of transactions. These risks include the potential of our joint venture partner becoming bankrupt or our economic or business interests diverging. These diverging interests could, among other things, expose us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property.

Net leases may not result in fair market lease rates over time.

      We expect a large portion of our rental income to come from net leases. Net leases frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to terminate the lease prior to its expiration under specified circumstances. Further, net leases are typically for longer lease terms and, thus, there is an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. As a result, our income and distributions to our stockholders could be lower than if we did not engage in net leases.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

      We may experience interest rate volatility in connection with mortgage loans on our properties or other variable-rate debt that we may obtain from time to time. We may seek to mitigate our exposure to changing interest rates by using interest rate hedging arrangements such as interest rate swaps and caps. These derivative instruments involve risk and may not be effective in reducing our exposure to interest rate changes. Risks inherent in derivative instruments include the risk that counter-parties to derivative contracts may be unable to perform their obligations, the risk that interest rates move in a direction contrary to, or move slower than the period contemplated by, the direction or time period that the derivative instrument is designed to cover, and the risk that the terms of such instrument will not be legally enforceable. While we intend to design our hedging strategies to protect against movements in interest rates, derivative instruments that we are likely to use may also involve immediate costs, which could reduce our cash available for distribution to our stockholders. Likewise, ineffective hedges, as well as the occurrence of any of the risks inherent in derivatives, could adversely affect our reported operating results or reduce your overall investment returns. Our Adviser and our board of directors will review each of our derivative contracts and periodically evaluate their effectiveness against their stated purposes.

Risks Associated With Our Use of an Adviser to Manage Our Business

Our success will depend on the performance of our Adviser and if our Adviser makes inadvisable investment or management decisions, our operations could be materially adversely impacted.

      Our ability to achieve our investment objectives and to pay distributions to our stockholders is dependent upon the performance of our Adviser in evaluating potential investments, selecting and negotiating property purchases and dispositions and mortgage loans, selecting tenants and borrowers, setting lease or mortgage loan terms and determining financing arrangements. You will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the analytical and management abilities of our Adviser and the oversight of our board of directors. If our Adviser or our board of directors makes inadvisable investment or management decisions, our operations could be materially adversely impacted.

We may have conflicts of interest with our Adviser and other affiliates.

      Our Adviser will manage our business and will locate, evaluate, recommend and negotiate the acquisition of our real estate investments. At the same time, our advisory agreement permits our Adviser to conduct other commercial activities and provide management and advisory services to other entities, including Gladstone Land Corporation, an entity affiliated with our chairman David Gladstone. Moreover, most of our officers and directors are also officers and directors of Gladstone Capital Corporation, which actively makes loans to and invests in small and medium-sized companies. As a result, we may from time to time have conflicts of interest with our Adviser in its management of our business and with Gladstone Capital, which may arise primarily from the involvement of our Adviser, Gladstone Capital, Gladstone Land and their affiliates in other activities that may conflict with our business. Examples of these potential conflicts include:

•	Our Adviser may realize substantial compensation on account of its activities on our behalf;

•	Our agreements with our Adviser are not arm’s-length agreements;

•	We may experience competition with our affiliates for financing transactions; and

•	Our Adviser and other affiliates such as Gladstone Capital and Gladstone Land could compete for the time and services of our officers and directors.

      These and other conflicts of interest between us and our Adviser could have a material adverse effect on the operation of our business and the selection or management of our real estate investments.

Our financial condition and results of operations will depend on our Adviser’s ability to effectively manage our future growth.

      Our ability to achieve our investment objectives will depend on our ability to sustain continued growth, which will, in turn, depend on our Adviser’s ability to find, select and negotiate property purchases, net leases and mortgage loans that meet our investment criteria. Accomplishing this result on a cost-effective basis is largely a function of our Adviser’s marketing capabilities, management of the investment process, ability to provide competent, attentive and efficient services and our access to financing sources on acceptable terms. As we grow, our Adviser may be required to hire, train, supervise and manage new employees. Our Adviser’s failure to effectively manage our future growth could have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon our key management personnel for our future success, particularly David Gladstone, Terry Lee Brubaker and George Stelljes, III.

      We are dependent on our senior management and other key management members to carry out our business and investment strategies. Our future success depends to a significant extent on the continued service and coordination of our senior management team, particularly David Gladstone, our chairman and chief executive officer, Terry Lee Brubaker, our president and chief operating officer and George Stelljes, III, our executive vice president and chief investment officer. The departure of any of our executive officers or key employees could have a material adverse effect on our ability to implement our business strategy and to achieve our investment objectives.

Risks Associated With Our Organizational Structure

The limit on the number of shares of common stock a person may own may discourage a takeover.

      Our articles of incorporation prohibit ownership of more than 9.8% of the outstanding shares of our common stock by one person. This restriction may discourage a change of control and may deter individuals or entities from making tender offers for our common stock, which offers might otherwise be financially attractive to our stockholders or which might cause a change in our management. See “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws — Restrictions on Ownership of Shares.”

Certain Provisions of Maryland law could restrict a change in control.

      Certain provisions of Maryland law applicable to us prohibit business combinations with:

•	any person who beneficially owns 10% or more of the voting power of our common stock, referred to as an “interested stockholder;”

•	an affiliate of ours who, at any time within the two-year period prior to the date in question, was an interested stockholder; or

•	an affiliate of an interested stockholder.

      These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding shares of common stock and two-thirds of the votes entitled to be cast by holders of our common stock other than shares held by the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our stockholders’ interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that someone becomes an interested stockholder.

Our staggered director terms could deter takeover attempts and adversely impact the price of our common stock.

      Our directors will be divided into three classes, with the term of the directors in each class expiring every third year. At each annual meeting of stockholders, the successors to the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. After election, a director may only be removed by our stockholders for cause. Election of directors for staggered terms with limited rights to remove directors makes it more difficult for a hostile bidder to acquire control of us. The existence of this provision may negatively impact the price of our common stock and may discourage third-party bids to acquire our common stock. This provision may reduce any premiums paid to you for your shares of common stock in a change in control transaction.

Tax Risks

We may not qualify as a REIT for federal income tax purposes, which would subject us to federal income tax on our taxable income at regular corporate rates, thereby reducing the amount of funds available for paying distributions to stockholders.

      We currently intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. Our qualification as a REIT will depend on our ability to meet various requirements set forth in the Internal Revenue Code concerning, among other things, the ownership of our outstanding common stock, the nature of our assets, the sources of our income and the amount of our distributions to our stockholders. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that we will be successful in operating so as to qualify as a REIT. At any time new laws, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to revoke our REIT election, which it may do without stockholder approval.

      If we lose or revoke our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution to you because:

•	we would not be allowed a deduction for distributions to stockholders in computing our taxable income, we would be subject to federal income tax at regular corporate rates and we might need to borrow money or sell assets in order to pay any such tax;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.

      In addition, if we fail to qualify as a REIT, all distributions to stockholders would be subject to tax to the extent of our current and accumulated earnings and profits, provided that the rate of tax on the taxable portion of such distributions is limited to 15% through 2008. If we were taxed as a regular corporation, we would not be required to make distributions to stockholders and corporate distributees might be eligible for the dividends received deduction.

      As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

We will not seek to obtain a ruling from the Internal Revenue Service (IRS) that we qualify as a REIT for federal income tax purposes.

      As described herein, we intend to operate so as to qualify as a REIT for federal income tax purposes. Although we have not requested, and do not expect to request, a ruling from the IRS that we qualify as a REIT, we have received an opinion of our counsel that, based on certain assumptions and representations, we will so qualify. You should be aware, however, that opinions of counsel are not binding on the IRS or any court. The REIT qualification opinion only represents the view of our counsel based on its review and analysis of existing law, which includes no controlling precedent, and therefore could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to the federal income tax laws, any of which could be applied retroactively. The validity of the opinion of our counsel and of our qualification as a REIT will depend on our continuing ability to meet the various REIT requirements described herein. An IRS determination that we do not qualify as a REIT would deprive our stockholders of the tax benefits of our REIT status only if the IRS determination is upheld in court or otherwise becomes final. To the extent that we challenge an IRS determination that we do not qualify as a REIT, we may incur legal expenses that would reduce our funds available for distribution to stockholders.

Failure to make required distributions would subject us to tax.

      In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our taxable income, other than any net capital gains. To the extent that we satisfy the distribution requirement but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.

      We intend to pay out our income to our stockholders in a manner intended to satisfy the distribution requirement applicable to REITs and to avoid corporate income tax and the 4% excise tax. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. In the future, we may borrow funds to pay distributions to our stockholders and the limited partners of our Operating Partnership. Any funds that we borrow would subject us to interest rate and other market risks.

The IRS may treat sale-leaseback transactions as loans, which could jeopardize our REIT status.

      The IRS may take the position that specific sale-leaseback transactions we may treat as true leases are not true leases for federal income tax purposes but are, instead, financing arrangements or loans. If a sale-leaseback transaction were so recharacterized, we might fail to satisfy the asset or income tests required for REIT qualification and consequently lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which could cause us to fail the distribution test for REIT qualification. See “Federal Income Tax Consequences of our Status as a REIT — Sale-Leaseback Transactions.”

There are special considerations for pension or profit-sharing trusts, Keogh Plans or individual retirement accounts whose assets are being invested in our common stock.

      If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other retirement plan, IRA or benefit plan in us, you should consider:

•	whether your investment is consistent with the applicable provisions of the Employee Retirement Income Security Act (ERISA) or the Internal Revenue Code;

•	whether your investment will produce unrelated business taxable income, referred to as UBTI, to the benefit plan; and

•	your need to value the assets of the benefit plan annually.

      We do not believe that under current ERISA law and regulations that our assets would be treated as “plan assets” for purposes of ERISA. However, if our assets were considered to be plan assets, our assets would be subject to ERISA and/or Section 4975 of the Internal Revenue Code, and some of the transactions we have entered into with our Adviser and its affiliates could be considered “prohibited transactions” which could cause us, our Adviser and its affiliates to be subject to liabilities and excise taxes. In addition, our officers and directors, our Adviser and its affiliates could be deemed to be fiduciaries under ERISA and subject to other conditions, restrictions and prohibitions under Part 4 of Title I of ERISA. Even if our assets are not considered to be plan assets, a prohibited transaction could occur if we or any of our affiliates is a fiduciary (within the meaning of ERISA) with respect to a purchase by a benefit plan and, therefore, unless an administrative or statutory exemption applies in the event such persons are fiduciaries (within the meaning of ERISA) with respect to your purchase, shares should not be purchased.

If our Operating Partnership fails to maintain its status as a partnership for federal income tax purposes, its income may be subject to taxation.

      We intend to maintain the status of the Operating Partnership as a partnership for federal income tax purposes. However, if the IRS were to successfully challenge the status of the Operating Partnership as a partnership, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the Operating Partnership could make to us. This would also result in our losing REIT status and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the return on your investment. In addition, if any of the entities through which the Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the Operating Partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

Risks Relating to this Offering and the Market for our Common Stock

The market price and trading volume of our common stock may be volatile following this offering.

      Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	price and volume fluctuations in the stock market from time to time, which are often unrelated to the operating performance of particular companies;

•	significant volatility in the market price and trading volume of shares of REITs, real estate companies or other companies in our sector, which is not necessarily related to the performance of those companies;

•	price and volume fluctuations in the stock market as a result of terrorist attacks, or speculation regarding future terrorist attacks, in the United States or abroad;

•	price and volume fluctuations in the stock market as a result of involvement of the United States in armed hostilities, or uncertainty regarding United States involvement in such activities;

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or the publication of research reports about us or the real estate industry generally;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to our anticipated level of debt or any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	changes in regulatory policies or tax guidelines, particularly with respect to REITs;

•	loss of REIT status for federal income tax purposes;

•	loss of a major funding source; and

•	general market and economic conditions.

Shares of common stock eligible for future sale may have adverse effects on our share price.

      We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock (including shares of common stock issuable upon the conversion of units of our operating partnership that we may issue from time to time, the sale of up to 52,000 shares of common stock held by David

Gladstone, and the issuance of up to 759,000 shares reserved for issuance upon the exercise of options to be granted under our 2003 Equity Incentive Plan), or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock.

Terrorist attacks and other acts of violence or war may affect the market on which our shares trade, the markets in which we operate, our operations and our profitability.

      Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, may negatively affect our operations and your investment in our common stock. We cannot assure you that there will not be further terrorist attacks against the United States or United States businesses. Some of our properties are likely to be in prominent locations, or located in areas that may be susceptible to attack, which may make these properties more likely to be viewed as terrorist targets than similar properties in less prominent locations. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. Certain losses resulting from these types of events are uninsurable and others are not likely to be covered by our insurance.

      The United States recently entered into an armed conflict with Iraq, and may enter into additional armed conflicts in the future. The consequences of any armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.

      Any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economies. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Adverse economic conditions could affect the ability of our tenants to pay rent and of our borrowers to make their mortgage payments, which could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to our stockholders, and may result in volatility in the market price for our common stock.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

      One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our share price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution yield on our common stock or seek securities paying higher dividends or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental income with respect to our properties, interest earned on our mortgage loans and our related distributions to stockholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions are likely to affect the market price of our common stock, and such effects could be significant. For instance, if interest rates rise without an increase in our distribution rate, the market price of our common stock could decrease because potential investors may require a higher distribution yield on our common stock as market rates on interest-bearing securities, such as bonds, rise.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures; and

•	use of the proceeds of this offering.

      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors;”

•	general volatility of the capital markets and the market price of our common stock;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

USE OF PROCEEDS

      We estimate that the net proceeds of this offering will be approximately $75.7 million ($87.2 million if the underwriters exercise their over-allotment option in full) after deducting the underwriting discount and estimated offering expenses payable by us. We expect to use the net proceeds of this offering to buy commercial and industrial real estate for lease to tenants, to make industrial and commercial mortgage loans and to reimburse our Adviser for the expenses and fees it incurs in connection with our business. As of the date of this prospectus, we do not have commitments to purchase any properties or make any mortgage loans. We will invest the net proceeds in accordance with our investment objectives and policies. See “Investment Policies and Policies with Respect to Certain Activities” for additional information regarding our investment objectives and policies. We estimate that it will take approximately 18 months for us to substantially invest the net proceeds of this offering, depending on the availability of appropriate opportunities and market conditions. Pending such investment, we will primarily invest the net proceeds in REIT-qualified money market instruments, short-term repurchase agreements or other cash equivalents that are expected to provide a lower net return than we hope to achieve from our intended real estate investments. We may also temporarily invest in securities that qualify as “real estate assets” under the REIT provisions of the Internal Revenue Code, such as mortgage-backed securities. There can be no assurance that we will be able to achieve our targeted investment pace. See “Investment Policies and Policies with Respect to Certain Activities — Additional Investment Considerations — Temporary Investments” for additional information about temporary investments we may make while waiting to make real estate investments.

      A tabular presentation of our estimated use of the proceeds of this offering (assuming no exercise of the underwriters’ over-allotment option) is set forth below:

	Dollar
	Amount
	(in thousands)	Percentage

Gross offering proceeds	$82,500	100.0%
Less offering expenses:
Underwriting discounts	5,775	7.0%
Legal expenses(1)(2)	600	0.7%
Printing and engraving expenses(1)(2)	150	0.2%
Nasdaq listing fees(1)	100	0.1%
Accounting expenses(1)(2)	50	0.1%
Miscellaneous offering expenses(1)(2)	100	0.1%

Estimated amount of net proceeds to us (to be used to acquire properties and for general corporate and working capital purposes)	$75,725	91.8%

(1)	These offering expenses are being paid by our Adviser on our behalf, and we will reimburse our Adviser on a dollar-for-dollar basis for these expenses.

(2)	Estimated.

DISTRIBUTION POLICY

      We intend to distribute substantially all of our taxable income each year (which does not ordinarily equal net income as calculated in accordance with United States generally accepted accounting principles) to our stockholders so as to comply with the REIT provisions of the Internal Revenue Code. Upon the completion of this offering, we expect to begin investing in the types of investments described in this prospectus, including temporary investments. As a result, we expect to generate taxable income for the fiscal year ending December 31, 2003, and therefore we intend to make quarterly distributions to our stockholders beginning within 120 days after we complete this offering. Our distribution policy is subject to revision at the discretion of our board of directors. Our board of directors will determine the amount of any distributions and such amount will depend on our capital needs, our taxable earnings, our financial condition, our annual distribution requirements to maintain REIT status and such other factors as our board of directors deems relevant.

      Distributions to our stockholders will generally be subject to tax as ordinary income, although we may designate a portion of such distributions as capital gain and a portion may constitute a tax-free return of capital. We will furnish to each of our stockholders annually a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

      We have adopted a dividend reinvestment plan that allows holders of our common stock to have their distributions reinvested automatically in additional shares of our common stock. For more information, see “Dividend Reinvestment Plan.”

CAPITALIZATION

      The following table sets forth our actual capitalization at June 30, 2003 on a historical basis and as adjusted to give effect to the sale of our common stock offered in this offering, net of the underwriting discount and $1 million of estimated offering expenses, at an assumed public offering price of $15.00. This table should be read in conjunction with “Use of Proceeds” and our audited balance sheet included elsewhere in this prospectus.

	Actual	As adjusted

		(Unaudited)
Stockholders’ equity:
Common stock, $0.001 par value per share; 20,000,000 shares authorized, 52,000 shares outstanding, actual; 20,000,000 shares authorized, 5,552,000 shares outstanding, as adjusted	$52	$5,552
Additional paid-in capital	51,948	75,771,448
Retained deficit	(10,654)	(10,654)

Total stockholders’ equity (deficit)	$41,346	$75,766,346

DILUTION

      The calculations below assume no exercise of the underwriters’ over-allotment option. The calculations below also assume no exercise of any outstanding options to be granted under our 2003 Equity Incentive Plan.

      Our net tangible book value as adjusted at June 30, 2003 was $41,346, or $.80 per share of common stock. Net tangible book value per share represents our total tangible assets minus our total liabilities, divided by the number of shares of common stock outstanding as of that date.

      After giving effect to the net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, our pro forma net tangible book value at June 30, 2003 would have been approximately $75.7 million or $13.65 per share of common stock. This represents an immediate increase in net tangible book value of $12.85 per share to existing stockholders and immediate dilution of $1.35 per share to new investors purchasing shares in this offering at an assumed offering price equal to $15.00 per share.

      The following table illustrates this dilution in net tangible book value on a per-share basis:

Initial public offering price per share	$15.00
Net tangible book value per share as of June 30, 2003 as adjusted	$.80
Increase attributable to the sale of shares offered hereby	$12.85
Adjusted net tangible book value after this offering	$13.65
Dilution in the net tangible book value to new investors	$1.35

      The following table summarizes on a pro forma basis at June 30, 2003 the total consideration and the average price per share of common stock paid by (1) the existing stockholder, David Gladstone, and (2) the purchasers in this offering:

	Shares Purchased		Total Consideration
					Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholder	52,000	0.94%	$52,000	0.06%	$1.00
New investors	5,500,000	99.06%	$82,500,000	99.94%	$15.00

Total	5,552,000	100%	$82,552,000	100%	$14.87

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      We are a newly incorporated company and have only recently commenced operations. Therefore, we do not have any meaningful operations to discuss. Please see “Risk Factors — We are a new company with no operating history and may not be able to operate successfully” for a discussion of risks relating to our lack of historical operations. The following analysis of our financial condition should be read in conjunction with our financial statements and the notes thereto and the other financial data included elsewhere in this prospectus.

Overview

      We were incorporated under the General Corporation Laws of the State of Maryland on February 14, 2003 primarily for the purpose of investing in and owning net leased industrial and commercial real property and selectively making long-term industrial and commercial mortgage loans. We expect that a large portion of our tenants and borrowers will be small and medium-sized businesses that have significant buyout fund ownership and will be well capitalized, with equity constituting between 20% and 40% of their permanent capital. We expect that other tenants and borrowers will be family-owned businesses that have built significant equity from paying down the mortgage loans securing their real estate or through the appreciation in the value of their real estate. We will seek to enter into triple net leases having terms of approximately 15 years, with rent increases built into the leases. Under a triple net lease, the tenant is required to pay all operating, maintenance and insurance costs and real estate taxes with respect to the leased property. Although we have not yet purchased any properties or made any mortgage loans, we are actively communicating with buyout funds, real estate brokers and other third parties to locate properties for potential acquisition or mortgage financing.

      We will conduct substantially all of our activities through, and substantially all of our properties will be held directly or indirectly by, Gladstone Commercial Limited Partnership, a Delaware limited partnership formed on May 28, 2003, which we refer to as our “Operating Partnership.” We will control our Operating Partnership as its sole general partner, and, through our wholly owned subsidiary Gladstone Commercial Partners, LLC, we will also initially own all limited partnership units of our Operating Partnership. We expect our Operating Partnership to issue limited partnership units from time to time in exchange for industrial and commercial real property. By structuring our acquisitions in this manner, the sellers of the real estate will generally be able to defer the realization of gains until they redeem the limited partnership units. Limited partners who hold limited partnership units in our Operating Partnership will be entitled to redeem these units for cash or, at our election, shares of our common stock on a one-for-one basis at any time after the first anniversary of the completion of this offering. Whenever we issue common stock for cash, we will be obligated to contribute any net proceeds we receive from the sale of the stock to our Operating Partnership and our Operating Partnership will, in turn, be obligated to issue an equivalent number of limited partnership units to us. Our Operating Partnership will distribute the income it generates from its operations to us and its limited partners on a pro rata basis. We will, in turn, distribute the amounts we receive from our Operating Partnership to our stockholders in the form of quarterly cash distributions. We intend to qualify as a REIT for federal tax purposes, thereby generally avoiding federal and state income taxes on the distributions we make to our stockholders.

Critical Accounting Policies

      Management believes our most critical accounting policies are the accounting for lease revenues (including straight-line rent), provision for loans losses, the regular evaluation of whether the value of a real estate asset has been impaired and the accounting for our derivatives and hedging activities, if any. Each of these items involve estimates that require management to make judgments that are subjective in nature. Management relies on its experience, collects historical data and current market data, and analyzes these assumptions in order to arrive at what it believes to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates.

Revenue Recognition

      Our revenues, which will be comprised largely of rental income, will include rents that each tenant pays in accordance with the terms of its respective lease reported on a straight-line basis over the initial term of the lease. Since our leases may provide for rental increases at specified intervals, straight-line basis accounting will require us to record as an asset, and include in revenues, unbilled rent that we will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease. Accordingly, our management must determine, in its judgment, to what extent the unbilled rent receivable applicable to each specific tenant is collectible. We will review unbilled rent receivable on a quarterly basis and take into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of unbilled rent with respect to any given tenant is in doubt, we would be required to record an increase in our allowance for uncollectible accounts or record a direct write-off of the specific rent receivable, which would have an adverse effect on our net income for the year in which the reserve is increased or the direct write-off is recorded and would decrease our total assets and stockholders’ equity.

Investments in Real Estate

      We will record investments in real estate at cost and we will capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. We will expense costs of repairs and maintenance as incurred. We will compute depreciation using the straight-line method over the estimated useful life of 40 years for buildings and improvements, five to seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

      We will be required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments will have a direct impact on our net income because, if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

      We have adopted SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which establishes a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. SFAS 144 requires that the operations related to properties that have been sold or that we intend to sell be presented as discontinued operations in the statement of operations for all periods presented, and properties we intend to sell be designated as “held for sale” on our balance sheet.

      When circumstances such as adverse market conditions indicate a possible impairment of the value of a property, we will review the recoverability of the property’s carrying value. The review of recoverability will be based on our estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition. Our forecast of these cash flows will consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property. We will be required to make subjective assessments as to whether there are impairments in the values of our investments in real estate.

Purchase Price Allocation

      We will record above-market and below-market in-place lease values for owned properties based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We will amortize the capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We will amortize the capitalized below-market lease values (presented in the accompanying balance sheet as value of assumed lease obligations) as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases. Since our strategy will to a large degree involve sale-leaseback transactions with newly originated leases at market rates, we do not expect the above-market and below-market in-place lease values to be significant for many of the transactions we will ultimately enter into.

      We will measure the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. We will also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management will also include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which we expect to primarily range from six to eighteen months, depending on specific local market conditions. Management will also estimate costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

      The total amount of other intangible assets acquired will be further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

      We will amortize the value of in-place leases to expense over the initial term of the respective leases, which we primarily expect to range from ten to twenty years. The value of customer relationship intangibles will be amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

Accounting for Derivative Financial Investments and Hedging Activities

      We will account for our derivative and hedging activities, if any, using SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 137 and SFAS 149, which requires all derivative instruments to be carried at fair value on the balance sheet.

      Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, will be considered cash flow hedges. We will formally document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking each hedge transaction. We will periodically review the effectiveness of each hedging transaction, which involves estimating future cash flows. Cash flow hedges will be accounted for by recording the fair value of the derivative instrument on the balance sheet as either an asset or liability, with a corresponding amount recorded in other comprehensive income within stockholders’ equity. Amounts will be reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, will be considered fair value hedges under SFAS 133. We are not currently a party to any derivatives contract.

Provision for Loan Losses

      Our accounting policies require that we reflect in our financial statements an allowance for estimated credit losses with respect to mortgage loans we have made based upon our evaluation of known and inherent risks associated with our private lending assets. While we have not yet made any mortgage loans and therefore have not experienced any actual losses in connection with our lending investments, management considers it prudent, once we have made mortgage loans, to reflect provisions for loan losses on a portfolio basis based upon our assessment of general market conditions, our internal risk management policies and credit risk rating system, industry loss experience, our assessment of the likelihood of delinquencies or defaults, and the value of the collateral underlying our investments. Actual losses, if any, could ultimately differ from these estimates.

Income Taxes

      Our financial results generally do not reflect provisions for current or deferred income taxes. Management believes that we will operate in a manner that will allow us to be taxed as a REIT and, as a result, we do not expect to pay substantial corporate-level income taxes. Many of the requirements for REIT qualification, however, are highly technical and complex. If we were to fail to meet these requirements, we would be subject to federal income tax which could have a material adverse impact on our results of operations and amounts available for distributions to our stockholders.

Stock Based Compensation

      We intend to apply the intrinsic value method to account for the issuance of stock options under our 2003 Equity Incentive Plan in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees”, where appropriate. In this regard, it is currently anticipated that a substantial portion of these options will be granted to individuals who are our officers and who would qualify as leased employees under FIN 44, “Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25”. Accordingly, because the grants are expected to be at exercise prices that represent fair value of the stock at date of grant, we do not currently anticipate that we will record any expense related to the issuance of these options under the intrinsic value method. If the actual terms vary from the expected, the impact to our compensation expense could differ.

Financial Condition, Liquidity and Capital Resources

      We are dependent upon the net proceeds to be received from this offering to conduct our proposed activities. The capital required to purchase properties and make mortgage loans will be obtained from this offering and from any indebtedness that we may incur in connection with the acquisition of any properties thereafter. We have been initially capitalized with $52,000 from the sale of 52,000 shares of common stock to David Gladstone, our chairman and chief executive officer. We currently have no commitments to acquire any property or to make any other material expenditure. For information concerning the anticipated use of the net proceeds from this offering, see “Use of Proceeds.”

      Our sources of funds will primarily be the net proceeds of this offering, operating cash flows and borrowings. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), we expect to have cash resources in excess of $75 million and no indebtedness. We believe that these cash resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise additional funds within the next twelve months.

      Any indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties about our company in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt requiring us to immediately repay all outstanding principal. If we are unable to make such payment, our lender could foreclose on our assets that are pledged as collateral to such lender. The lender could also sue us or force us into bankruptcy. Any such event would likely have a material adverse effect on the value of an investment in our common stock.

      In addition to making investments in accordance with our investment policies, we will also use our capital resources to reimburse our Adviser for certain expenses that our Adviser incurs on our behalf pursuant to the terms of our advisory agreement. We will reimburse our Adviser for all expenses incurred by our Adviser for our direct benefit, such as organizational expenses, offering, legal, accounting, tax preparation, consulting and related fees. We currently estimate these expenses will be approximately $1.3 million (including approximately $1 million of expenses incurred in connection with this offering) during the first twelve months following the offering. We estimate that these expenses will be approximately $300,000 per year after the first twelve months following the offering.

      In addition, we will reimburse our Adviser for all fees charged by third parties that are directly related to our business, which may include real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees that will be passed through to us at the cost to our Adviser. The actual amount that we will pay to our Adviser will depend largely upon the aggregate costs of the properties we acquire and aggregate amounts of mortgage loans that we make, which in turn will depend upon the proceeds of this offering and the amount of leverage we use in connection with our activities. Accordingly, the amount of these fees is not determinable at this time.

      We will be required to reimburse our Adviser for our pro rata share of our Adviser’s payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters. The actual amount of payroll and benefits expenses which we will be required to reimburse our Adviser is not determinable, but we currently estimate that during our first full year following the completion of this offering this amount will be approximately $425,000. This estimate is based on our current expectations regarding our Adviser’s payroll and benefits expenses and the proportion of our Adviser’s time we believe will be spent on matters relating to our business. To the extent that our Adviser’s payroll and benefits expenses are greater than we expect or our Adviser allocates a greater percentage of its time to our business, our actual reimbursement of our Adviser for our share of its payroll and benefits expenses could be materially greater than we currently project.

      We may also be required to reimburse our Adviser for our pro rata portion of all other expenses of our Adviser not reimbursed under the arrangements described above (“overhead expenses”), equal to the total overhead expenses of our Adviser, multiplied by the ratio of hours worked by our Adviser’s employees on our projects to the total hours worked by our Adviser’s employees. However, we will only be required to reimburse our Adviser for our portion of its overhead expenses if the amount of payroll and benefits we reimburse to our Adviser is less than 2.0% of our average invested assets for the year. Additionally, we will only be required to reimburse our Adviser for overhead expenses up to the point that reimbursed overhead expenses and payroll and benefits expenses, on a combined basis, equal 2.0% of our average invested assets for the year. The actual amount of overhead expenses for which we will be required to reimburse our Adviser is not determinable, but we currently estimate that during our first full year following the completion of this offering this amount will be approximately $275,000. For additional information regarding the payments to be made to our Adviser, see “Our Adviser — Advisory Agreement — Payments to our Adviser under the Advisory Agreement.”

      Each of our officers is also an officer or director of our Adviser. As such, potential conflicts of interest exist as a result of our relationship with our Adviser. For additional information regarding these conflicts, see “Conflicts of Interest.”

      We intend to begin making quarterly distributions to our stockholders within 120 days after we complete this offering. In order to qualify as a REIT and to avoid corporate-level tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our ordinary income and short-term capital gains on an annual basis. Therefore, once the net proceeds we receive from this offering are substantially fully invested, we will need to raise additional capital in order to grow our business and acquire additional properties. We anticipate borrowing funds to obtain additional capital once the proceeds of this offering have been fully invested, but there can be no assurance that we will be able to do so on terms acceptable to us, if at all. For additional information regarding our distribution policies and requirements and our strategy of borrowing funds following the application of the proceeds from this offering, see “Distribution Policy” and “Investment Policies and Policies with Respect to Certain Activities — Use of Leverage.”

Qualitative Disclosures about Market Risk

      Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risk to which we will be exposed is interest rate risk.

      We may be exposed to the effects of interest rate changes primarily as a result of long-term debt used to maintain liquidity and fund expansion of our real estate investment portfolio and operations. Our interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve our objectives, we will borrow primarily at fixed rates or variable rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates. We may also enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate our interest rate risk on a related financial instrument. We will not enter into derivative or interest rate transactions for speculative purposes.

      In addition to changes in interest rates, the value of our real estate is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of lessees, and which may affect our ability to refinance our debt if necessary.

GLADSTONE COMMERCIAL CORPORATION

Overview

      We were formed under the General Corporation Laws of the State of Maryland on February 14, 2003 with perpetual existence and primarily for the purpose of investing in and owning net leased industrial and commercial real property and selectively making long-term mortgage loans. Our Adviser, Gladstone Management Corporation, serves as our external adviser and manages our business. We expect that a large portion of our tenants and borrowers will consist of small and medium-sized businesses having significant buyout fund ownership and will be well capitalized, with equity constituting between 20% and 40% of their permanent capital. We expect that other tenants and borrowers will be family-owned businesses that have built significant equity from paying down the mortgage loans securing their real estate or through the appreciation in the value of their real estate. We will seek to enter into triple net leases having terms of approximately 15 years, with rent increases built into the leases. Under a triple net lease, the tenant is required to pay all operating, maintenance and insurance costs and real estate taxes with respect to the leased property. Although we have not yet purchased any properties or made any mortgage loans, we are actively communicating with buyout funds, real estate brokers and other third parties to locate properties for potential acquisition or mortgage financing.

      We intend to qualify as, and be taxed as, a REIT. Our executive offices are located at 1750 Tysons Blvd., Fourth Floor, McLean, Virginia 22102. Our phone number is (703) 744-1165 and our internet website address will be www.GladstoneCommercial.com. The information on our website is not a part of this prospectus.

OUR OPPORTUNITY

      Businesses that are owned by buyout funds and many family-owned businesses often have substantial amounts of equity in their real estate. A primary reason for this is that real estate lenders have been making real estate loans at relatively low amounts when compared to the value of the real estate securing the loans. One method for these businesses to free up the equity in their real estate is by selling their real estate and simultaneously leasing it back under long term, triple net leases. Sellers in these “sale-leaseback” transactions can then use the freed up cash to repay existing indebtedness or for growth capital, thus strengthening their balance sheets and permitting them to lower their overall costs of capital for growth and expansion. We believe that there are many businesses in the United States that have a substantial amount of equity tied up in their real estate. Because of the experience of our Adviser’s professionals investing in real estate-related assets and managing funds that lend to similar businesses, we believe our Adviser is uniquely positioned to identify and evaluate these sale-leaseback opportunities and to negotiate attractive investments for us. We also believe there are a substantial number of businesses that would not be interested in a sale-leaseback transaction, but would benefit from refinancing their current real estate mortgage loans. To address this need, we will also selectively offer long-term mortgage loans on competitive terms and conditions.

      As noted above, we anticipate that a number of our potential tenants and borrowers will have significant buyout fund ownership. Buyout funds are privately held investment funds that typically acquire, along with existing management, controlling equity interests in operating businesses for the purpose of operating such companies with the intention of generating significant cash flow to cover indebtedness and providing returns to investors when the company is either sold or taken public. We believe that companies with significant buyout fund ownership are likely to be good candidates for net lease transactions that we intend to offer because:

•	we typically would expect them to be well capitalized, with equity constituting between 20% and 40% of their permanent capital, and therefore more likely to have a strong credit profile than companies without a significant equity investor;

•	our officers and the officers of our Adviser have significant experience in making loans to portfolio companies of buyout funds and therefore understand the dynamics associated with these companies; and

•	buyout funds typically own investments in a number of companies and our officers have numerous relationships within the buyout fund industry. Accordingly, we anticipate that buyout funds with whom our officers have existing relationships, or other buyout funds with whom we conduct business in the future, could represent a significant source of potential transactions for us.

MR. GLADSTONE’S REAL ESTATE INVESTING EXPERIENCE

      From 1992 until 1997, David Gladstone, our chairman and chief executive officer, served as a sponsor of two REITs, Allied Capital Commercial Corporation and Business Mortgage Investors, Inc. Allied Capital Commercial was a publicly held commercial mortgage REIT, and Business Mortgage Investors was a privately held commercial mortgage REIT. Each of these REITs was managed, from its inception through 1997, by Allied Capital Advisers, Inc., a publicly held investment adviser for whom Mr. Gladstone served as chairman and chief executive officer until 1997. These two REITs co-invested with one another and therefore had substantially similar investment portfolios. With respect to individual mortgage loans, Allied Capital Commercial would provide an average of approximately 75% of the funding and Business Mortgage Investors would provide an average of approximately 25% of the funding. As mortgage REITs, each of these companies had investment strategies that were different from our triple net leasing strategy. Mortgage REITs typically produce different returns to investors than triple net equity REITs like us, and the timing of such returns may be different than the timing of distributions from triple net equity REITs. Accordingly, investors should be advised that Mr. Gladstone’s experience in managing these mortgage REITs does not necessarily serve as a benchmark for how he will perform as a manager of a triple net lease REIT.

      Gladstone Commercial is the first real estate program sponsored by Mr. Gladstone or any of his affiliates since his departure from the Allied Capital companies in 1997. The information contained in this section shows summary information concerning the two mortgage REITs described above. The purpose of the information is to enable investors to further evaluate the experience of our sponsor in real estate programs. The following summary is intended to briefly summarize the objectives and performance of the prior real estate programs sponsored by Mr. Gladstone and to disclose any material adverse business developments affecting those programs.

      The total amount of funds Allied Capital Commercial raised from investors was approximately $178 million after customary underwriters’ discount of 7% of the gross offering proceeds. Allied Capital Commercial had approximately 16,800 beneficial stockholders at the time that the company was merged into Allied Capital Corporation in 1997. The assets on the books of Allied Capital Commercial at the time it was merged into Allied Capital was approximately $370 million.

      The total amount of funds raised from investors by Business Mortgage Investors was approximately $30 million after offering costs and approximately ten investors, including himself, held approximately 99% of the economic interests in the REIT. The maximum amount of invested assets for Business Mortgage Investors was approximately $60 million.

      The capital raised for these REITs was raised at a time when economic conditions were substantially different than they are today. Due to the substantially different nature of an investment in our common stock, there can be no assurance that Mr. Gladstone will be as successful at investing this capital as he was with the REITs described above.

      As of December 31, 1996 the aggregate invested assets of the two REITs totaled approximately $400 million. Of this amount approximately 39% was invested in mortgage loans secured by hotels, approximately 25% was invested in loans secured by office buildings, approximately 12% was invested in loans secured by retail operations and approximately 6% was invested in loans secured by warehouses. As of December 31, 1996, the real estate securing the REITs’ loans were located in the following regions of the United States: Northeast, 20%; Southeast, 40%; Central, 3%; Southwest, 14% and West, 17%.

      As noted above, each of these REITs was managed by Allied Capital Advisers, which earned advisory and management fees that approximated 2.5% of the REIT’s invested assets and 0.5% of the REIT’s interim investments, cash and cash equivalents.

      The prior programs described above were occasionally adversely affected by the cyclical nature of the real estate market. We expect that our business will be affected by similar conditions. Accordingly no assurance can be made that Gladstone Commercial or any other program sponsored by Mr. Gladstone or his affiliates will ultimately be successful in meeting their investment objectives. For additional information regarding the risks relating to Gladstone Commercial, see the “Risk Factors” section of this prospectus.

OUR BUSINESS STRATEGY

      Our principal investment objectives are to generate income for our stockholders in the form of quarterly cash distributions that grow over time and to increase the value of our common stock. Our primary strategy to achieve our investment objectives is to utilize the substantial knowledge and experience of our Adviser’s professionals in financing small and medium-sized businesses so as to own a diversified portfolio of leased commercial and industrial real estate and to occasionally make industrial and commercial mortgage loans that we believe will generate stable cash flow and increase in value. To achieve our investment objectives, we intend to:

•	acquire properties at prices our Adviser believes are favorable;

•	lease industrial and commercial properties or selectively extend mortgage loans to creditworthy businesses;

•	use non-recourse borrowing to maximize the return to our stockholders while limiting our loss exposure on any property to the amount of equity invested in the property;

•	increase the equity value in our real estate through regular mortgage principal payments;

•	obtain equity interests in certain tenants or borrowers;

•	participate in joint ventures that will permit us to own interests in large properties without restricting the diversity of our portfolio; and

•	sell real estate assets from time to time at favorable prices.

      There can be no assurance that all or any of these strategies will be effective or that we will achieve our investment objectives.

OUR STRUCTURE

      The following diagram depicts our ownership structure upon completion of this offering. Our Operating Partnership will own our real estate investments directly or indirectly, in some cases through special purpose entities that we may create in connection with the acquisition of real property. The ownership percentages in the table below exclude any shares that Mr. Gladstone may purchase upon the exercise of stock options and assume no exercise of the underwriters’ over-allotment option.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Types of Investments

Overview

      Once we have invested the net proceeds of this offering, we intend that substantially all of our investments will be income-producing real property or mortgage loans. At this time, we are unable to estimate how much of our portfolio will be invested in real property and how much will be invested in mortgage loans. We expect that the vast majority of our investments will be structured as net leases, but if a net lease would have an adverse impact on a potential tenant, or would otherwise be inappropriate for us, we may structure our investment as a mortgage loan. We anticipate that acquired property will be either improved or, if under development, near completion. Investments will not be restricted as to geographical areas, but we expect that all of our investments in real estate will be made within the United States. Prospective investors will not be afforded the opportunity to evaluate the economic merits of our investments or the terms of any dispositions of properties. See “Risk Factors — Our success will depend on the performance of our Adviser and if our Adviser makes inadvisable investment or management decisions, our operations could be materially adversely impacted.”

      We anticipate that we will make substantially all of our investments through our Operating Partnership. Our Operating Partnership may acquire interests in real property or mortgage loans in exchange for the issuance of limited partnership units, for cash or through a combination of both. Units issued by our Operating Partnership will be redeemable for cash or, at our election, shares of our common stock on a one-for-one basis at any time after the first anniversary of the completion of this offering. However, we may in the future also conduct some of our business and hold some of our interests in real properties or mortgage loans through one or more wholly owned subsidiaries, each classified as a “qualified REIT subsidiary.” See “Federal Income Tax Consequences of our Status as a REIT—Requirements for Qualification.”

Property Acquisitions and Net Leasing

      We anticipate that a majority of the properties we purchase will be acquired from companies that will simultaneously lease the properties back from us. These sale-leaseback transactions will provide the tenants with an alternative to other financing sources such as corporate borrowing, mortgaging real property, or selling securities. We anticipate that some of our sale-leaseback transactions will be in conjunction with acquisitions, recapitalizations or other corporate transactions affecting our tenants. We may act as one of several sources of financing for these transactions by purchasing one or more properties from the tenant and by net leasing it to the tenant or its successor in interest. For a discussion of the risks associated with leasing property to leveraged tenants, see “Risk Factors — Highly leveraged tenants or borrowers may be unable to pay rent or make mortgage payments, which could adversely affect our cash available to make distributions to our stockholders.”

      In some circumstances, we may grant a tenant an option to purchase the property that the tenant leases from us. In these cases, we would generally seek to fix the option purchase price at the greater of our purchase price for the property and the fair market value of the property at the time the option is exercised.

      We intend to own primarily single-tenant commercial and industrial real property, either existing or under construction. Generally, we will lease properties to tenants that our Adviser deems creditworthy under leases that will be full recourse obligations of our tenants or their affiliates. In most cases, the leases will be “triple net leases” that require the tenant to pay all the operating costs, costs of maintenance, insurance and real estate taxes on the property. We will seek to obtain lease terms of approximately 15 years, with rent increases built into the leases. All of our leases will be approved by our Adviser’s investment committee and our board of directors. Our board of directors has adopted a policy that we will not make an investment in any individual property with a cost in excess of 20% of our total assets at the time of investment. However, our board of directors may amend or waive this policy at any time or from time to time.

Investments in mortgage loans

      Although we expect such investments to be made sparingly, we may elect to structure our investment in a particular property as a mortgage loan secured by the property in situations where a standard net lease transaction would have an adverse impact on the seller of a property or would otherwise be inappropriate for us. We anticipate that most of our lending transactions will be loans secured by industrial or commercial property. Our Adviser will attempt to structure mortgage loans in a manner that would provide us with an economic return similar to that which we could expect to receive had the investment been structured as a net lease transaction. All of our mortgage loans will be approved by our Adviser’s investment committee and by our board of directors.

      To the extent that we invest in mortgage loans, we will generally originate those loans. However, we may also purchase mortgage loans from other lenders if consistent with our investment objectives. Our Adviser will service the mortgage loans in our portfolio by collecting monthly principal and interest payments on our behalf. From time to time, we may sell mortgage loans that we hold to third parties; however, we do not intend to engage in warehousing of mortgage loans.

Underwriting Criteria and Due Diligence Process

Underwriting of the Tenant or Borrower

      We consider underwriting the tenant for the property (or the borrower of a mortgage loan) to be the most important aspect of making an investment. Evaluating the creditworthiness of the tenant or borrower and its ability to generate sufficient cash flow to make payments to us pursuant to the lease or the mortgage loan is the most important aspect of our underwriting procedures. The following is a list of criteria that our Adviser will consider when underwriting leases and mortgage loans on our behalf (all criteria may not be present for each lease or mortgage loan that we make):

•	property that is a necessary part of the tenant’s operations;

•	tenants or borrowers with annual revenue of $25 to $500 million or more;

•	property acquisition cost or value between $3 million and $15 million;

•	tenants or borrowers with demonstrated profitability and cash flow or that plan to achieve profitability consistent with our underwriting criteria;

•	tenants or borrowers with earnings between 2 and 3.5 times lease payments or greater;

•	tenants or borrowers with a risk rating on our ten-point risk rating scale (described below) of at least 4, which approximates a B- credit rating from national credit ratings agencies;

•	triple net lease structures in which the tenant will be responsible for the maintenance, insurance, taxes, and other operating costs on the property;

•	leases with annual rent increases, such as cost of living adjustments;

•	tenants with bank lending relationships in place and that are on good terms with their lenders;

•	tenants or borrowers that have significant buyout fund ownership;

•	property that has had a Member Appraisal Institute, or MAI, appraisal that is not substantially below our purchase price; and

•	property that has been screened for alternative uses.

      In analyzing potential acquisitions of properties, our Adviser will review all aspects of the potential transaction, including tenant and real estate fundamentals, to determine whether a potential acquisition and lease can be structured to satisfy our acquisition criteria. Our Adviser will also consider the following factors when evaluating a potential sale-leaseback transaction:

•	Tenant Evaluation. Our Adviser will evaluate each potential tenant for its creditworthiness, considering factors such as management experience, industry position and fundamentals, operating history and capital structure. Whether or not a prospective tenant is creditworthy will be determined by our Adviser. A prospective tenant that is creditworthy does not necessarily mean that we will consider the tenant’s property to be “investment grade.” Our Adviser will seek tenants that are small or medium-sized businesses, that are owned by buyout funds and are well capitalized, with equity constituting between 20% and 40% of their permanent capital. We believe that there is currently a shortage of capital available for tenants with these types of credit profiles. Our Adviser’s investment professionals, including Messrs. Gladstone, Brubaker and Stelljes, have substantial experience in locating and financing these types of companies. By leasing properties to these tenants, we believe that we will generally be able to charge rent that is higher than the rent charged to tenants with unleveraged balance sheets and recognized credit, thereby enhancing current return from these properties as compared with properties leased to companies whose credit potential has already been recognized by the market. Furthermore, if a tenant’s credit does improve, the value of our lease or investment will likely increase (if all other factors affecting value remain unchanged).

•	Leases with Increasing Rent. Our Adviser will seek to include a clause in each lease that provides for increases in rent over the term of the lease. These increases will be fixed or will be tied generally to increases in indices such as the consumer price index.

•	Diversification. Our Adviser will attempt to diversify our portfolio to avoid dependence on any one particular tenant, facility type, geographic location or tenant industry. By diversifying our portfolio, our Adviser intends to reduce the adverse effect on our portfolio of a single under-performing investment or a downturn in any particular industry or geographic region.

•	Property Valuation. The business prospects for the tenant and the financial strength of the tenant will be an important aspect of the evaluation of any sale and leaseback of property, particularly a property that is specifically suited to the needs of the tenant. We will generally require monthly unaudited and annual audited financial statements of the tenant in order to continuously monitor performance of the property, and evaluate the financial capability of the tenant and its ability to perform the terms of the purchase and leaseback agreement. Where appropriate, we will also examine the available operating results of prospective investment properties to determine whether or not projected rental levels are likely to be met. We will then compute the value of the property based on historical and projected operating results and will evaluate the potential for value appreciation in such property.

•	Properties Important to Tenant Operations. Our Adviser will generally seek to acquire investment properties that are essential or important to the ongoing operations of the prospective tenant. We believe that these investment properties provide better protection in the event a tenant becomes bankrupt, since leases on properties essential or important to the operations of a bankrupt tenant are generally less likely to be rejected in the bankruptcy or otherwise terminated.

•	Lease Provisions that Enhance and Protect Value. When appropriate, our Adviser will attempt to include provisions in our leases that require our consent to specified tenant activity or require the tenant to satisfy specific operating tests. These provisions may include, for example, operational or financial covenants of the tenant, as well as indemnification of us by the tenant against environmental and other contingent liabilities. We believe that these provisions will protect our investments from changes in the operating and financial characteristics of a tenant that may impact its ability to satisfy its obligations to us or that could reduce the value of our properties. We will also seek covenants requiring tenants to receive our consent prior to any change in control of the tenant.

•	Credit Enhancement. Our Adviser may also seek to enhance the likelihood of a tenant’s lease obligations being satisfied through a cross-default with other tenant obligations, a letter of credit or a guaranty of lease obligations from each tenant’s corporate parent. We believe that this credit enhancement will provide us with additional financial security. In evaluating a possible investment, we believe that the creditworthiness of a prospective tenant generally will be a more significant factor than the unleased value of the property itself. While our Adviser will select tenants it believes to be creditworthy, tenants will not be required to meet any minimum rating established by an independent credit rating agency. Our Adviser’s standards for determining whether a particular tenant is creditworthy will vary in accordance with a variety of factors relating to specific prospective tenants. The creditworthiness of a tenant will be determined on a tenant by tenant and case by case basis. Therefore, general standards for creditworthiness cannot be applied.

      Our Adviser will use a variety of other evaluation and negotiating strategies in connection with its prospective acquisitions. These strategies will include attempting to obtain equity enhancements, such as warrants to purchase stock of the tenant or its parent company. We believe that, if the value of the underlying stock exceeds the exercise price of the warrant, these equity enhancements will help us to achieve our goal of increasing funds available for distribution to our stockholders. We may also negotiate for success fees that would be payable to us in the event of a change in control of the tenant or its parent company as another way of enhancing our return on a particular investment.

      Each property that we propose to purchase will be appraised by an independent appraiser. These appraisals may take into consideration, among other things, the terms and conditions of the particular lease transaction, the quality of the tenant’s credit and the conditions of the credit markets at the time the lease transaction is negotiated. The appraised value may be greater than the construction cost or the replacement cost of a property, and the actual sale price of a property, if sold by us, may be greater or less than its appraised value.

Risk Rating System

      In evaluating each transaction that it considers for investment, our Adviser will assign a risk rating under our ten-point risk rating scale. Our risk rating system is designed to assess qualitative and quantitative risks associated with our prospective tenants and borrowers. We have developed our risk rating system to approximate the risk rating systems of major credit ratings agencies. While we seek to mirror the systems of these credit ratings agencies, we cannot assure you that our risk rating system provides the same risk rating for a particular tenant or borrower as a credit ratings agency would. The following chart is an estimate of the relationship of our risk rating system to the designations used by two credit ratings agencies to rate the risk of public debt securities of major companies. Because we have established our system to rate the risk associated with mortgage loans and real estate leases to private companies that are unrated by any credit ratings agency, we cannot assure you that the correlation between our system and the credit ratings set out below is accurate.

	First	Second
Our System	Ratings Agency	Ratings Agency	Description (a)

>10	Baa2	BBB	Probability of default during the next ten years is 4% and the expected loss is 1% or less
10	Baa3	BBB–	Probability of default during the next ten years is 5% and the expected loss is 1% to 2%
9	Ba1	BB+	Probability of default during the next ten years is 10% and the expected loss is 2% to 3%
8	Ba2	BB	Probability of default during the next ten years is 16% and the expected loss is 3% to 4%
7	Ba3	BB–	Probability of default during the next ten years is 17.8% and the expected loss is 4% to 5%
6	B1	B+	Probability of default during the next ten years is 22% and the expected loss is 5% to 6.5%
5	B2	B	Probability of default during the next ten years is 25% and the expected loss is 6.5% to 8%
4	B3	B–	Probability of default during the next ten years is 27% and the expected loss is 8% to 10%
3	Caa1	CCC+	Probability of default during the next ten years is 30% and the expected loss is 10% to 13.3%
2	Caa2	CCC	Probability of default during the next ten years is 35% and the expected loss is 13.3% to 16.7%
1	Caa3	CC	Probability of default during the next ten years is 65% and the expected loss is 16.7% to 20%
0	N/a	D	Probability of default during the next ten years is 85%, or there is a payment default, and the expected loss is greater than 20%

(a)	the default rates set forth above assume a ten year lease or mortgage loan. If the particular investment has a term other than ten years, the probability of default is adjusted to reflect the reduced risk associated with a shorter term or the increased risk associated with a longer term.

      As stated above, we generally anticipate entering into transactions that have a risk rating of at least 4 based on the above scale. Once we have entered into a transaction, we will periodically re-evaluate the risk rating of the investment for purposes of determining whether we should increase our reserves for loan losses or allowance for uncollectible rent. Our board of directors may alter our risk rating system from time to time.

Underwriting of the Real Estate and Due Diligence Process

      In addition to underwriting the tenant or borrower, we will also underwrite the real estate owned or pledged by the tenant or borrower. On our behalf, our Adviser will perform a due diligence review with respect to each property, such as an evaluation of the physical condition of a property and an environmental site assessment, in an attempt to determine potential environmental liabilities associated with a property prior to its acquisition, although there can be no assurance that hazardous substances or wastes (as defined by present or future federal or state laws or regulations) will not be discovered on the property after we acquire it. See “Risk Factors — Potential liability for environmental matters could adversely affect our financial condition.”

      Our Adviser will also review the structural soundness of the improvements on the property and may engage a structural engineer to review all aspects of the structures in order to determine the longevity of each building on the property. This review would also include the components of each building, such as the roof, the electrical wiring, the heating and air-conditioning system, the plumbing and various other aspects such as compliance with state and federal building codes.

      Our Adviser will also physically inspect the real estate and surrounding real estate in order to determine the value of the real estate. All of our Adviser’s due diligence will be aimed at arriving at a valuation of the real estate if it was not rented to the tenant we are considering. The real estate valuations our Adviser performs will consider one or more of the following items, but may not consider all of them:

•	The comparable value of similar real estate in the same general area of the prospective property. In this regard, comparable property is hard to define since each piece of real estate has its own distinct characteristics. But to the extent possible, comparable property in the area that has sold or is for sale will be used to determine if the price being paid for the property is reasonable. The question of comparable properties’ sale prices is particularly relevant if a property might be sold at a later date.

•	The comparable real estate rental rates for similar properties in the same area of the prospective property.

•	Alternative uses for the property in order to determine if there is another use for the property that would give it higher value.

•	The cost of replacing the property if it were to be sold for the replacement value.

•	The assessed value as determined by the local real estate taxing authority.

      In addition, our Adviser will supplement its valuation with a real estate appraisal in connection with each investment that we consider. When appropriate, our Adviser may engage experts to undertake some or all of the due diligence efforts described above.

Additional Investment Considerations

Terms of Mortgage Loans

      Some of the mortgage loans that we make, purchase or otherwise acquire, in addition to providing for base interest at a fixed or variable rate, may allow us to participate in the economic benefits of any increase in the value of the property securing repayment of the loan as though we were an equity owner of a portion of the property. In addition, it is possible that participation may take other forms where our Adviser deems participation available or otherwise appropriate, provided that such participation does not jeopardize our status as a REIT. The form and extent of our participation, if any, will vary with each transaction depending on factors such as credit support provided by the borrower, the interest rate on our mortgage loans and the anticipated and actual cash flow from the underlying real property. Our mortgage loans may include first mortgage loans, leasehold mortgage loans and conventional mortgage loans without equity enhancements.

      Except as described below, any mortgage loan in our portfolio will be secured by a first priority mortgage or deed of trust on industrial or commercial property as well as a security interest in personal or mixed property connected with the real property. The mortgage loan generally will be secured by property with a demonstrable income-producing potential. In determining whether to make a mortgage loan, our Adviser will analyze relevant property and financial factors which may include the condition and use of the subject property, its income-producing capacity and the quality, experience and creditworthiness of the borrower.

      In the event that we make or invest in a mortgage loan, we will generally require a mortgagee’s title insurance policy or commitment as to the lien priority of a mortgage or the condition of title in connection with each mortgage loan. We will obtain an independent appraisal for underlying real property, although our Adviser generally will rely on its own independent analysis and not exclusively on an appraisal in determining whether or not to make or invest in a particular mortgage loan. We believe that appraisals are merely estimates of value and should not be relied upon exclusively as measures of true worth or realizable value. In making mortgage loans that, when combined with existing loans that are on a parity with or senior to our mortgage loan, exceed 85% of the appraised value of any underlying real property, our Adviser will consider additional underwriting criteria such as the net worth of the borrower, the borrower’s credit rating, if any, the anticipated cash flow of the borrower, any additional collateral or other credit enhancements provided by the borrower or its affiliates and other factors our Adviser deems appropriate. Where we think it is appropriate we will make mortgage loans that are subordinated to a first mortgage on a property. For example, if the property is subject to an economic development loan as a first mortgage at a particularly low interest rate, we may make a second mortgage loan on the property. However, we will not make a second mortgage loan on any property that we would not consider owning, subject to existing senior financing, and leasing to the tenant.

      From time to time, we may purchase mortgage loans, including loans being sold at a discount, from banks and other financial institutions if the subject property otherwise satisfies our underwriting criteria. We may also make loans to our wholly-owned subsidiaries, if any, as our Adviser deems appropriate, and we may guarantee the obligations of these subsidiaries.

Other Investments

      We may invest up to an aggregate of 10% of our net equity in unimproved or non-income-producing real property and in “equity interests.” We anticipate that equity interests will not exceed 5% of our net equity in the aggregate, and we will not make any such investment in equity interests if such investment would adversely affect our qualification as a REIT. “Equity interests” are defined generally to mean stock, warrants or other rights to purchase the stock of, or other equity interests in, a tenant of a property, an entity to which we lend money or a parent or controlling person of a borrower or tenant, and we will not acquire equity interests in any entity other than in connection with a lease or mortgage loan transaction. To the extent that we hold equity interests in tenants or borrowers, we anticipate that they will generally be “restricted securities” as defined in Rule 144 under the Securities Act of 1933. Under this rule, we may be prohibited from reselling the equity securities without limitation until we have fully paid for and held the securities for two years. The issuer of equity interests in which we invest may never register these interests under the federal securities laws, since the decision of an issuer to register its securities may depend on the success of its operations.

      To the extent we receive warrants or other rights to purchase stock in connection with our investments in properties, we will exercise these rights only if the value of the underlying stock at the time the rights are exercised exceeds the exercise price of the right. Payment of the exercise price would not be deemed an investment that would be subject to the above described limitations. We may borrow funds to pay the exercise price on warrants or other rights or may pay the exercise price from funds held for working capital and then repay the loan or replenish the working capital upon the sale of the securities or interests purchased. We will not pay distributions to stockholders out of the proceeds of the sale of any equity interests until any funds borrowed to purchase the equity interests have been fully repaid. We will invest in equity interests which our Adviser believes will appreciate in value. There can be no assurance, however, that this expectation will be realized.

      We will generally invest in unimproved or non-income-producing property only when our Adviser believes that such property will appreciate in value or will increase the value of an adjoining or neighboring property that we own. There can be no assurance that these expectations will be realized.

      We might use taxable REIT subsidiaries to acquire or hold property, including equity interests, that are not REIT-qualified assets. Taxable REIT subsidiaries are taxed as ordinary corporations. Taxes paid by any taxable REIT subsidiary will reduce cash available to us for payment of distributions to our stockholders.

Temporary Investments

      There can be no assurance as to when our capital may be fully invested in real properties and mortgage loans. Pending investment in real properties or mortgage loans, we intend to invest the balance of the proceeds of this offering in permitted temporary investments, which include short-term U.S. Government securities, bank certificates of deposit and other short-term liquid investments. We also may invest in securities that qualify as “real estate assets” and produce qualifying income under the REIT provisions of the Internal Revenue Code.

      We may purchase interests in mortgage-backed securities, including mortgage pass-through certificates, collateralized mortgage obligations and other securities representing interests in, or obligations backed by, pools of mortgage loans. Mortgage-backed securities represent interests in cash flows from mortgage loans or interests in other mortgage-backed securities. The securities are often sold in tranches representing at least two rated securities which are usually “AAA” and “A,” and at least one unrated security. We may purchase either rated or unrated securities. To the extent we purchase mortgage-backed securities, we will use the same investment guidelines as if we were purchasing the mortgage loans or real estate underlying these securities. That is, we will seek to generate net income for distribution to our stockholders from the spread between the interest income on mortgage-backed securities and the costs of borrowing to finance the acquisition of these securities.

      If at any time the character of our investments would cause us to be deemed an “investment company” for purposes of the Investment Company Act of 1940, we will take the necessary action to ensure that we are not deemed to be an “investment company.” Our Adviser will continually review our investment activity and the composition of our portfolio to ensure that we do not come within the application of the Investment Company Act.

      Our working capital and other reserves will be invested in permitted temporary investments. Our Adviser will evaluate the relative risks and rates of return, our cash needs and other appropriate considerations when making short-term investments on our behalf. The rates of return of permitted temporary investments may be less than or greater than would be obtainable from real estate investments.

Qualified REIT Subsidiaries

      While we intend to conduct substantially all of our activities through our Operating Partnership, we may also form one or more wholly-owned qualified REIT subsidiaries, or “QRSs,” to purchase properties. These QRSs would be formed for the sole purpose of acquiring a specific property or properties located in one or more states and would have organizational documents:

•	that are substantially similar in all relevant ways to our organizational documents;

•	that comply with all applicable state securities laws and regulations; and

•	that comply with the applicable terms and conditions set forth in this prospectus.

Joint Ventures

      We may enter into joint ventures, partnerships and other mutual arrangements with real estate developers, property owners and others for the purpose of obtaining an equity interest in a property in accordance with our investment policies. Many REITs have used joint ventures as sources of capital during periods where debt or equity capital was either unavailable or not available on favorable terms. Joint venture investments could permit us to own interests in large properties without unduly restricting the diversity of our portfolio. We will not enter into a joint venture to make an investment that we would not otherwise be permitted to make on our own. We expect that in any joint venture the cost of structuring joint investments would be shared ratably by us and the other participating investors.

Use of Leverage

Non-recourse financing

      Our strategy is to use borrowings as a financing mechanism in amounts that we believe will maximize the return to our stockholders. We generally expect to enter into borrowing arrangements directly or indirectly through our Operating Partnership. We will seek to structure all borrowings as non-recourse loans. The use of non-recourse financing allows us to limit our exposure to the amount of equity invested in the properties pledged as collateral for our borrowings. Non-recourse financing generally restricts a lender’s claim on the assets of the borrower and, as a result, the lender generally may look only to the property securing the debt for satisfaction of the debt. We believe that this financing strategy, to the extent available, will protect our other assets. However, we can provide no assurance that non-recourse financing will be available on terms acceptable to us, or at all, and there may be circumstances where lenders have recourse to our other assets. There is no limitation on the amount we may borrow against any single investment property. Neither our articles of incorporation nor our bylaws impose any limitation on our borrowing, but our board of directors has adopted a policy limiting our aggregate borrowings to two times our total equity. Our board of directors may change this policy at any time.

      We believe that, by operating on a leveraged basis, we will have more funds available and, therefore, will make more investments than would otherwise be possible. We believe that this will result in a more diversified portfolio. Our Adviser will use its best efforts to obtain financing on the most favorable terms available to us.

      We anticipate that prospective lenders may also seek to include in loans to us provisions whereby the termination or replacement of our Adviser would result in an event of default or an event requiring the immediate repayment of the full outstanding balance of the loan. We will generally seek to avoid the inclusion of these provisions and will attempt to negotiate loan terms that allow us to replace or terminate our Adviser if the action is approved by our board of directors. The replacement or termination of our Adviser may, however, require the prior consent of a lender.

      We may refinance properties during the term of a loan when, in the opinion of our Adviser, a decline in interest rates makes it advisable to prepay an existing mortgage loan, when an existing mortgage loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to make such investment. The benefits of the refinancing may include an increase in cash flow resulting from reduced debt service requirements, an increase in distributions to stockholders from proceeds of the refinancing, if any, or an increase in property ownership if some refinancing proceeds are reinvested in real estate.

Securitization

      In the future we may use securitization as an additional method of borrowing. In a securitization, our Operating Partnership would issue one or more series of mortgage notes secured by real estate assets and related tenant leases or mortgage loans. We would deposit the collateralized mortgage notes to a single-purpose limited liability entity, which would issue one or more layers, or tranches, of investment certificates. We would seek to have some or all of the tranches of investment certificates rated by nationally recognized securities ratings agencies and would offer and sell the investment certificates, primarily to institutional investors. The funds received from the sale of investment certificates would be remitted back to our Operating Partnership to be used to acquire additional properties, make additional mortgage loans or to repay existing debt. This technique has been used by many REITs to gain substantial leverage at attractive rates. There can be no assurance that we will be able to utilize this financing technique in the future.

Other Investment Policies

Working Capital Reserves

      We may establish a working capital reserve in an amount equal to one percent of the gross offering proceeds, which reserve we anticipate to be sufficient to satisfy our liquidity requirements. Our liquidity could be affected adversely by unanticipated costs, greater-than-anticipated operating expenses or cash shortfalls in funding our distributions. To the extent that the working capital reserve is insufficient to satisfy our cash requirements, additional funds may be produced from cash generated from operations or through short-term borrowings. In addition, subject to limitations described in this prospectus, we may incur indebtedness in connection with:

•	the acquisition of any property;

•	the refinancing of the debt upon any property; or

•	the leveraging of any previously unleveraged property.

      For additional information regarding our borrowing strategy, see “Investment Policies and Policies with Respect to Certain Activities — Additional Investment Considerations — Use of Leverage.”

Holding Period For and Sale of Investments; Reinvestment of Sale Proceeds

      We intend to hold each property we acquire for an extended period. However, circumstances might arise which could result in the early sale of some properties. We may sell a property before the end of its expected holding period if in the judgment of our Adviser the sale of the property is in the best interest of our stockholders.

      The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of all relevant factors, including prevailing economic conditions, with a view to achieving maximum capital appreciation. No assurance can be given that the foregoing objective will be realized. The selling price of a property which is subject to a net lease will be determined in large part by the amount of rent payable under the lease and the creditworthiness of the tenant. If a tenant has a repurchase option at a formula price, we may be limited in realizing any appreciation. In connection with our sales of properties we may lend the purchaser all or a portion of the purchase price. In these instances, our taxable income may exceed the cash received in the sale, which could cause us to delay required distributions to our stockholders. See “Federal Income Tax Consequences of our Status as a REIT — Distribution Requirements.”

      The terms of any sale will be dictated by custom in the area in which the property being sold is located and the then-prevailing economic conditions. A decision to provide financing to any purchaser would be made only after an investigation into and consideration of the same factors regarding the purchaser, such as creditworthiness and likelihood of future financial stability, as are undertaken when we consider a net lease or mortgage loan transaction.

      We may continually reinvest the proceeds of property sales in investments that either we or our Adviser believe will satisfy our investment policies.

Investment Limitations

      There are numerous limitations on the manner in which we may invest our funds. We have adopted a policy that we will not:

•	invest in real property owned by our Adviser, any of its affiliates or any business in which our Adviser or any of its affiliates have invested;

•	invest in commodities or commodity futures contracts, with this limitation not being applicable to futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in properties and making mortgage loans;

•	invest in contracts for the sale of real estate unless the contract is in recordable form and is appropriately recorded in the chain of title;

•	engage in any short sale or borrowing that results in a debt to equity ratio greater than two-to-one;

•	make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10% of our total assets. “Unimproved real property” means property which has the following three characteristics:

•	the property was not acquired for the purpose of producing rental or other operating income;

•	no development or construction is in process on the property; and

•	no development or construction on the property is planned in good faith to commence on the property within one year of acquisition;

•	issue equity securities on a deferred payment basis or other similar arrangement except as set out in our equity incentive plans;

•	issue debt securities in the absence of adequate cash flow to cover debt service;

•	issue “redeemable securities” as defined in Section 2(a)(32) of the Investment Company Act of 1940;

•	grant warrants or options to purchase shares of our stock to our Adviser or its affiliates, except pursuant to our equity incentive plans;

•	engage in trading, as compared with investment activities, or engage in the business of underwriting, or the agency distribution of, securities issued by other persons;

•	invest more than 5% of the value of our assets in the securities of any one issuer if the investment would cause us to fail to qualify as a REIT;

•	invest in securities representing more than 10% of the outstanding securities (by vote or value) of any one issuer if the investment would cause us to fail to qualify as a REIT;

•	acquire securities in any company holding investments or engaging in activities prohibited in the foregoing clauses; or

•	make or invest in mortgage loans that are subordinate to any mortgage or equity interest of any of our affiliates.

Conflict of Interest Policy

      We have adopted policies to reduce potential conflicts of interest. In addition, our directors are subject to certain provisions of Maryland law that are designed to minimize conflicts. However, we cannot assure you that these policies or provisions of law will reduce or eliminate the influence of these conflicts.

      We have adopted a policy that, without the approval of a majority of our disinterested directors, we will not:

•	acquire from or sell to any of our officers, directors or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%, any assets or other property;

•	borrow from any of our directors, officers or employees, or any entity in which any of our officers, directors or employees has an interest of more than 5%; or

•	engage in any other transaction with any of our directors, officers or employees, or any entity in which any of our directors, officers or employees has an interest of more than 5%.

      Consistent with the provisions of the Sarbanes-Oxley Act of 2002, we will not extend credit, or arrange for the extension of credit, to any of our directors and officers.

      Under Maryland law, a contract or other transaction between us and one of our directors or any other entity in which one of our directors is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction was approved or the fact that the director’s vote was counted in favor of the contract or transaction if:

•	the fact of the common directorship or interest is disclosed to our board of directors or a committee of our board, and our board or the committee authorizes the contract or transaction by the affirmative vote of a majority of the directors not interested in the contract or transaction, even if the disinterested directors do not constitute a quorum of the board or committee;

•	the fact of the common directorship or interest is disclosed to our stockholders entitled to vote on the contract or transaction, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote on the matter, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to us.

      Our policy also prohibits us from purchasing any property owned by or co-investing with our Adviser, any of its affiliates or any business in which our Adviser or any of its affiliates have invested. If we decide to change this policy on co-investments with our Adviser or its affiliates, we will seek approval of this decision from our stockholders.

Future Revisions in Policies and Strategies

      Our independent directors will review our investment policies at least annually to determine that the policies we are following are in the best interest of our stockholders. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment procedures, objectives and policies, except as otherwise provided in our bylaws or articles of incorporation, may be altered by a majority of our directors (including a majority of our independent directors) without the approval of our stockholders, to the extent that our board of directors determines that such modification is in the best interest of the stockholders. Among other factors, developments in the market which affect the policies and strategies mentioned in this prospectus or which change our assessment of the market may cause our board of directors to revise our investment policies and strategies.

Legal Proceedings

      We are not currently subject to any material legal proceeding, nor, to our knowledge, is any material legal proceeding threatened against us.

MANAGEMENT

      Our business and affairs are managed under the direction of our board of directors. Our board has retained our Adviser to manage our day-to-day operations and the acquisition and disposition of investments, subject to our board’s oversight. We currently have two directors and prior to completion of this offering, we intend to expand the size of the board of directors to seven.

      Our board of directors elects our officers, who serve at the discretion of our board of directors. The address of each of our executive officers and directors is c/o Gladstone Commercial Corporation, 1750 Tysons Blvd., Fourth Floor, McLean, Virginia 22102.

Our Directors and Executive Officers

      Our directors and executive officers and their positions are as follows:

Name	Age	Office

David Gladstone	61	Chairman of our Board of Directors and Chief Executive Officer (4)
Terry Lee Brubaker	59	President, Secretary, Chief Operating Officer and Director
George Stelljes, III	41	Executive Vice President and Chief Investment Officer
Harry Brill	56	Chief Financial Officer and Treasurer
David A.R. Dullum	55	Director (1)(2)(3)(4)
Michela A. English	53	Director (1)(3)
Anthony W. Parker	57	Director (1)(2)(3)(4)
Paul W. Adelgren	60	Director (1)(5)
Maurice W. Coulon	60	Director (1)(5)

(1)	Messrs. Dullum, Parker, Adelgren and Coulon and Ms. English have agreed to join our board of directors prior to the completion of this offering.

(2)	Member of the compensation committee.

(3)	Member of the audit committee.

(4)	Member of the executive committee.

(5)	Member of the ethics, nominating and corporate governance committee.

      The following is a summary of certain biographical information concerning our directors and executive officers, many of whom also serve roles as directors and executive officers of our Adviser, and the principals of our Adviser:

      David Gladstone. Mr. Gladstone is our founder and has served as our chief executive officer and chairman of our board of directors since our inception. Mr. Gladstone is also the founder of our Adviser and has served as chief executive officer and chairman of the board of directors of our Adviser since its inception. Mr. Gladstone also founded and serves as the chief executive officer and chairman of the board of directors of our affiliate Gladstone Capital Corporation (NASDAQ: GLAD). Prior to founding Gladstone Capital, Mr. Gladstone served as either chairman or vice chairman of the board of directors of American Capital Strategies (NASDAQ: ACAS), a publicly traded leveraged buyout fund and mezzanine debt finance company, from June 1997 to August 2001. From 1974 to February 1997, Mr. Gladstone held various positions, including chairman and chief executive officer, with Allied Capital Corporation (NYSE: ALD), Allied Capital Corporation II, Allied Capital Lending Corporation and Allied Capital Advisers, Inc., a registered investment adviser that managed the Allied companies. The Allied companies were the largest group of publicly-traded mezzanine debt funds in the United States and were managers of two private venture capital limited partnerships. From 1991 to 1997, Mr. Gladstone served as either chairman of the board of directors or president of Allied Capital Commercial Corporation, a publicly traded REIT that invested in real estate loans to small and medium-sized businesses, managed by Allied Capital Advisers, Inc. He managed the growth of Allied Capital Commercial from no assets at the time of its initial public offering to $385 million in assets at the time it merged into Allied Capital Corporation in 1997. From 1992 to 1997, Mr. Gladstone served as a director, president and chief executive officer of Business Mortgage Investors, a privately held mortgage REIT managed by Allied Capital Advisers, which invested in loans to small and medium-sized businesses. Mr. Gladstone is also a past director of Capital Automotive REIT, a real estate investment trust that purchases and net leases real estate to automobile dealerships. Mr. Gladstone served as a director of The Riggs National Corporation (the parent of Riggs Bank) from 1993 to May 1997 and of Riggs Bank from 1991 to 1993. He has served as a trustee of The George Washington University and currently is a trustee emeritus. He is a past member of the Listings and Hearings Committee of the National Association of Securities Dealers, Inc. He is a past member of the Advisory committee to the Women’s Growth Capital Fund, a venture capital firm that finances women-owned small businesses. Mr. Gladstone was the founder and managing member of The Capital Investors, LLC, a group of angel investors, and is currently a member emeritus. He is also the chairman and owner of B & G Berry Corporation, a large strawberry farming operation in California and Gladstone Land Corporation, a privately held company that has substantial farmland holdings in agricultural real estate in California. Mr. Gladstone holds a MBA from the Harvard Business School, a MA from American University and a BA from the University of Virginia. Mr. Gladstone has co-authored two books on financing for small and medium-sized businesses, Venture Capital Handbook and Venture Capital Investing.

      Terry Lee Brubaker. Mr. Brubaker has served as our president, secretary, chief operating officer and a director since our inception. Mr. Brubaker has also served as president and a director of our Adviser since its inception. Mr. Brubaker has also served as the president and chief operating officer and a director of Gladstone Capital since May 2001. In March 1999, Mr. Brubaker founded and, until May 1, 2003, served as chairman of Heads Up Systems, a company providing processing industries with leading edge technology. From 1996 to 1999, Mr. Brubaker served as vice president of the paper group for the American Forest & Paper Association. From 1992 to 1995, Mr. Brubaker served as president of Interstate Resources, a pulp and paper company. From 1991 to 1992, Mr. Brubaker served as president of IRI, a radiation measurement equipment manufacturer. From 1981 to 1991, Mr. Brubaker held several management positions at James River Corporation, a forest and paper company, including vice president of strategic planning from 1981 to 1982, group vice president of the Groveton Group and Premium Printing Papers from 1982 to 1990 and vice president of human resources development in 1991. From 1976 to 1981, Mr. Brubaker was strategic planning manager and marketing manager of white papers at Boise Cascade. Previously, Mr. Brubaker was a senior engagement manager at McKinsey & Company from 1972 to 1976. Prior to 1972, Mr. Brubaker was a U.S. Navy fighter pilot. Mr. Brubaker holds a MBA from the Harvard Business School and a BSE from Princeton University.

      George Stelljes, III. Mr. Stelljes has served as our executive vice president and chief investment officer since our inception. Mr. Stelljes has also served as executive vice president of our Adviser since its inception and as a director of our Adviser since May 2003. In addition, Mr. Stelljes has served as executive vice president and chief investment officer of our affiliate Gladstone Capital since September 2002. He was a director of Gladstone Capital from August 2001 to September 2002 and rejoined the board of directors of Gladstone Capital in July 2003. Prior to joining Gladstone Capital, Mr. Stelljes also served as a managing member of St. John’s Capital, a vehicle used to make private equity investments. From 1999 to 2001, Mr. Stelljes was a co-founder and managing member of Camden Partners, a private equity firm which finances high growth companies in the communications, healthcare and business services sectors. From 1997 to 1999, Mr. Stelljes was a managing director and partner of Columbia Capital, a venture capital firm focused on investments in communications and information technology. From 1989 to 1997, Mr. Stelljes held various positions, including executive vice president and principal, with Allied Capital and its affiliates. Mr. Stelljes currently serves as a general partner and investment committee member of Patriot Capital, a private equity fund. He is also a former board member and regional president of the National Association of Small Business Investment Companies. Mr. Stelljes holds a MBA from the University of Virginia and a BA in Economics from Vanderbilt University.

      Harry Brill. Mr. Brill has served as our treasurer and chief financial officer since our inception. Mr. Brill has also served as chief financial officer and a director of our Adviser since its inception. Since May 2001, Mr. Brill has also served as treasurer and chief financial officer of Gladstone Capital. From 1995 to April 2001, Mr. Brill served as a personal financial advisor. From 1975 to 1995, Mr. Brill held various positions, including treasurer, chief accounting officer and controller, with Allied Capital Corporation, where Mr. Brill was responsible for all of the accounting work for Allied Capital and its family of funds. Mr. Brill received his degree in accounting from Ben Franklin University.

      David A.R. Dullum. Mr. Dullum has agreed to become a director prior to the completion of this offering. Mr. Dullum has served as a director of Gladstone Capital since August 2001. From 1995 to the present, Mr. Dullum has been a partner of New England Partners, a venture capital firm focused on investments in small and medium-sized businesses in the Mid-Atlantic and New England regions. From 1976 to 1990, Mr. Dullum was the managing general partner of Frontenac Company, a Chicago-based venture capital firm. Mr. Dullum holds a MBA from Stanford Graduate School of Business and a BME from the Georgia Institute of Technology.

      Michela A. English. Ms. English has agreed to become a director prior to the completion of this offering. Ms. English has served as a director of Gladstone Capital since June 2002. Ms. English is the president of Discovery Consumer Products, a division of Discovery Communications, Inc., where she heads Discovery Channel’s consumer and educational businesses. Since March 1996, Ms. English has held the positions of president of Discovery Enterprises Worldwide and president of Discovery.com. From 1991 to 1996, Ms. English served as senior vice president of the National Geographic Society and was a member of the National Geographic Society’s Board of Trustees and Education Foundation Board. Prior to 1991, Ms. English served as vice president, corporate planning and business development for Marriott Corporation and as a senior engagement manager for McKinsey & Company. Ms. English currently serves as a director of the NEA Foundation for the Improvement of Education, the Educational Testing Service (ETS) and as chairman of the board of Sweet Briar College. Ms. English holds a Bachelor of Arts in International Affairs from Sweet Briar College and a Master of Public and Private Management degree from Yale University’s School of Management.

      Anthony W. Parker. Mr. Parker has agreed to become a director prior to the completion of this offering. Mr. Parker has served as a director of Gladstone Capital since August 2001. In 1997, Mr. Parker founded Medical Funding Corporation, a company which purchases medical receivables, and has served as its chairman from inception to the present. In the summer of 2000, Medical Funding Corporation purchased a Snelling Personnel Agency franchise in Washington, DC which provides full staffing services for the local business community. From 1992 to 1996, Mr. Parker was chairman of, and a 50% stockholder of, Capitol Resource Funding, Inc. (“CRF”), a commercial finance company with offices in Dana Point, California and Arlington, Virginia. Mr. Parker joined CRF shortly after its inception and was instrumental in growing the company from a startup to one that by 1996 was purchasing receivables at the rate of $150 million per year, with over 40 employees. Mr. Parker practiced corporate and tax law for over 15 years – from 1980 to 1983 at Verner, Liipfert, Bernhard & McPherson, and from 1983 to 1992 in private practice. Mr. Parker is currently the sole shareholder of Parker & Associates, P.C., a law firm. From 1973 to 1977 Mr. Parker served as executive assistant to the administrator of the US Small Business Administration. Mr. Parker received his J.D. and Masters in Tax Law from Georgetown Law Center and his undergraduate degree from Harvard College.

      Paul W. Adelgren. Mr. Adelgren has agreed to become a director prior to the completion of this offering. Mr. Adelgren has served as a director of Gladstone Capital since January 2003. From 1997 to the present, Mr. Adelgren has served as the pastor of Missionary Alliance Church. From 1991 to 1997, Mr. Adelgren was pastor of New Life Alliance Church. From 1988 to 1991, Mr. Adelgren was a vice president of the finance and materials division of Williams & Watts, Inc., a logistics management and procurement business located in Fairfield, NJ. Prior to joining Williams & Watts, Mr. Adelgren served in the United States Navy, where he served in a number of capacities, including as the director of the Strategic Submarine Support Department, as an executive officer at the Naval Supply Center and as the director of the Joint Uniform Military Pay System. Mr. Adelgren holds a MBA from Harvard University and a BA from the University of Kansas.

      Maurice W. Coulon. Mr. Coulon has agreed to become a director prior to the completion of this offering. Since 2000, Mr. Coulon has been a private investor in real estate. From 1991 through his retirement in 2000, Mr. Coulon served as director of portfolio management for the Morgan Stanley Real Estate Fund. From 1980 to 1991, Mr. Coulon served as senior vice president of asset management for the Boston Company Real Estate Counsel, Inc. Mr. Coulon was a founder of the National Association of Real Estate Investment Managers and is a past president of the National Council of Real Estate Investment Fiduciaries. Mr. Coulon holds a MBA from Harvard University.

Principals of our Adviser

      The following is a summary of certain biographical information regarding the principals of our Adviser. Biographical information concerning our Adviser’s executive officers and directors is described above.

      Arthur “Buzz” Cooper. Mr. Cooper has been a principal of our Adviser since its inception and has also been a principal of Gladstone Capital since June 2001. From 1986 to 2000, Mr. Cooper served as a principal and senior vice president of Allied Capital Corporation. At Allied Capital, Mr. Cooper was responsible for marketing, sourcing, underwriting, managing, financing and servicing all forms of commercial real estate. During his time at Allied Capital, Mr. Cooper administered an investment portfolio of over $250 million and was a member of the real estate credit committee. Mr. Cooper holds a BA from Washington and Lee University.

      Virginia Rollins. Ms. Rollins has been a principal of our Adviser since its inception and has also been a principal of Gladstone Capital since June 2001. From 1998 to May 2001, Ms. Rollins served as vice president and principal of American Capital Strategies, where she was responsible for marketing, originations, underwriting and portfolio management for the Bethesda, Maryland office. From 1993 to 1997, Ms. Rollins served as managing director and deputy managing director of Bulgarian American Enterprise Fund, a private investment firm which focuses on making loans to and investments in Bulgaria. Ms. Rollins holds a Masters of International Management from the American Graduate School of International Management and a BA from the University of North Carolina, Chapel Hill.

      Joseph Bute. Mr. Bute has been a principal of our Adviser since its inception and has also been a principal of Gladstone Capital since June 2001. From 1996 to April 2001, Mr. Bute served as principal and vice president of American Capital Strategies, where he was responsible for marketing, originations, underwriting and portfolio management for the Pittsburgh, Pennsylvania office. During that period, he invested $35 million for American Capital in four companies and served as a director of each. From 1992 to 1996, Mr. Bute was director of manufacturing services of the Steel Valley Authority where he established and developed a nationally recognized manufacturing retention program for the Commonwealth of Pennsylvania. Mr. Bute holds a BS from the University of San Francisco.

      Laura Gladstone. Ms. Gladstone has been a principal of our Adviser since its inception and has also been a principal of Gladstone Capital since August 2001. From June 2000 to April 2001, Ms. Gladstone worked as an associate analyst in equity research at ING Barings, where she was responsible for covering companies in the telecommunications industries. From November 1999 to May 2000, Ms. Gladstone worked for Salomon Smith Barney as an assistant analyst in equity research. From 1997 to November 1999, Ms. Gladstone worked for HSBC, an international bank, as the bank’s only syndications analyst in Argentina. At HSBC, she completed numerous loan transactions in diverse industries, including cable, telecommunications, oil, manufacturing and distribution. From 1994 to 1997, Ms. Gladstone served as the marketing director at Allied Capital Corporation where she was responsible for creating and executing all marketing-related activities for leveraged buyout and venture capital investments, mortgage REIT loans and small business lending activities. She received her BBA from The George Washington

University. Ms. Gladstone is the co-author of Venture Capital Handbook and Venture Capital Investing. Ms. Gladstone is the daughter of David Gladstone.

      John Freal. Mr. Freal has been a principal of our Adviser since its inception and has also been a principal of Gladstone Capital since February 2002. From November 1997 through February 2002, he was a principal and managing director at American Capital Strategies in the Bethesda, Maryland office, where he was responsible for investment originations, underwriting and portfolio management. From May 1995 through October 1997, he was a private investor and financial consultant. From June 1989 to April 1995, Mr. Freal was president of RDS Capital Partners, Inc. of Vienna, Virginia, a private merchant banking company that he co-founded to acquire middle-market commercial and industrial companies. Prior to founding RDS, he was employed from November 1978 to June 1989 by First American Bank of Virginia, Maryland National Bank and Meritor Financial Group, providing general corporate and buyout financing to middle-market and national companies in various capacities from credit analyst to vice president and loan officer. Mr. Freal received his BS and MBA from George Mason University.

      We expect our Adviser to hire two more principals and two associates during 2003, all of whom we expect will have real estate experience. We also expect our Adviser to hire a controller that will be responsible for providing accounting services to us.

Our Board of Directors

Composition of our Board of Directors

      Effective upon the closing of this offering, our directors will be divided into three classes. One class will hold office initially for a term expiring at the annual meeting of our stockholders to be held in 2004, a second class will hold office initially for a term expiring at the annual meeting of our stockholders to be held in 2005 and a third class will hold office initially for a term expiring at the annual meeting of our stockholders to be held in 2006. Each director holds office for the term to which he or she is elected until his or her successor is duly elected and qualified. The terms of Mr. Gladstone and Mr. Adelgren will expire in 2004, the terms of Mr. Parker and Ms. English will expire in 2005 and the terms of Messrs. Brubaker, Dullum and Coulon will expire in 2006. At each annual meeting of our stockholders, the class of directors whose terms expire at such meeting will be elected to hold office for a three year term. Although the number of directors may be increased or decreased, a decrease shall not have the effect of shortening the term of any incumbent director.

      A majority of our board of directors must be comprised of independent directors as defined by the listing standards of the Nasdaq Stock Market. Following the completion of this offering, two of our directors will be insiders and five will be independent.

      Our directors are not required to devote all of their time to our business and are only required to devote as much time to our affairs as their duties require. Our directors will generally meet quarterly or more frequently if necessary.

Vacancies on our Board of Directors

      Any director may resign at any time and may be removed with cause by the stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed. The term “cause” as used in this context is a term used in the Maryland General Corporation Law. However, the Maryland General Corporation Law does not include a definition of “cause,” and Maryland case law suggests that the term should be interpreted on a case-by-case basis. As a result of this uncertainty, stockholders may not know what actions by a director may be grounds for removal.

      Unless filled by a vote of the stockholders as permitted by Maryland law, a vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director shall be filled by a vote of a majority of the remaining directors.

Limited Liability and Indemnification

      We maintain a directors and officers liability insurance policy. Our articles of incorporation limit the personal liability of our directors and officers for monetary damages to the fullest extent permitted under current Maryland law, and our bylaws provide that a director or officer may be indemnified to the fullest extent required or permitted by Maryland law. Maryland law allows directors and officers to be indemnified against judgments, penalties, fines, settlements, and expenses actually incurred in a proceeding unless the following can be established:

•	the act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.

      Any indemnification or any agreement to hold harmless is recoverable only out of our assets and not from our stockholders. Indemnification could reduce the legal remedies available to us and our stockholders against the indemnified individuals.

      This provision for indemnification of our directors and officers does not reduce the exposure of our directors and officers to liability under federal or state securities laws, nor does it limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us or to our stockholders, although these equitable remedies may not be effective in some circumstances.

      In addition to any indemnification to which our directors and officers are entitled pursuant to our articles of incorporation and bylaws and the Maryland General Corporation Law, our articles of incorporation and bylaws provide that we may indemnify other employees and agents to the fullest extent permitted under Maryland law, whether they are serving us or, at our request, any other entity, including our Adviser.

      The general effect to investors of any arrangement under which any person who controls us or any of our directors, officers or agents is insured or indemnified against liability is a potential reduction in distributions to our stockholders resulting from our payment of premiums associated with liability insurance. In addition, indemnification could reduce the legal remedies available to us and to our stockholders against our officers, directors and agents.

      The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. As a result, indemnification of our directors and officers and of our Adviser or its affiliates may not be allowed for liabilities arising from or out of a violation of state or federal securities laws. Indemnification will be allowed for settlements and related expenses of lawsuits alleging securities laws violations and for expenses incurred in successfully defending any lawsuit, provided that a court either:

•	approves the settlement and finds that indemnification of the settlement and related costs should be made; or

•	dismisses with prejudice or makes a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court approves the indemnification.

Committees of our Board of Directors

Executive Committee

      Our board of directors has established an executive committee. Membership of our executive committee will be comprised of Messrs. Gladstone (Chairman), Dullum and Parker. The executive committee has the authority to exercise all powers of our board of directors except for actions that must be taken by the full board of directors under the Maryland General Corporation Law.

Audit Committee

      Our board of directors has established an audit committee. Membership of the audit committee will be comprised of Mr. Parker (Chairman), Ms. English and Mr. Dullum, each of whom is an independent director. The audit committee will be responsible for, among other things, the engagement, retention and approval of the compensation of our independent public accountants, reviewing with our independent public accountants the plans and results of the audit engagement, approving professional services provided by our independent public accountants, reviewing the independence of our independent public accountants, reviewing our quarterly financial statements and earnings releases and reviewing the adequacy of our internal accounting controls.

Compensation Committee

      Our board of directors has established a compensation committee. Membership of the compensation committee will be comprised of Messrs. Dullum (Chairman) and Parker, each of whom is an independent director. The compensation committee will be responsible for, among other things, determining compensation for our executive officers and negotiating the terms of our advisory agreement, in addition to administering our 2003 Equity Incentive Plan, which is described below.

Ethics, Nominating and Corporate Governance Committee

      Our board of directors has established an ethics, nominating and corporate governance committee. Membership of the committee will be comprised of Mr. Adelgren (Chairman) and Mr. Coulon, each of whom is an independent director. The ethics, nominating and corporate governance committee will be responsible for, among other things, establishing and maintaining our code of ethics, approving the nomination of qualified individuals to become directors, recommending the composition of committees of our board of directors, monitoring a process to assess our board’s effectiveness, and developing and implementing our corporate governance guidelines and policies.

Compensation of our Directors and Executive Officers

Compensation of Directors

      As compensation for serving on our board of directors, each of our independent directors will receive an annual fee of $10,000 and an additional $1,000 for each board meeting attended, with no additional fee paid in connection with attending committee meetings. In addition, we will reimburse our directors for their reasonable out-of-pocket expenses incurred in attending board and committee meetings. Upon joining our board, each independent director will receive a non-qualified option to purchase 10,000 shares of our common stock having an exercise price equal to the price of our common stock in this offering or the quoted price of our common stock on the Nasdaq National Market on the date of grant, as applicable. At the time of each annual meeting of our stockholders following his or her appointment, each incumbent independent director will receive an additional non-qualified option to purchase 10,000 shares of our common stock with an exercise price equal to the fair market value of the common stock on the date of grant. All options granted to independent directors will vest in two equal annual installments beginning one year from the date of grant.

      We will not pay any compensation to our directors who also serve as our officers or as officers or directors of our Adviser in consideration for their service as our directors. Our board of directors may change the compensation of our independent directors in its discretion. None of our independent directors is expected to receive compensation during the fiscal year ending December 31, 2003 other than for board service.

Executive Compensation

      Because our executive officers are employees of our Adviser, we do not pay cash compensation to them directly in return for their services to us. Rather, they receive compensation from our Adviser pursuant to the terms of their employment relationships with our Adviser. However, our executive officers are eligible to participate in our 2003 Equity Incentive Plan, described below. The following table summarizes the option grants that we expect to make to each of our executive officers prior to the completion of this offering (the exercise price of each of the options is expected to be $15 per share):

•	David Gladstone: 200,000 shares

•	Terry Lee Brubaker: 100,000 shares

•	George Stelljes, III: 100,000 shares

•	Harry Brill: 25,000 shares

      It is expected that these options will vest in two equal installments on the date of grant and the first anniversary of the date of grant.

      In accordance with our stated accounting policy, we intend to apply the intrinsic value method to account for the issuance of the options above in accordance with APB Opinion No. 25. Based on the terms as discussed above, we do not anticipate that we will record any expense related to the issuance of these options under the intrinsic value method because the grants are being issued at market. If the actual terms vary from the expected, the impact to our compensation expense could differ.

2003 Equity Incentive Plan

      Effective June 10, 2003, we adopted the 2003 Equity Incentive Plan, which we refer to as the 2003 Plan in this prospectus, for the purpose of attracting and retaining the services of executive officers, directors and other key employees. Under the 2003 Plan, our compensation committee may award to employees, including those of our Adviser, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or ISOs, and nonstatutory stock options to employees, non-employee directors and certain consultants, including our Adviser and its affiliates. In addition, the 2003 Plan permits the granting of restricted stock.

      We have authorized the issuance of 759,000 shares of common stock to our officers, directors, employees and consultants, including the employees and directors of our Adviser under the 2003 Plan. Options granted under the 2003 Plan may be exercised for a period of no more than ten years from the date of grant or, in the case of ISOs granted to any recipient who owns, or is treated as owning, under Section 424(d) of the Internal Revenue Code, more than 10% of the total combined voting power of our stock, no more than five years from the date of grant. No awards may be granted under the 2003 Plan to any person who, assuming exercise or settlement of all options and rights held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of our capital stock without approval of our board of directors. Unless sooner terminated by our board of directors, the 2003 Plan will terminate on June 9, 2013, and no additional awards may be made under the 2003 Plan after that date.

Stock Options

      Options granted under the 2003 Plan will entitle the optionee, upon exercise, to purchase shares of common stock from us at a specified exercise price per share. ISOs must have a per share exercise price of no less than the fair market value of a share of our common stock on the date of the grant or, if the optionee owns or is treated as owning, under Section 424(d) of the Internal Revenue Code, more than 10% of the total combined voting power of all classes of our stock, no less than 110% of the fair market value of a share of our common stock on the date of the grant. Nonstatutory stock options granted under the 2003 Plan must have a per share exercise price of no less than 85% of the fair market value of a share of our common stock on the date of the grant. Options will not be transferable other than by laws of descent, distribution and, in the case of nonstatutory stock options, assignment or grant to a trust, individual retirement account or pension plan that is for the benefit of the optionee.

      Our compensation committee will administer the 2003 Plan and will have the authority, subject to the provisions of the 2003 Plan, to determine who will receive awards under the 2003 Plan and the terms of such awards. Our compensation committee will have the authority to adjust the number of shares available for options, the number of shares subject to outstanding options and the exercise price for options following the occurrence of events such as stock splits, cash or stock dividends, distributions and recapitalizations.

      If authorized by our compensation committee, the exercise price of an option may be paid in the form of shares of our common stock that are already owned by a participant. In addition, our compensation committee may permit, when appropriate, a “cashless exercise” arrangement whereby an optionee may exercise a portion of his or her option by surrendering a portion of the shares subject to his or her option having a fair value equal to the aggregate exercise price of the portion of the option being exercised. If an optionee elects to make a cashless exercise of a portion of his or her option, he or she will receive upon such exercise shares having an aggregate fair market value equal to the product of (1) the excess of the fair market value of a share of our common stock on the exercise date over the exercise price and (2) the number of shares covered by the portion of the option being exercised.

      The 2003 Plan provides that if a stock option is not exercised and the option expires for any reason, then the shares of common stock subject to the option will be available for reissuance under the 2003 Plan.

Restricted Stock

      Participants in the 2003 Plan are eligible to receive grants of restricted stock. These shares may be subject to a time-based vesting schedule or the attainment of performance goals established by our compensation committee. Restricted stock may be sold or may be issued for no cash consideration as determined by our compensation committee. Upon a participant’s termination of service with us, we may have the option to repurchase or reclaim the unvested shares of stock at the original purchase price paid by a participant for such shares, if any. The specific terms and conditions of the restricted stock purchases shall be governed by the 2003 Plan and individual agreements in a form approved by our compensation committee. Restricted stock acquired under the 2003 Plan is transferable if so determined by our compensation committee in its discretion.

Corporate Transactions and Change in Control Provisions

      Upon specified corporate transactions, as defined in the 2003 Plan, all outstanding stock options and restricted stock under the 2003 Plan may either be assumed or new awards may be substituted by the successor or surviving entity. If the surviving entity does not assume or substitute similar awards, the vesting of awards held by the participants whose continuous service has not terminated prior to the closing date of the corporate transaction will be accelerated in full and then terminated to the extent not exercised, if appropriate, prior to the closing date of the corporate transaction. With respect to any other awards which are not assumed or substituted and which are held by participants whose continuous service has terminated on or prior to the closing date of the corporate transaction, such awards will not be accelerated unless otherwise provided in a written agreement between us and the participant and approved by the compensation committee.

      Upon a corporate transaction that constitutes a change in control, as defined in the 2003 Plan, awards of stock options and restricted stock held by participants whose continuous service has not terminated prior to the date of the change in control will be entitled to additional acceleration of vesting, but only to the extent as provided in any written agreement between us and the participant and approved by the compensation committee.

Federal Tax Consequences

      The following is a brief summary of the federal income tax aspects of awards under the 2003 Plan of compensatory stock options and restricted stock to employees and other service providers in exchange for services based upon the federal income tax laws in effect on the date of this prospectus. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

•	Incentive stock options. No taxable income is realized by the participant upon the grant or exercise of an ISO. If shares of stock are issued to a participant pursuant to the exercise of an ISO, and if no disposition of the shares is made by the participant within two years of the date of grant or within one year after the transfer of the shares to the participant (a “disqualifying disposition”), then: (i) upon the sale of the shares, any amount realized in excess of the exercise price will be taxed to the participant as a long-term capital gain, and any loss sustained will be a capital loss, and (ii) no deduction will be allowed to us for federal income tax purposes. The exercise of an ISO will give rise to an item of tax preference that may result in an alternative minimum tax liability for the participant unless the participant makes a disqualifying disposition of the shares received upon exercise.

If stock acquired upon the exercise of an ISO is disposed of prior to the expiration of the holding periods described above in a disqualifying disposition, then generally: (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the exercise price paid for such shares, and (2) we will be entitled to deduct any such recognized amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by us. Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following the termination of the participant’s employment, the option will generally be taxed as a nonstatutory stock option.

•	Nonstatutory stock options. With respect to nonstatutory stock options: (1) no income is realized by the participant at the time the option is granted; (2) generally upon exercise of the option, the participant realizes ordinary income in an amount equal to the difference between the exercise price paid for the shares and the fair market value of the shares on the date of exercise and we will be entitled to a deduction in the same amount; and (3) at disposition, any appreciation (or depreciation) after the date of exercise is treated either as short-term or long-term capital gain or loss, depending upon the length of time that the participant has held the shares.

•	Restricted Stock Awards. To the extent a participant’s restricted stock award is fully vested and is not subject to our repurchase option, the participant will recognize taxable ordinary income equal to any excess of the stock’s fair market value on the purchase date over the purchase price. In contrast, to the extent a restricted stock award is subject to a vesting schedule, taxable income with respect to stock will be recognized at each vesting date in an amount equal to the excess of the fair market value of the shares vesting on such date over the consideration paid for those shares. However, a participant may file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code, by which the participant elects to recognize at the time of grant ordinary income equal to the excess, if any, of the then fair market value of the stock received on the date of grant over the participant’s purchase price, if any. Generally, we will be entitled to a tax deduction equal to the ordinary income recognized by the participant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory Agreement

      We have entered into an advisory agreement with our Adviser, Gladstone Management Corporation, pursuant to which our Adviser will be responsible for managing our business on a day-to-day basis and for identifying, evaluating, negotiating and consummating investment transactions consistent with our investment criteria. In return for providing such services, we have agreed to reimburse our Adviser for certain expenses it incurs related to its management of our activities on the following bases:

•	reimbursement on a dollar-for-dollar basis for all expenses incurred by our Adviser for our direct benefit (for example, organizational and offering expenses, legal, accounting, tax and consulting fees), which we currently estimate will be approximately $1.3 million during the first twelve months following the completion of this offering (including approximately $1 million of expenses incurred in connection with this offering) and $300,000 annually thereafter;

•	reimbursement on a dollar-for-dollar basis for all additional fees charged by third parties that are directly related to our business (for example, real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees), which we currently are unable to estimate;

•	reimbursement for our pro rata share of our Adviser’s employee payroll and benefits expenses, on a employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters. We currently estimate that reimbursement of payroll and benefits will be approximately $425,000 in the twelve months following the offering; and

•	reimbursement for our pro rata portion of all other expenses of our Adviser (“overhead expenses”), based on the percentage of total hours worked by our Adviser’s personnel that are spent on our matters. However, we will only be required to reimburse our Adviser for overhead if the amount of payroll and benefits expenses reimbursed to our Adviser, as described above, is less than 2.0% of our average invested assets. In such case, we will only be required to reimburse our Adviser for our share of its overhead expenses up to the point that overhead expenses and payroll and benefits expenses, on a combined basis, equal 2.0% of our average invested assets. We currently estimate that reimbursement of overhead expenses will be approximately $275,000 in the twelve months following the offering.

      The estimated reimbursements set forth above are based on our current expectations regarding the expenses of this offering, operating expenses of our Adviser and the proportion of our Adviser’s time we believe will be spent on matters relating to our business. To the extent that the expenses of this offering are greater than we anticipate, or if our Adviser’s operating expenses increase or our Adviser allocates a greater percentage of its time to our business, our actual reimbursements to the Adviser could be materially greater than currently projected.

      Each of our officers is an officer of our Adviser and Messrs. Gladstone, Brubaker and Brill are also directors of our Adviser. David Gladstone is the controlling stockholder of our Adviser. The advisory agreement was not negotiated at arm’s-length, although we believe that its terms are no less favorable to us than those that we could obtain from an unaffiliated third party in an arm’s-length transaction.

OUR ADVISER

Gladstone Management Corporation

      Our business will be managed by our Adviser, Gladstone Management Corporation. The officers, directors and employees of our Adviser have significant experience in making investments in and lending to small and medium-sized businesses, including investing in real estate and making mortgage loans. We have entered into an advisory agreement with our Adviser under which our Adviser will be responsible for managing our assets and liabilities, for operating our business on a day-to-day basis and for identifying, evaluating, negotiating and consummating investment transactions consistent with our investment policies as determined by our board of directors from time to time. Our Adviser has conducted only limited operations since its inception and has not engaged in real estate investing activities prior to entering into the advisory agreement with us.

      David Gladstone, our chairman and chief executive officer, is also the chairman, chief executive officer and the controlling stockholder of our Adviser. Terry Lee Brubaker, our president, secretary and chief operating officer and a member of our board of directors, serves in the same capacities for our Adviser. George Stelljes, III, our chief investment officer, serves in the same capacity for our Adviser and is also a member of our Adviser’s board of directors. Harry Brill, our chief financial officer and treasurer, serves in the same capacities for our Adviser and is also a member of our Adviser’s board of directors.

      Our Adviser will maintain an investment committee that will screen our investments. This investment committee will initially be comprised of Messrs. Gladstone, Brubaker and Stelljes. We believe that our Adviser’s investment committee review process will give us a unique competitive advantage over other commercial and industrial REITs because of the substantial experience and perspective that the members of our Adviser’s investment committee possess in evaluating the blend of corporate credit, real estate and lease terms that combine to provide an acceptable risk for investment.

      Our Adviser’s board of directors has empowered its investment committee to authorize and approve our investments, subject to the terms of the advisory agreement. Before we acquire any property, the transaction will be reviewed by our Adviser’s investment committee to ensure that, in its view, the proposed transaction satisfies our investment criteria and is within our investment policies. Approval by our Adviser’s investment committee will generally be the final step in the property acquisition approval process, although the separate approval of our board of directors will be required in certain circumstances described below.

      Our Adviser’s executive offices are located at 1750 Tysons Blvd., Fourth Floor, McLean, Virginia 22102.

Advisory Agreement

      Many of the services to be performed by our Adviser and its affiliates in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions which our Adviser and its affiliates will perform for us pursuant to the terms of the advisory agreement, but it is not intended to include all of the services which may be provided to us by third parties.

Adviser Duties and Authority Under the Advisory Agreement

      Under the terms of the advisory agreement, our Adviser will use its best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In performing its duties, our Adviser, either directly or indirectly by engaging an affiliate, will:

•	find, evaluate, present and recommend to us a continuing series of real estate investment opportunities consistent with our investment policies and objectives;

•	provide advice to us and act on our behalf with respect to the negotiation, acquisition, financing, refinancing, holding, leasing and disposition of real estate investments;

•	enter contracts to purchase real estate and make mortgage loans on our behalf in compliance with our investment procedures, objectives and policies, subject to approval of our board of directors, where required;

•	take the actions and obtain the services necessary to effect the negotiation, acquisition, financing, refinancing, holding, leasing and disposition of real estate investments; and

•	provide day-to-day management of our business activities and other administrative services for us as requested by our board of directors.

      It is expected that each investment that we make will be approved or ratified by our board of directors. Our board of directors has authorized our Adviser to make investments in any property on our behalf without the prior approval of our board if the following conditions are satisfied:

•	Our Adviser has obtained an independent appraisal for the property indicating that the total cost of the property does not exceed its appraised value; and

•	Our Adviser has provided us with a representation that the property, in conjunction with our other investments and proposed investments, is reasonably expected to fulfill our investment objectives and policies as established by our board of directors and then in effect.

      The actual terms and conditions of transactions involving investments in properties and mortgage loans shall be determined in the sole discretion of our Adviser, subject at all times to compliance with the foregoing requirements. Some types of transactions, however, will require the prior approval of our board of directors, including a majority of our independent directors, including the following:

•	loans not secured or otherwise supported by real property;

•	any acquisition or mortgage loan which at the time of investment would have a cost exceeding 20% of our total assets;

•	any lease or mortgage loan to a tenant or borrower having a risk rating of less than 4 on our risk rating scale;

•	transactions that involve conflicts of interest with our Adviser (other than reimbursement of expenses in accordance with the advisory agreement); and

•	the lease of assets to our Adviser, its affiliates or any of our officers or directors.

      In addition to its duties under the advisory agreement, our Adviser and its affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. For example, our Adviser also serves as external adviser to Gladstone Land Corporation, an affiliate of our chairman and chief executive officer David Gladstone. However, under the advisory agreement, our Adviser must devote sufficient resources to the administration of our affairs to discharge its obligations under the agreement. The advisory agreement is not assignable or transferable by either us or our Adviser without the consent of the other party, except that our Adviser may assign the advisory agreement to an affiliate for whom our Adviser agrees to guarantee its obligations to us. Either we or our Adviser may assign or transfer the advisory agreement to a successor entity. Our Adviser’s professionals have operated under similar arrangements during their service with Allied Capital Advisers, which advised the Allied Capital group of three public investment companies, two private limited partnerships, one public REIT and one private REIT.

Termination of the Advisory Agreement

      The term of the advisory agreement ends on December 31, 2006, and thereafter will be automatically renewed for successive one-year periods, unless either we or our Adviser gives the other party notice of non-renewal at least 120 days before the end of any term. Additionally, the advisory agreement may be terminated:

•	immediately by us for “cause” or upon the bankruptcy of our Adviser;

•	without cause by a majority of our independent directors upon 60 days’ notice to our Adviser; or

•	immediately with “good reason” by our Adviser.

      “Cause” is defined in the advisory agreement to mean fraud, criminal conduct, willful misconduct or willful or negligent breach of fiduciary duty, or the commission of a material breach of the advisory agreement, by our Adviser. “Good reason” is defined in the advisory agreement to mean either a failure to obtain a satisfactory agreement from any successor to us to assume and agree to perform our obligations under the advisory agreement, or a material breach of the advisory agreement of any nature whatsoever by us.

Payments to our Adviser Under the Advisory Agreement

      The following sets forth the type and, to the extent possible, estimates of the amounts payable to our Adviser in connection with its operation of our business. These payments have not been determined through non-arm’s-length bargaining. For additional details regarding the effects of this non-arm’s-length relationship, see “Conflicts of Interest.”

      We will reimburse our Adviser for all expenses incurred by our Adviser for our direct benefit. Examples of these expenses include expenses incurred in connection with our organization and offering, legal, accounting, tax preparation, consulting and related fees. The actual amounts to be paid will depend upon the actual amount of organization and offering expenses paid and incurred by our Adviser and its affiliates in connection with this offering, which amount is not determinable at this time. We currently estimate these expenses will be approximately $1.3 million (including approximately $1 million of expenses incurred in connection with this offering) during the first twelve months. We estimate that these expenses will be approximately $300,000 per year after the first twelve months following the offering.

      In addition, we will reimburse our Adviser for all fees charged by third parties that are directly related to our business, which may include real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees that will be passed through to us at the cost to our Adviser. The actual amount that we will pay to our Adviser will depend largely upon the aggregate costs of the properties we acquire and mortgage loans that we make, which in turn will depend upon the proceeds of this offering and the amount of leverage we use in connection with our activities. Accordingly, the amount of these fees is not determinable at this time.

      We will be required to reimburse our Adviser for our pro rata share of our Adviser’s payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to our matters. The actual amount of payroll and benefits expenses which we will be required to reimburse our Adviser is not determinable, but we currently estimate that during our first full year following the completion of this offering this amount will be approximately $425,000. This estimate is based on our current expectations regarding our Adviser’s payroll and benefits expenses and the proportion of our Adviser’s time we believe will be spent on matters relating to our business. To the extent that our Adviser’s payroll and benefits expenses are greater than we expect or our Adviser allocates a greater percentage of its time to our business, our actual reimbursement of our Adviser for our share of its payroll and benefits expenses could be materially greater that we currently project.

      We may also be required to reimburse our Adviser for our pro rata portion of all other expenses of our Adviser not reimbursed under the arrangements described above (“overhead expenses”), equal to the total overhead expenses of our Adviser, multiplied by the ratio of hours worked by our Adviser’s employees on our projects to the total hours worked by our Adviser’s employees. However, we will only be required to reimburse our Adviser for our portion of its overhead expenses if the amount of payroll and benefits we reimburse to our Adviser is less than 2.0% of our average invested assets for the year. Additionally, we will only be required to reimburse our Adviser for overhead expenses up to the point that reimbursed overhead expenses and payroll and benefits expenses, on a combined basis, equal 2.0% of our average invested assets for the year. Our Adviser will bill us on a monthly basis for these amounts. Our Adviser must reimburse us annually for the amount by which amounts billed to and paid by us exceed this 2.0% limit during a given year. To the extent that overhead expenses payable or reimbursable by us exceed this limit and our independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, we may reimburse our Adviser in future years for the full amount of the excess expenses, or any portion thereof, but only to the extent that the reimbursement would not cause our overhead expense reimbursements to exceed the 2.0% limitation in any year. The actual amount of overhead expenses for which we will be required to reimburse our Adviser is not determinable, but we currently estimate that during our first full year following the completion of this offering this amount will be approximately $275,000.

      A tabular summary of the payments to our Adviser described above is provided in the following table:

		Estimated
		$ Amount for Maximum
Type of Compensation	Form of Compensation	Offering (6,325,000 shares)

Offering Stage

Organization and Offering Expenses	Reimbursement on a dollar-for-dollar basis	$1,000,000

Acquisition and Development Stage

Expenses incurred by our Adviser for our direct benefit (e.g., legal, accounting, tax and consulting fees)	Reimbursement on a dollar-for-dollar basis	$300,000 annually

Third party fees that are directly related to our business (e.g., real estate brokerage, mortgage placement, lease-up and transaction structuring fees)	Reimbursement on a dollar-for-dollar basis	Not determinable at this time

Operational Stage

Payroll and Benefits Expenses	Reimbursement of our pro rata portion (based on the percentage of total hours worked by each employee of our Adviser on our matters)	$425,000 annually

All other expenses of our Adviser	Reimbursement or our pro rata portion (based on the percentage of total hours worked by our Adviser’s personnel that are spent on our matters) (subject to certain limitations described in “Our Adviser — Advisory Agreement”)	$275,000 annually

      In addition to the reimbursement of expenses described above, our Adviser’s officers, directors and employees will be eligible to receive stock option grants from the 2003 Plan. See “Management — 2003 Equity Incentive Plan.”

      Our board of directors is responsible for reviewing our fees and expenses on at least an annual basis and with sufficient frequency to determine that the expenses incurred are in the best interests of our stockholders. Our independent directors also will be responsible for reviewing the performance of our Adviser and determining whether the compensation paid to our Adviser is reasonable in relation to the nature and quality of services performed and whether the provisions of the advisory agreement are being satisfactorily performed. Specifically, our independent directors will consider factors such as:

•	the amount of the fees paid to our Adviser in relation to our size and the composition and performance of our investments;

•	the success of our Adviser in generating appropriate investment opportunities;

•	rates charged to other investment entities by advisers performing similar services;

•	additional revenues realized by our Adviser and its affiliates through their relationship with us, whether paid by us or by others with whom we do business;

•	the value of our assets each quarter;

•	the quality and extent of service and advice furnished by our Adviser and the performance of our investment portfolio; and

•	the quality of our portfolio relative to the investments generated by our Adviser for its other clients.

Other Transactions with our Adviser and its Affiliates

      From time to time we may enter into transactions with our Adviser or one or more of its affiliates. A majority of our independent directors and a majority of our directors not otherwise interested in a transaction with our Adviser must approve all such transactions with our Adviser or its affiliates. See “Conflicts of Interest.”

      We will not purchase any property from or co-invest with our Adviser, any of its affiliates or any business in which our Adviser or any of its affiliates have invested. If we decide to change this policy on co-investments with our Adviser or its affiliates, we will seek approval of this decision from our stockholders.

CONFLICTS OF INTEREST

      There will be various conflicts of interest in the operation of our business. Our independent directors will have an obligation to function on our behalf in all situations in which a conflict of interest may arise and will have a fiduciary obligation to act on behalf of our stockholders.

Our Affiliates

      All of our officers and all but one of our directors are also affiliated with Gladstone Capital Corporation, as a result of which we may be deemed to be an affiliate of Gladstone Capital. Gladstone Capital is a publicly held closed-end management investment company that makes loans to and investments in small and medium-sized businesses. It does not buy or lease real estate. Gladstone Capital will not make loans to or investments in any company with which we have or intend to enter into a real estate lease or mortgage loan. David Gladstone, our chairman and chief executive officer, also serves as chairman of Gladstone Land Corporation, a privately held corporation which invests primarily in agricultural real estate.

      We do not presently intend to co-invest with Gladstone Capital, Gladstone Land or any other affiliated entity in any business. However, in the future it may be advisable for us to co-invest with one of our affiliates. We will obtain approval of our stockholders before we change our policy on co-investments with affiliates. Any such co-investment must be approved by a majority of our independent directors and must not jeopardize our status as a REIT. Additionally, Gladstone Capital may also need to receive an order from the Securities and Exchange Commission under the Investment Company Act of 1940 permitting these arrangements.

      Our Adviser is an external management company that does not buy or lease real estate, other than for its own use, in the ordinary course of its business. We will not co-invest with our Adviser nor will our Adviser make loans to or investments in any company with which we have entered into a real estate lease or mortgage loan arrangement. The following chart illustrates generally the relationship among us, our Adviser and our affiliates.

     * Mr. Coulon is not affiliated with Gladstone Capital.

     Every transaction we enter into with our Adviser or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any of our affiliates in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and any of our affiliates. Each transaction between us and our Adviser or any of its affiliates must be approved by a majority of our independent directors who are otherwise disinterested in the transaction as being fair and reasonable to us and on terms and conditions no less favorable to us than those available from unaffiliated third parties.

Experience of Our Adviser’s Professionals in Managing Conflicts of Interest

      Many of the officers and directors of our Adviser have operated under a similar structure in connection with their service to Allied Capital Advisers, which managed three publicly traded investment companies, one publicly traded REIT, one privately held REIT and two private partnerships and we believe that their experience will allow them to successfully manage potential conflicts of interest inherent in our business.

Potential Conflicts of Interest Inherent in Our Business

Our Adviser may realize substantial compensation.

      Our Adviser will receive reimbursement from us regardless of our performance or its performance in managing our business. As a result, even if our Adviser does not identify suitable opportunities in which to invest the proceeds of this offering, our Adviser will still be reimbursed for the expenses that it incurs in connection with attempting to invest such funds on our behalf. In addition, our Adviser will also receive reimbursement of expenses and fees incurred directly on our behalf regardless of its or our performance. See “Our Adviser – Advisory Agreement – Payments to our Adviser Under the Advisory Agreement.”

Our agreements with our Adviser are not arm’s-length agreements.

      All agreements and arrangements, including those relating to payments under the advisory agreement, between us and our Adviser or any of its affiliates will not be the result of arm’s-length negotiations. However, compensation to our Adviser and its affiliates will be approved by a majority of our independent directors and terms of future transactions with our Adviser shall be no less favorable to us than terms that we believe we could obtain from unaffiliated entities providing similar services as an ongoing activity in the same geographical location.

We may experience competition with our affiliates for financing transactions.

      Gladstone Capital specializes in providing long-term loans to small and medium-sized businesses. Gladstone Capital does not, and for regulatory reasons cannot, purchase or sell real estate or interests in real estate or real estate investment trusts (subject to limited exceptions). However, on occasion Gladstone Capital may make loans to, or investments in, companies as a means of providing financing for their acquisition of real estate. While such a transaction would typically not fit within the current investment criteria of Gladstone Capital, particularly if the sole purpose of the loan were to finance the purchase of real estate, Gladstone Capital may make such a loan as an accommodation to a borrower that otherwise meets its investment criteria, but any such loans will generally not have terms exceeding five years. Therefore, Gladstone Capital may compete with us with respect to making short-term loans to finance the purchase of real property.

      Our Adviser will use its best efforts to present suitable investments to us consistent with our investment procedures, objectives and policies. If our Adviser or any of its affiliates is presented with a potential investment in a property which might be made by more than one investment entity which it advises or manages, the decision as to the suitability of the property for investment by a particular entity will be based upon a review of the investment portfolio and objectives of each entity. The most important criteria in allocating investment opportunities between Gladstone Capital, Gladstone Land, any other entity our Adviser manages and us will be whether the potential investment is a commercial or industrial real estate-related opportunity, in which case it would generally be presented to us. Other factors which our Adviser will consider include:

•	cash flow from the property;

•	the effect of the acquisition of the property on the diversification of each entity’s portfolio;

•	rental payments during any renewal period;

•	the amount of equity required to make the investment;

•	the policies of each entity relating to leverage;

•	the funds of each entity available for investment; and

•	the length of time the funds have been available for investment and the manner in which the potential investment can be structured by each entity.

      To the extent that a particular property might be determined to be suitable for more than one investment entity, priority generally will be given to the investment entity having uninvested funds for the longest period of time. It is the responsibility of our board of directors (including our independent directors) to ensure that the method used by our Adviser to allocate transactions is applied fairly to us.

Our Adviser or its affiliates could compete for the time and services of our officers and directors.

      We depend on our board of directors and on our Adviser for our operations and for the acquisition, operation and disposition of our investments. Our Adviser has entered into the advisory agreement with us pursuant to which it will perform certain functions relating to the investment of our funds and our day-to-day management. Our Adviser may perform similar services for other entities managed by our Adviser or its affiliates. Our Adviser and its affiliates will devote such time to our affairs as they in good faith determine to be necessary. Neither our Adviser nor any of their respective affiliates are restricted from acting as general partner or as an adviser to REITs, real estate partnerships or other entities which may have objectives similar to ours and which are sponsored by affiliated or non-affiliated persons.

PRINCIPAL STOCKHOLDERS

      Immediately prior to the completion of this offering, there will be 52,000 shares of common stock outstanding and one stockholder of record. We will have no other shares of capital stock outstanding. We do not anticipate that, upon completion of this offering, any of our current stockholders will beneficially own more than five percent of our common stock. The following table sets forth certain ownership information with respect to our common stock for each of our directors and executive officers and for all directors and executive officers as a group, upon completion of this offering. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned	Percent of Class (1)

David Gladstone (2)	252,000	4.4%
Terry Lee Brubaker (3)	50,000	*
George Stelljes, III (4)	50,000	*
Harry Brill (5)	12,500	*
David A.R. Dullum (6)	0	*
Michela A. English (6)	0	*
Anthony W. Parker (6)	0	*
Paul W. Adelgren (6)	0	*
Maurice W. Coulon (6)	0	*
All executive officers and directors as a group (nine persons) (7)	364,500	6.2%

*	Represents less than 1% of the number of shares of common stock outstanding upon completion of the offering.

(1)	Does not reflect shares of common stock reserved for issuance upon exercise of the underwriters’ over-allotment option.

(2)	Includes (i) 100,000 shares underlying options to be granted concurrently with this offering to Mr. Gladstone that will be immediately exercisable upon grant and (ii) 100,000 shares that Mr. Gladstone has expressed to us that he intends to purchase in this offering under the directed share program (although there can be no guarantee that he will purchase such shares).

(3)	Reflects 50,000 shares underlying options to be granted concurrently with this offering to Mr. Brubaker that will be immediately exercisable upon grant.

(4)	Reflects 50,000 shares underlying options to be granted concurrently with this offering to Mr. Stelljes that will be immediately exercisable upon grant.

(5)	Reflects 12,500 shares underlying options to be granted concurrently with this offering to Mr. Brill that will be immediately exercisable upon grant.

(6)	Messrs. Dullum, Parker, Adelgren and Coulon and Ms. English have agreed to join our board of directors prior to the completion of this offering.

(7)	Includes (i) 212,500 shares underlying options to be granted to our executive officers concurrently with this offering, as described more fully in footnotes (2) through (5) above, and (ii) 100,000 shares of common stock that Mr. Gladstone has expressed to us that he intends to purchase in this offering under the directed share program (although there can be no guarantee that he will purchase such shares).

DESCRIPTION OF OUR CAPITAL STOCK

General

      Our authorized capital stock consists of 20,000,000 shares of capital stock, $0.001 par value per share, all of which is initially designated as common stock. Under our articles of incorporation, our board of directors is authorized to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such stock. Upon completion of this offering (assuming no exercise of the underwriters’ over-allotment option), 5,552,000 shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. The following summary description of our capital stock is not necessarily complete and is qualified in its entirety by reference to our articles of incorporation.

Voting Rights of Common Stock

      Subject to the provisions of our articles of incorporation regarding restrictions on the transfer and ownership of our capital stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock (of which there currently is none), the holders of the common stock possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding common stock, voting as a single class, can elect all of the directors then standing for election and the holders of the remaining shares are not able to elect any directors.

Dividends, Liquidations and Other Rights

      All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when declared by our board of directors out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares (of which there currently is none) and to the provisions of our articles of incorporation regarding restrictions on transfer of our shares.

      Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our articles of incorporation, all shares of common stock have equal dividend, liquidation and other rights.

Certificates

      We will not issue certificates. Shares will be held in “uncertificated” form which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to effect a transfer. Transfers can be effected simply by mailing to us a duly executed transfer form. Upon the issuance of our shares, we will send to each stockholder a written statement which will include all information that is required to be written upon stock certificates under Maryland law.

Meetings and Special Voting Requirements

      An annual meeting of the stockholders will be held each May for the purpose of electing the class of directors whose term is up for election and to conduct other business that may be before the stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chairman, our president or upon the written request of stockholders entitled to cast at least 20% of all the votes entitled to be cast at a meeting. In general, the presence in person or by proxy of a majority of the outstanding shares, exclusive of excess shares (described in “Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws — Restrictions on Ownership of Shares” below), shall constitute a quorum. Generally, the affirmative vote of a majority of the votes entitled to be voted at a meeting at which a quorum is present is necessary to take stockholder action, except that a plurality of all votes cast at such a meeting is sufficient to elect a director.

      A proposal by our board of directors to amend our articles of incorporation or to dissolve us requires the approval at a duly held meeting of our stockholders holding at least a majority of the shares entitled to vote. Stockholders may, by the affirmative vote of two-thirds of the shares entitled to vote on such matter, elect to remove a director for cause. Stockholders do not have the ability to vote to replace our Adviser or to select a new adviser.

      The affirmative vote of a majority of all shares entitled to vote is required to approve any merger or sale of substantially all of our assets other than in the ordinary course of business. The term “substantially all” as used in this context is a term used in the Maryland General Corporate Law. The Maryland General Corporation Law does not include a definition of “substantially all” and Maryland case law suggests that the term be interpreted on a case-by-case basis. The effect for investors of the Maryland law’s lack of definition is that we cannot provide investors with a definition for “substantially all” and therefore stockholders will not know whether a sale of assets will constitute a sale of substantially all of the assets and, therefore, whether they will have the right to approve any particular sale.

Information Rights

      Any stockholder may, during normal business hours and for any lawful and proper purpose, inspect and copy our bylaws, minutes of the proceedings of our stockholders, our annual financial statements and any voting trust agreement that is on file at our principal office. In addition, one or more stockholders who together are, and for at least six months have been, record or beneficial holders of 5% of our common stock are entitled to inspect a copy of our stockholder list upon written request. The list will include the name and address of, and the number of shares owned by, each stockholder and will be available at our principal office within 20 days of the stockholder’s request.

      The rights of stockholders described above are in addition to, and do not adversely affect rights provided to investors under, Rule 14a-7 promulgated under the Securities Exchange Act of 1934, which provides that, upon request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders, or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution themselves.

Distributions

      Distributions will be paid to investors who are stockholders as of the record date selected by our board of directors. Distributions will be paid on a quarterly basis regardless of the frequency with which such distributions are declared. We are required to make distributions sufficient to satisfy the REIT requirements. Generally, income distributed as distributions will not be taxable to us under federal income tax laws unless we fail to comply with the REIT requirements.

      Distributions will be paid at the discretion of our board of directors based on our earnings, cash flow and general financial condition. The directors’ discretion will be governed, in substantial part, by their obligation to cause us to comply with the REIT requirements. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow which we expect to receive during a later quarter and may be made in advance of actual receipt in an attempt to make distributions relatively uniform. We may borrow to make distributions if the borrowing is necessary to maintain our

REIT status, or if the borrowing is part of a liquidation strategy whereby the borrowing is done in anticipation of the sale of properties and the proceeds will be used to repay the loan.

      We are not prohibited from distributing securities in lieu of making cash distributions to stockholders, provided that the securities distributed to stockholders are readily marketable. Stockholders who receive marketable securities in lieu of cash distributions may incur transaction expenses in liquidating the securities. For additional information with respect to distributions, see the “Distribution Policy” section of this prospectus.

Repurchases of Excess Shares

      We have the authority to redeem “excess shares” (as defined in our articles of incorporation) immediately upon becoming aware of the existence of excess shares or after giving the holder of the excess shares 30 days to transfer the excess shares to a person whose ownership of such shares would not exceed the ownership limit and, therefore such shares would no longer be considered excess shares. The price paid upon redemption by us shall be the lesser of the price paid for such excess shares by the stockholder holding the excess shares or the fair market value of the excess shares. We may purchase excess shares or otherwise repurchase shares if the repurchase does not impair our capital or operations. For additional information regarding excess shares, see “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws — Restrictions on Ownership of Shares.”

CERTAIN PROVISIONS OF MARYLAND LAW AND

OF OUR ARTICLES OF INCORPORATION AND BYLAWS

      The following description of certain provisions of Maryland law and of our articles of incorporation and bylaws is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our articles of incorporation and our bylaws. We have filed our articles of incorporation and bylaws as exhibits to the registration statement of which this prospectus is a part.

Classification of our Board of Directors

      Pursuant to our bylaws, upon completion of this offering, our board of directors will be divided into three classes of directors. Directors of each class are elected for a three-year term, and each year one class of directors will be elected by the stockholders. The initial terms of the Class I, Class II and Class III directors will expire in 2004, 2005 and 2006, respectively, and when their respective successors are duly elected and qualify. Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our directors. Holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the common stock are able to elect all of the successors of the class of directors whose terms expire at that meeting.

      Our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, our classified board could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us or another transaction that might involve a premium price for our common stock that might be in the best interest of our stockholders.

Removal of Directors

      Any director may be removed only for cause by the stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal. The notice of the meeting shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Restrictions on Ownership of Shares

      In order for us to qualify as a REIT, not more than 50% of our outstanding shares may be owned by any five or fewer individuals (including some tax-exempt entities) during the last half of each taxable year, and the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year for which an election to be treated as a REIT is made. We may prohibit certain acquisitions and transfers of shares so as to facilitate our continued qualification as a REIT under the Internal Revenue Code. However, there can be no assurance that this prohibition will be effective.

      Our articles of incorporation, in order to assist our board of directors in preserving our status as a REIT, contain an ownership limit which prohibits any person or group of persons from acquiring, directly or indirectly, beneficial ownership of more than 9.8% of our outstanding shares of capital stock. Shares owned by a person or a group of persons in excess of the ownership limit are deemed “excess shares.” Shares owned by a person who individually owns of record less than 9.8% of outstanding shares may nevertheless be excess shares if the person is deemed part of a group for purposes of this restriction.

      Our articles of incorporation stipulate that any purported issuance or transfer of shares shall be valid only with respect to those shares that do not result in the transferee-stockholder owning shares in excess of the ownership limit. If the transferee-stockholder acquires excess shares, the person is considered to have acted as our agent and holds the excess shares on behalf of the ultimate stockholder.

      The ownership limit does not apply to offerors which, in accordance with applicable federal and state securities laws, make a cash tender offer, where at least 90% of the outstanding shares of our common stock (not including shares or subsequently issued securities convertible into common stock which are held by the tender offeror and any “affiliates” or “associates” thereof within the meaning of the Securities Exchange Act of 1934) are duly tendered and accepted pursuant to the cash tender offer. The ownership limit also does not apply to the underwriter in a public offering of our shares. The ownership limit also does not apply to a person or persons which our directors so exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized.

Business Combinations

      Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting shares.

      A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

      After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of capital stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by (a) the interested stockholder with whom or with whose affiliate the business combination is to be effected and (b) shares held by an affiliate or associate of the interested stockholder.

      These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by our board of directors before the time that the interested stockholder becomes an interested stockholder. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Merger; Amendment of Articles of Incorporation

      Under Maryland law, we will not be able to amend our articles of incorporation or merge with another entity unless approved by the affirmative vote of stockholders holding at least a majority of the shares entitled to vote on the matter. As permitted by Maryland law, our articles of incorporation contain a provision permitting our directors, without any action by our stockholders, to amend the articles of incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of any class of stock that we have authority to issue.

Operations

      We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

      Our articles of incorporation provide for us to have a perpetual existence. Pursuant to our articles of incorporation, and subject to the provisions of any of our classes or series of stock then outstanding and the approval by a majority of the entire board of directors, our stockholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Advance Notice of Director Nominations and New Business

      Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

      With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Power to Issue Additional Shares

      We currently do not intend to issue any securities other than the shares described in this prospectus and the shares issuable under the 2003 Plan, although we may do so at any time, including upon the redemption of limited partnership interests that we may issue in connection with acquisitions of real property. We believe that the power to issue additional shares of stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.

Control Share Acquisitions

      Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” have no voting rights unless the corporation’s stockholders approve such voting rights by a vote of two-

thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or directors of the corporation who are also employees are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third of all voting power;

•	one-third or more but less than a majority of all voting power; or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including providing a statement to us detailing, among other things, the acquiring person’s identity and stock ownership and an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

      If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, at the fair market value of such shares. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our articles of incorporation or bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws

      The business combination provisions and the control share acquisition provisions of Maryland law, the provisions of our bylaws regarding the classification of our board of directors and the restrictions on the transfer of stock and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in the control that might involve a premium price for holders of common stock or otherwise be in their best interest.

SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, 5,552,000 shares of our common stock will be outstanding, based on the number of shares outstanding on August 8, 2003 and assuming no exercise of the underwriters’ over-allotment option and without giving effect to the potential exercise of any options by our officers and directors. Of these shares, the 5,500,000 shares of our common stock sold in this offering will be freely tradable without restriction or limitation under the Securities Act, with the exception of any shares purchased in the directed share offering and any additional shares purchased by our affiliates. Shares of our common stock purchased in the directed share offering will be restricted from resale for a period of 180 days following the completion of this offering. In addition, any shares of common stock purchased by our affiliates in this offering will be subject to the manner of sale and volume limitations of Rule 144 promulgated under the Securities Act. In addition, the remaining 52,000 shares of common stock held by David Gladstone, our chairman and chief executive officer, prior to this offering, will be subject to a lockup agreement in favor of the underwriters which generally provides that he shall not sell, offer to sell, contract to sell, hypothecate, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable for shares of our common stock or warrants or other rights to purchase shares of our common stock for a period of 180 days after the date of this prospectus. The representatives of the underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to the lockup agreements. Such shares owned by Mr. Gladstone will become eligible for public resale under Rule 144 on February 15, 2004.

DIVIDEND REINVESTMENT PLAN

      Pursuant to our dividend reinvestment plan, if your shares of our common stock are registered in your own name you can have all distributions reinvested in additional shares of our common stock by The Bank of New York, the plan agent, if you enroll in the reinvestment plan by delivering an authorization form to the plan agent prior to the corresponding dividend declaration date. The plan agent will effect purchases of our common stock under the reinvestment plan in the open market. If you do not elect to participate in the reinvestment plan, you will receive all distributions in cash paid by check mailed directly to you (or if you hold your shares in street or other nominee name, then to your nominee) as of the relevant record date, by the plan agent, as our dividend disbursing agent. If your shares are held in the name of a broker or nominee or if you are transferring such an account to a new broker or nominee, you should contact the broker or nominee to determine whether and how they may participate in the reinvestment plan.

      The plan agent serves as agent for the holders of our common stock in administering the reinvestment plan. After we declare a dividend, the plan agent will, as agent for the participants, receive the cash payment and use it to buy shares of our common stock on the Nasdaq National Market or elsewhere for the participants’ accounts. The price of the shares will be the average market price at which such shares were purchased by the plan agent.

      Participants in the reinvestment plan may withdraw from the reinvestment plan upon written notice to the plan agent. Such withdrawal will be effective immediately if received not less than ten days prior to a dividend record date; otherwise, it will be effective the day after the related dividend distribution date. When a participant withdraws from the reinvestment plan or upon termination of the reinvestment plan as provided below, certificates for whole shares of common stock credited to his or her account under the reinvestment plan will be issued and a cash payment will be made for any fractional share of common stock credited to such account.

      The plan agent will maintain each participant’s account in the reinvestment plan and will furnish quarterly written confirmations of all transactions in such account, including information needed by the stockholder for personal and tax records. Common stock in the account of each reinvestment plan participant will be held by the plan agent in non-certificated form in the name of such participant. Proxy materials relating to our stockholders’ meetings will include those shares purchased as well as shares held pursuant to the reinvestment plan.

      In the case of participants who beneficially own shares that are held in the name of banks, brokers or other nominees, the plan agent will administer the reinvestment plan on the basis of the number of shares of common stock certified from time to time by the record holders as the amount held for the account of such beneficial owners. Shares of our common stock may be purchased by the plan agent through any of the underwriters, acting as broker or, after the completion of this offering, as a dealer.

      We will pay the plan agent’s fees for the handling or reinvestment of dividends and other distributions. Each participant in the reinvestment plan will pay a pro rata share of brokerage commissions incurred with respect to the plan agent’s open market purchases in connection with the reinvestment of distributions. There are no other charges to participants for reinvesting distributions.

      Distributions are taxable whether paid in cash or reinvested in additional shares, and the reinvestment of distributions pursuant to the reinvestment plan will not relieve participants of any federal or state income tax that may be payable or required to be withheld on such distributions.

      Experience under the reinvestment plan may indicate that changes are desirable. Accordingly, we reserve the right to amend or terminate the reinvestment plan as applied to any distribution paid subsequent to written notice of the change sent to participants in the reinvestment plan at least 90 days before the record date for the distribution. The reinvestment plan also may be amended or terminated by the plan agent with our prior written consent, on at least 90 days’ written notice to participants in the reinvestment plan. All correspondence concerning the reinvestment plan should be directed to the plan agent by mail at 100 Church Street, 14th Floor, New York, New York 10286 or by phone at (800) 274-2944. The Bank of New York also maintains an Internet web site at http://stock.bankofny.com.

OUR OPERATING PARTNERSHIP

Overview

      We will conduct substantially all of our activities through, and substantially all of our properties will be held directly or indirectly by, our Operating Partnership, which was formed in May 2003 to acquire, own and operate properties on our behalf. We will control our Operating Partnership as its sole general partner, and through our wholly-owned subsidiary, Gladstone Commercial Partners, LLC, we will also initially own all limited partnership units of our Operating Partnership. We expect our Operating Partnership to issue limited partnership units from time to time in exchange for real property or mortgage loans. Limited partners who hold limited partnership units in our Operating Partnership will be entitled to redeem these units for cash or, at our election, shares of our common stock on a one-for-one basis at any time after the first anniversary of the completion of this offering.

      Our board of directors and our Adviser will manage the affairs of our Operating Partnership by directing its affairs as general partner of our Operating Partnership. In turn, our Operating Partnership will pay the advisory fees of our Adviser. Whenever we issue common or preferred stock for cash, we will be obligated to contribute any net proceeds we receive therefrom to our Operating Partnership, and our Operating Partnership will be obligated to issue an equivalent number of units to us. Our limited and general partnership interests in our Operating Partnership will entitle us to share in cash distributions from, and in the profits and losses of, our Operating Partnership in proportion to our percentage interests therein and will entitle us to vote on all matters requiring a vote of the limited partners.

      Generally, pursuant to the terms of the limited partnership agreement of our Operating Partnership and provisions of Delaware law, we, as the sole general partner, will have the exclusive power to manage and conduct the business of our Operating Partnership and will otherwise have the rights and powers permitted to the general partner of a Delaware limited partnership. In addition to the rights specifically described in this prospectus, the holders of units in our Operating Partnership will have such rights and powers as are reserved to limited partners under Delaware law, but generally will have no authority to transact business for or participate in the management activities or decisions of our Operating Partnership. The limited partners do not have the right to remove us as general partner.

      Limited partners of our Operating Partnership may only transfer units with our consent and in compliance with applicable regulations and other restrictions set forth in the limited partnership agreement. A transferee of units will be admitted to our Operating Partnership as a substitute limited partner only with our consent. The limited partnership agreement permits us to cause our Operating Partnership to issue additional units without the consent of the limited partners.

      Our structure of conducting our business through our Operating Partnership is commonly called an Umbrella Partnership Real Estate Investment Trust, or UPREIT, structure, which is utilized generally to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, the REIT’s proportionate share of the assets and income of an UPREIT partnership, such as our Operating Partnership, will be deemed to be assets and income of the REIT.

      A property owner may contribute property to an UPREIT partnership in exchange for limited partnership units on a tax-deferred basis. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that will be equivalent to the dividend distributions made to holders of our common stock. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock in a taxable transaction as described below.

Comparison of Common Stock and Units

      Conducting our operations through our Operating Partnership will allow those who sell property to us to defer certain tax consequences by contributing their economic interests to our Operating Partnership in exchange for limited partnership units, rather than contributing their interests to us in exchange for cash or shares of our common stock in fully taxable transactions. Upon completion of this offering, we will hold units of interest in our Operating Partnership. Each unit is designed to result in a distribution per unit equal to a distribution per share of our common stock. After one year following completion of this offering, limited partners other than our subsidiaries may redeem each partnership unit then held by them for an amount of cash equal to the then-quoted market price of our common stock or, at our option, one share of our common stock (subject to certain antidilution adjustments and certain limitations on exchange to preserve our status as a REIT). The following is a comparison of the ownership of our common stock and units of our Operating Partnership with respect to voting rights and transferability:

•	Voting Rights. Holders of common stock may elect our board of directors, and because we serve as the general partner of our Operating Partnership, our board of directors will effectively control the business of our Operating Partnership. Unit holders may not elect or remove the general partner without our consent or, prior to redemption of units in exchange for our common stock, elect our directors.

•	Transferability. Neither the units of our Operating Partnership nor the shares of our common stock issuable upon redemption of such units will have been registered under the Securities Act and, therefore, they will be subject to certain restrictions on transfer. The units and the shares of our common stock for which they are redeemable are subject to transfer restrictions under applicable securities laws, under our articles of incorporation or under the limited partnership agreement, including the required consent of the general partner to the admission of any new limited partner to our Operating Partnership. We may from time to time grant registration rights with respect to shares of our common stock issuable upon redemption of units.

Partnership Agreement

      The partnership agreement requires that our Operating Partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that our Operating Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.

      The following summary of the limited partnership agreement of our Operating Partnership and the description of certain provisions thereof set forth elsewhere in this prospectus are qualified in their entirety by reference to the limited partnership agreement.

Management

      Under the terms of the partnership agreement, as the sole general partner of our Operating Partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management, operation and control of the partnership, including the ability to cause the partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of tenants and to cause changes in the partnership’s line of business and distribution policies. We are in turn managed by our Adviser, which will have responsibility for all aspects of our operations, including the management of our Operating Partnership.

      The affirmative vote of the general partner and at least a majority of the partnership units is required for a sale of all or substantially all of the assets of the partnership, to approve a merger or consolidation of the partnership or to amend the partnership agreement. Upon completion of this offering and the formation transactions, we will own a 100% interest in the partnership.

Transferability of Interests

      We may not voluntarily withdraw as the general partner of our Operating Partnership, engage in any merger, consolidation or other business combination or transfer or assign our interest in our Operating Partnership (except to a wholly owned subsidiary) unless the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive cash, securities or other property in an amount equal to the amount they would have received had they exercised their redemption rights immediately prior to such transaction, or unless, in the case of a merger or other business combination, our successor contributes substantially all of its assets to our Operating Partnership in return for a general partnership interest in our Operating Partnership. We may also enter into a business combination or transfer our general partnership interest upon the receipt of the consent of a majority in interest of the limited partners of the Operating Partnership. With certain limited exceptions, the limited partners may not transfer their interests in our Operating Partnership, in whole or in part, without our written consent, which consent we may withhold in our sole discretion. We may not consent to any transfer that would cause our Operating Partnership to be treated as a corporation for federal income tax purposes.

Capital Contributions and Additional Units

      We will contribute to our Operating Partnership substantially all of the net proceeds of this offering as a capital contribution in exchange for limited partnership interests. The partnership agreement permits us, without the consent of the limited partners, to cause the issuance of additional partnership units in return for future capital contributions by third parties. The partnership agreement provides that if our Operating Partnership requires additional funds at any time in excess of funds available to our Operating Partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of capital stock as additional capital to our Operating Partnership. If we contribute additional capital to our Operating Partnership, we will receive additional partnership units and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our Operating Partnership, we will revalue the property of our Operating Partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for such fair market value on the date of the revaluation. Our Operating Partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from our Operating Partnership, including the partnership interests we own as general partner.

Redemption Rights

      The limited partners of our Operating Partnership, other than any of our subsidiaries, such as Gladstone Commercial Partners, LLC, have the right to cause their limited partnership units to be redeemed by our Operating Partnership for cash or, at our election, shares of our common stock on a one-for-one basis. In the event that the partnership units are redeemed for cash, the cash amount to be paid will be equal to the market value of the number of our shares of common stock that would be issuable if the limited partnership units were redeemed for our shares on a one-for-one basis. If we elect to redeem the limited partnership units for shares of our common stock, we will issue one share of our common stock for each limited partnership unit redeemed. These redemption rights may not be exercised, however, if and to the extent that the delivery of shares of common stock in such redemption would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (4) cause us to own 10.0% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or (5) cause the acquisition of shares of common stock by a redeemed limited partner to be “integrated” with any other distribution of our shares of common stock for purposes of complying with the Securities Act.

      Subject to the foregoing, limited partners of our Operating Partnership may exercise their redemption rights at any time after one year following the completion of this offering. However, a limited partner may not deliver more than two redemption notices in any calendar year and may not exercise a redemption right for less than 1,000 limited partnership units, unless such limited partner holds less than 1,000 units, in which case he must exercise his redemption right for all of his units. We do not expect to issue any of the shares of common stock offered hereby to limited partners of our Operating Partnership in redemption of their limited partnership units. Rather, in the event a limited partner of our Operating Partnership exercises its redemption rights, and we elect to purchase the limited partnership units with shares of our common stock, we expect to issue new unregistered shares of common stock in connection with such transaction.

      If we redeem any shares of our common stock or shares of any series of preferred stock that we may issue, then our Operating Partnership will redeem, for the same cash amount as paid in such redemption, the same number of units of partnership interest held by us or our subsidiaries corresponding to the shares we redeem.

Distributions

      The partnership agreement provides that our Operating Partnership will distribute cash flow from operations to the limited partners of our Operating Partnership in accordance with their relative percentage interests on at least a quarterly basis in amounts determined by us, such that a holder of one unit of limited partnership interest in our Operating Partnership will receive the same amount of annual cash flow distributions from our Operating Partnership as the amount of annual distributions paid to the holder of one of our shares of common stock. Remaining cash from operations will be distributed to us as the general partner to enable us to make distributions to our stockholders.

Allocations and Tax Matters

      The partnership agreement of our Operating Partnership provides that taxable income is allocated to the limited partners of our Operating Partnership in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in our Operating Partnership will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Section 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our Operating Partnership.

      Upon the liquidation of our Operating Partnership, after payment of debts and obligations, any remaining assets of our Operating Partnership will be distributed to partners with positive capital accounts on a pro rata basis in accordance with their respective positive capital account balances. If we were to have a negative balance in our capital account following a liquidation, we, as general partner of the Operating Partnership, would be obligated to contribute cash to our Operating Partnership equal to such negative balance for distribution to other partners, if any, having positive balances in such capital accounts.

      We will be the tax matters partner of our Operating Partnership and, as such, will have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of our Operating Partnership.

Term

      Our Operating Partnership will continue until December 31, 2075, or until sooner dissolved upon:

•	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue our Operating Partnership);

•	the sale or other disposition of all or substantially all the assets of our Operating Partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the general partner.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

      This section summarizes the material federal income tax issues that you, as a stockholder, may consider relevant with respect to an investment in our common stock offered by this prospectus. Because this section is a summary, it does not address all of the tax issues that may be important to you and should not be considered to be tax advice. In addition, this discussion does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax exempt entities (except to the extent discussed in “Taxation of Tax-Exempt Stockholders”);

•	foreign persons (except to the extent discussed in “Taxation of Non-U.S. Stockholders”);

•	stockholders who are subject to the alternative minimum tax;

•	stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction; or

•	stockholders who do not hold their shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

      Furthermore, no state, local or foreign tax considerations are addressed in this summary. The federal income tax treatment of REITs is highly technical and complex. The statements in this section and the opinion of Cooley Godward LLP (described below) are based on provisions of the Code, as well as Treasury regulations, administrative rulings and judicial decisions thereunder, all of which are subject to change (possibly with retroactive effect) or to different interpretations. No ruling from the IRS has been or will be requested with respect to any of the tax matters discussed herein.

      We urge you to consult your own tax adviser regarding the specific tax consequences to you of ownership of our common stock and of our election to be taxed as a REIT.

Taxation of Gladstone Commercial Corporation

      We intend to conduct our operations in a manner that will permit us to qualify as and elect to be treated as a REIT for federal income tax purposes for the year ending December 31, 2003. We have not requested a ruling from the Internal Revenue Service as to our qualification as a REIT, and no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

      We have obtained an opinion from Cooley Godward LLP to the effect that, for federal income tax purposes, we will qualify as a REIT, provided that we operate in the manner described in this prospectus and in accordance with the representations set forth in this prospectus and provided that we satisfy the share ownership, income, asset and distribution tests described below.

      In addition to the limitations, assumptions and qualifications set forth herein, investors should be aware that Cooley Godward’s opinion is based upon customary assumptions and qualifications set forth in such opinion, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the conduct of our business, and is not binding upon the Internal Revenue Service or any court. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Cooley Godward LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

      If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results under current law from owning shares in a corporation. However, we will be required to pay federal income tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference and alternative minimum tax adjustment that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests (substituting 90% for 95%, for purposes of calculating the amount by which the 95% test is failed), multiplied by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,

we will pay a 4% excise tax on the excess of the required distribution over the amount we actually distribute.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

      A REIT is a corporation, trust or association that meets each of the following requirements:

1. It is managed by one or more trustees or directors;

2. Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

3. It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

4. It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5. At least 100 persons are beneficial owners of its shares or ownership certificates;

6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year;

7. It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; and

8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. Both requirements 5 and 6 are inapplicable to our first taxable year as a REIT.

      We have satisfied requirements 1 through 4. Upon the completion of this offering, we will have issued sufficient shares of common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 above. In addition, our articles of incorporation restrict the ownership and transfer of our shares of capital stock so that we should continue to satisfy these requirements. The provisions of our articles of incorporation restricting the ownership and transfer of the shares of common stock are described in “Certain Provisions of Maryland Law and of our Articles of Incorporation and Bylaws – Restrictions on Ownership of Shares.” We will timely make the election described in 7, above, in the manner required by Treasury Department regulations.

      For purposes of satisfying the various REIT qualification requirements, including the income and asset tests described below, some or all of the activities, income and assets of qualified REIT subsidiaries and partnerships we own will be treated as our activities, income and assets.

      A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation that has not elected to be treated as a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit and our ownership of the stock of such subsidiary will not violate the REIT asset tests discussed below.

      Similarly, in the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our Operating Partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Income Tests

      We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	income derived from foreclosure property;

•	gain from the sale of real estate assets that are not investment or dealer property; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of capital stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

      Second, in general, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gains from the sale or disposition of stock or securities, income from certain hedging instruments or any combination of these. The following paragraphs discuss the specific application of the gross income tests to us.

      Rents from Real Property. Rent that we receive from a tenant will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

      First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practices.

      More generally, the rent will not qualify as “rents from real property” if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practices, but is in reality used as a means of basing the rent on income or profits. We will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

      Second, we must not own, actually or constructively, 10% or more of the stock (by vote or value) or the assets or net profits of any tenant (a “related party tenant”) other than a “taxable REIT subsidiary” or “TRS.” See “Other Tax Consequences — Taxable REIT Subsidiaries.” In addition, the constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. Because the constructive ownership rules are broad and it is not possible to continually monitor direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a TRS at some future date.

      As described above, we may own up to 100% of the stock of one or more TRSs. As an exception to the related party tenant rule described in the preceding paragraph, rent that we receive from a TRS will qualify as “rents from real property” as long as (1) the TRS is a qualifying TRS (see “Other Tax Consequences — Taxable REIT Subsidiaries”), (2) at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and (3) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

      Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the property in the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the “personal property ratio”). We believe that the personal property ratio of the properties that we intend to acquire will be less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

      Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services directly to the tenants of a property as long as our income from the services does not exceed 1% of our income from the related property. We may employ a TRS, which may be wholly or partially owned by us, to provide both customary and noncustomary services to our tenants without causing the rents from the related properties to fail to qualify as “rents from real property.” Any amounts we receive from a TRS with respect to such TRS’s provision of noncustomary services will, however, be non-qualified income under the 75% gross income tax and, except to the extent received through the payment of dividends, the 95% gross income test. Finally, we may own up to 100% of the stock of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We do not intend to perform any services other than customary ones for our tenants, other than services provided through independent contractors or TRSs.

      If a portion of the rent that we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, only that portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular property does not qualify as “rents from real property” because either (1) the rent is considered based on the income or profits of the related tenant, (2) the tenant either is a related party tenant or fails to qualify for the exception to the related party tenant rule for qualifying TRSs, or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that property would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

      In addition to rent, our tenants will be required to pay certain additional charges. To the extent that such additional charges represent reimbursements of amounts that we are obligated to pay to third parties, such as a tenant’s proportionate share of a property’s operational or capital expenses, such amounts are not included in gross income for purposes of the income tests because reimbursements are essentially loan repayments. Penalties for nonpayment or late payment of such amounts may also be excluded from gross income. However, to the extent that such charges are not excluded from gross income, they instead should be treated as interest that qualifies for the 95% gross income test.

      Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by being based on a fixed percentage or percentages of gross receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances surrounding a particular transaction. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property generally is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

      Hedging Transactions. From time to time, we or our Operating Partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we or our Operating Partnership enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or our Operating Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

      We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “Taxation of Gladstone Commercial Corporation,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests (substituting 90% for 95%, for purposes of calculating the amount by which the 95% test is failed), multiplied by a fraction intended to reflect our profitability.

Asset Tests

      To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets, including assets held by any qualified REIT subsidiaries and our allocable share of the assets held by any partnerships or limited liability companies in which we hold an interest, must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

      Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities. Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs. Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or a TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that certain “straight debt” securities are not treated as “securities” for purposes of the 10% value test (for example, qualifying debt securities of a corporation of which we own no equity interest or of a partnership if we own at least a 20% profits interest in the partnership).

      We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non- qualifying assets.

      If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Distribution Requirements

      Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income over 5% of “REIT taxable income.”

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

      We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

then we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of capital stock in order to make distributions necessary to maintain our REIT status.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

      We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares of capital stock. We intend to comply with these requirements. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares is required to include specified information relating to his, her or its or its shares in his, her or its or its federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our shares and a list of those persons failing or refusing to comply with our demand.

Failure to Qualify

      If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts distributed to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief. See “Risk Factors – Loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common stock.”

Sale-Leaseback Transactions

      Many of our investments will be in the form of sale-leaseback transactions. In most instances, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property or the holder of a debt secured by the property. We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes.

      The Internal Revenue Service may take the position that specific sale-leaseback transactions we may treat as true leases are not true leases for federal income tax purposes but are, instead, financing arrangements or loans. We may also structure some sale-leaseback transactions as loans. In this event, for purposes of the asset tests and the 75% income test, each such loan likely would be viewed as secured by real property to the extent of the fair market value of the underlying property. It is expected that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease. If a sale-leaseback transaction we treat as a lease were recharacterized as a loan, we might fail to satisfy the asset tests or the income tests and consequently lose our REIT status effective with the year of recharacterization. Alternatively, the amount of our REIT taxable income could be recalculated which could cause us to fail one or both of the income tests and, consequently, to lose our REIT status.

Method of Accounting

      In computing our REIT taxable income, we will use the accrual method of accounting and depreciate depreciable property under the alternative depreciation system. We will be required to file an annual federal income tax return, which, like other corporate returns, is subject to Internal Revenue Service examination. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and its distributions. Issues could arise, for example, with respect to the allocation of the purchase price of properties between depreciable or amortizable assets and nondepreciable or non-amortizable assets such as land and the current deductibility of fees paid to our Adviser or its affiliates. Were the Internal Revenue Service to challenge successfully our characterization of a transaction or determination of our REIT taxable income, we could be found not to have satisfied a requirement for qualification as a REIT and mitigation provisions might not apply. If, as a result of a challenge, we are determined not to have satisfied the 90% distribution test, we would be disqualified as a REIT (unless we were to pay a deficiency distribution and pay interest and a penalty) as provided by the Code. A deficiency distribution cannot be used to satisfy the 90% distribution test if the failure to meet the test was not due to a later adjustment to our income by the Internal Revenue Service.

Taxation of Taxable U.S. Stockholders

      As long as we qualify as a REIT, a taxable “U.S. stockholder” must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. As long as we qualify as a REIT, then distributions will not be eligible for the dividends received deduction otherwise generally available to corporations or for the special 15% tax rate on dividends under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003. The term “U.S. stockholder” means a holder of our common stock that, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States unless, in the case of a partnership, treasury regulations provide otherwise;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

      Distributions that we properly designate as capital gain dividend will be taxable to our taxable U.S. stockholders as gain from the sale of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Such gain is taxable as long-term capital gain without regard to the period for which the U.S. stockholder has held its common stock. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. stockholder would include its proportionate share of our undistributed long-term capital gain in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

      A U.S. stockholder will not incur tax on a distribution, not designated as a capital gain distribution, in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s shares of common stock. Instead, the distribution will reduce the stockholder’s adjusted basis of such common stock. A U.S. stockholder will recognize a distribution, not designated as a capital gain distribution, in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her shares of common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

      Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of the shares of common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. However, gain from the disposition of shares of our common stock may not be treated as investment income depending on a stockholder’s particular situation. Stockholders will be required to include in their income for each taxable year as ordinary income, return of capital and capital gain the amounts that we designate in a written notice mailed after the close of such taxable year.

Taxation of U.S. Stockholders on the Disposition of Shares of Our Common Stock

      In general, a U.S. stockholder must treat any gain or loss realized upon a taxable disposition of shares of our common stock as long-term capital gain or loss if the U.S. stockholder has held the shares of common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the shares of common stock may be disallowed if the U.S. stockholder purchases other shares of our common stock within 30 days before or after the disposition.

Capital Gains and Losses

      The tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. Under recently enacted legislation, the highest marginal individual income tax rate is 35% for years ending after December 31, 2002 and beginning before January 1, 2006, at which time the rates revert to those in effect under prior law. For taxable years ending after May 6, 2003 and beginning on or before December 31, 2008, the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year, if the sale or exchange occurs on or after May 6, 2003. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

      We will report to our stockholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding may be claimed as a credit against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “Taxation of Non-U.S. Stockholders.”

Taxation of Tax-Exempt Stockholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of our common stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of common stock must treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares only if the percentage of our dividends that the tax-exempt trust must treat as unrelated business taxable income is at least 5% and we constitute a “pension-held REIT.” We would be a pension-held REIT only if:

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of capital stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our shares of capital stock; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of capital stock collectively owns more than 50% of the value of our shares of capital stock.

We do not expect to be a pension-held REIT.

Taxation of Non-U.S. Stockholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisers to determine the impact of federal, state and local income tax laws on ownership of our common stock, including any reporting requirements.

      A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if such a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions, and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. stockholder provides us with an IRS Form W-8ECI claiming that the distribution is effectively connected income.

      A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its shares of common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of those shares. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares of common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its shares of common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on an ordinary income dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

      For any year in which we qualify as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its U.S. tax liability for the amount we withhold.

      A non-U.S. stockholder generally will not incur tax under FIRPTA with respect to gain on a sale of shares of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares of capital stock. We cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period will not incur tax under FIRPTA on a disposition of the shares of common stock if the shares are “regularly traded” on an established securities market. Because it is expected that our common stock will be regularly traded on an established securities market, a non-U.S. stockholder should not incur tax under FIRPTA with respect to gain on a sale of our common stock unless it owns, actually or constructively, more than 5% of the common stock. If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations.

      Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

OTHER TAX CONSEQUENCES

Tax Aspects of our Investments in our Operating Partnership

      The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Classification as Partnerships. We will include in our income our distributive share of each Partnership’s income and we will deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

      Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We currently intend that each Partnership will qualify for the private placement exclusion.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of our Status as a REIT — Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of our Status as a REIT — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations may be disregarded for tax purposes if they do not comply with certain provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. We expect that each Partnership’s allocations of taxable income, gain, and loss will be respected for U.S. federal income tax purposes.

      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

      Under our Operating Partnership’s partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in our Operating Partnership, except to the extent that our Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our Operating Partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

      Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in our Operating Partnership generally will be equal to:

•	the amount of cash and the basis of any other property contributed by us to our Operating Partnership;

•	increased by our allocable share of our Operating Partnership’s income and our allocable share of indebtedness of our Operating Partnership; and

•	reduced, but not below zero, by our allocable share of our Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our Operating Partnership.

      If the allocation of our distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in our share of the indebtedness of our Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Depreciation Deductions Available to Our Operating Partnership. To the extent that our Operating Partnership acquires its properties in exchange for cash, its initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by our Operating Partnership. Our Operating Partnership generally plans to depreciate each depreciable property for federal income tax purposes under the alternative depreciation system of depreciation (“ADS”). Under ADS, the Operating Partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 12-year recovery period. Our Operating Partnership’s initial basis in properties acquired in exchange for units in our Operating Partnership should be the same as the transferor’s basis in such properties on the date of acquisition by our Operating Partnership. Although the law is not entirely clear, our Operating Partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Our Operating Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in our Operating Partnership, except to the extent that our Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties.

Sale of a Partnership’s Property

      Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

      Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of our Status as a REIT — Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Taxable REIT Subsidiaries

      We may own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by us. A TRS may provide services to our tenants and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated.

      We and our corporate subsidiary must elect for the subsidiary to be treated as a TRS. A corporation of which a qualifying TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

      Rent that we receive from our TRSs will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than TRSs and related party tenants, and the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The TRS rules limit the deductibility of interest paid or accrued by a TRS to us if certain tests regarding the TRS’s debt-to-equity ratio and interest expense are satisfied. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

      We believe that all transactions between us and any TRS that we form or acquire will be conducted on an arm’s-length basis.

Recent and Proposed Changes in Federal Income Tax Laws

      Recently enacted legislation has reduced the rate of certain corporate dividends received by noncorporate taxpayers to 15%. Dividends we pay (other than capital gain dividends designated by us as 15% rate dividends) generally will not be eligible for this 15% rate unless such dividends are attributable to “qualified dividend income” we receive from corporations in which we invest or unless they are attributable to income on which we elect to pay corporate income tax. We do not expect a significant portion of our income to consist of qualified dividend income or income on which we elect to pay corporate income tax. It is possible that this legislation may cause certain investments to be more attractive to individual investors than an investment in our shares and could materially affect the value of our shares.

      Proposed legislation would make certain technical corrections to the federal income tax rules applicable to REITs, including a modification of the definition of “straight debt” for purposes of the limitation on the value of securities of a single issuer a REIT may own, a new safe-harbor regarding the dates for testing whether 90% of a REIT’s property is rented to unrelated persons, elimination of one safe-harbor allowing rents received by a REIT to be exempt from the 100% excise tax if the rents are for customary services performed by a TRS or are from a TRS, elimination of the rule that substitutes 90% for 95% for purposes of determining the amount by which the 95% gross income test is failed, a provision allowing a REIT to pay a penalty and retain its status as a REIT in connection with qualification failures other than the source of income requirements. As of the date of this prospectus, we cannot predict whether the proposed legislation ultimately will be enacted into law, and if so, the form or effective date of that legislation.

State and Local Taxes

      We and our stockholders may be subject to taxation by various states and localities, including those in which we or our stockholders transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisers regarding the effect of state and local tax laws upon an investment in the common shares.

TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

      Our transfer and dividend paying agent and registrar for the shares of common stock being offered by this prospectus will be The Bank of New York. The principal business address of The Bank of New York is 100 Church Street, 14th Floor, New York, New York 10286.

UNDERWRITING

      Subject to the terms and conditions of an underwriting agreement dated                     , 2003, the underwriters named below have severally agreed to purchase from us the number of shares of common stock indicated in the following table. Ferris, Baker Watts, Incorporated is the representative of the underwriters.

Underwriters	Number of Shares

Ferris, Baker Watts, Incorporated
Jefferies & Company, Inc.
J.J.B. Hilliard, W.L. Lyons, Inc.
Stifel, Nicolaus & Company, Incorporated

5,500,000

      The underwriters propose to offer shares of our common stock, other than directed shares discussed below, directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $          per share. The underwriters may allow, and these selected dealers may re-allow, a concession of not more than $          per share to other brokers and dealers.

      The underwriters’ obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement. The underwriters are obligated to purchase all of the shares of common stock that they have agreed to purchase under the underwriting agreement, other than those covered by the over-allotment option, if they purchase any shares.

      Other than in the United States, no action has been taken by us or by the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of shares of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell nor a solicitation of any offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

      The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

Directed Share Program

      At our request, the underwriters have reserved up to 1,100,000 shares, or approximately 20% of the common stock offered by this prospectus, for sale under a directed share program to specified officers, directors, business associates and other persons that we identify. All of the persons purchasing the reserved shares must commit to purchase such shares after the registration statement of which this prospectus is a part has been declared effective by the SEC but no later than the close of business on the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Shares reserved for purchase by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering. All shares sold pursuant to the directed share program will be restricted from resale for a period of 180 days following the completion of this offering.

      All sales of shares pursuant to the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus less the underwriting discount. The underwriters will not receive any discounts or commission on the shares being sold pursuant to the directed share program. We will receive the same amount of cash per share from the sale of the shares pursuant to the directed share program as we will from the sale of shares to the general public. Accordingly, the investors in the offering will not experience any additional dilution by virtue of the directed share program.

Underwriting Discount and Expenses

      The following table summarizes the underwriting discount to be paid to the underwriters by us.

		Total without	Total with
	Per Share	Over-allotment(1)	Over-allotment(1)

Underwriting discount to be paid to the underwriters by us

(1)	Assumes the sale of all 1,100,000 reserved shares in the directed share program at the offering price less the underwriters discount, with respect to which no underwriting discount will be paid to the underwriters by us.

      We will pay all expenses of the offering that we incur. We estimate that our total expenses of this offering, excluding the underwriting discount, will be approximately $1 million.

Over-allotment Option

      We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 825,000 additional shares of our common stock at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise the option, each underwriter will become obligated, as long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock approximately proportionate to that underwriter’s initial commitment as indicated in the table above. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased pursuant to the option, the underwriters will offer the additional shares on the same terms as those on which the other shares are being offered hereby.

Indemnification

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Lockup Agreements

      Except with respect to our grant of options pursuant to the 2003 Equity Incentive Plan, we and each of our officers, directors and other stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could reasonably be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 180 days after the date of this prospectus, other than shares of common stock issuable by us upon exercise of options, in exchange for properties or in connection with a dividend reinvestment plan, without the prior written consent of the representatives of the underwriters. This consent may be given at any time without public notice. In addition, purchasers in the directed share program will be subject to separate lockup agreements restricting their resale of shares purchased pursuant to the directed share program for a period of 180 days following the completion of the offering. There are no present agreements between the representatives of the underwriters and us or any of our executive officers, directors or stockholders releasing us or them from these lock-up agreements prior to the expiration of the 180-day period other than with respect to our issuance of shares of common stock upon exercise by the underwriters of their over-allotment option.

Stabilization, Short Positions and Penalty Bids

      The underwriters may engage in over-allotment, syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option, in whole or in part, or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, resulting in a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Stabilizing transactions consist of various bids for or purchases of common stock in the open market prior to completion of the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

      Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effort that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Pricing of the Offering

      Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiations between us and the representatives of the underwriters. Among the primary factors considered in determining the initial public offering price were:

•	prevailing market conditions;

•	our capital structure;

•	the present stage of our development;

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us; and

•	estimates of our business potential and earning prospects.

Listing of Shares

      Our common stock has been approved for listing on the Nasdaq National Market under the symbol “GOOD.”

EXPERTS

      The financial statements as of June 30, 2003 and for the period from February 14, 2003 (inception) through June 30, 2003 then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

REPORTS TO STOCKHOLDERS

      As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, as a result of which we will file annual, quarterly and other periodic reports and proxy statements. We will furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants, and we will furnish to our stockholders the information required by Form 10-Q within 45 days after the end of each fiscal quarter, for so long as we are required to file quarterly reports on Form 10-Q with the SEC.

LEGAL MATTERS

      The validity of the issuance of the common stock offered hereby will be passed upon for us by Cooley Godward LLP, Reston, Virginia. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Bass, Berry & Sims PLC, Memphis, Tennessee.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-11, including exhibits and amendments filed with this registration statement, under the Securities Act of 1933 with respect to shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s Web site at http://www.sec.gov.

      As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and we will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the SEC’s Web site referred to above.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholder of Gladstone Commercial Corporation:

      In our opinion, the accompanying balance sheet and the related statements of operations, stockholder’s equity and cash flows present fairly, in all material respects, the financial position of Gladstone Commercial Corporation (the “Company”) at June 30, 2003, and the results of its operations and its cash flows for the period from February 14, 2003 (inception) to June 30, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

July 18, 2003

GLADSTONE COMMERCIAL CORPORATION

BALANCE SHEET

June 30, 2003

ASSETS:
Cash and cash equivalents	$29,615
Deferred offering costs	298,815

Total assets	$328,430

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities
Accounts payable	$287,084

Stockholder’s Equity
Common stock, $0.001 par value, 20,000,000 shares authorized, 52,000 shares outstanding	52
Additional paid in capital	51,948
Retained deficit	(10,654)

Total stockholder’s equity	41,346

Total liabilities and stockholder’s equity	$328,430

The accompanying notes are an integral part of these financial statements

GLADSTONE COMMERCIAL CORPORATION

STATEMENT OF OPERATIONS

For the Period February 14, 2003 (Inception) to June 30, 2003

REVENUES:	$—

EXPENSES:
Organizational costs	5,549
General and administrative	5,105

Total expenses	10,654

Net loss	$(10,654)

Basic and diluted loss per share	$(.20)

Weighted average shares outstanding	52,000

The accompanying notes are an integral part of these financial statements

GLADSTONE COMMERCIAL CORPORATION

STATEMENT OF STOCKHOLDER’S EQUITY

For the Period February 14, 2003 (Inception) to June 30, 2003

		Additional	Stock
	Common	Paid in	Subscription	Retained
	Stock	Capital	Receivable	Deficit	Total

Issuance of common shares	$52	$51,948	$(42,000)	$—	$10,000
Payment of stock subscription receivable			42,000		42,000
Net loss				(10,654)	(10,654)

Balance, June 30, 2003	$52	$51,948	$—	$(10,654)	$41,346

The accompanying notes are an integral part of these financial statements

GLADSTONE COMMERCIAL CORPORATION

STATEMENT OF CASH FLOWS

For the Period February 14, 2003 (Inception) to June 30, 2003

Cash flows from operating activities:
Net loss	$(10,654)
Increase in accounts payable	10,654

Net cash used by operating activities	—

Cash flows from investing activities:
Proceeds from share issuance	52,000
Payments for deferred offering costs	(22,385)

Net cash provided by financing activities	29,615

Net increase in cash and cash equivalents	29,615
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$29,615

Non cash investing and financing activities:
Deferred offering costs of $276,430 have been accrued and included in accounts payable.

The accompanying notes are an integral part of these financial statements

GLADSTONE COMMERCIAL CORPORATION

NOTES TO FINANCIAL STATEMENTS

1.	Organization

      Gladstone Commercial Corporation, a Maryland corporation (the “Company”), was formed on February 14, 2003 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning property connected therewith net leased to creditworthy corporations and other creditworthy entities. Subject to certain restrictions and limitations, the business of the Company will be managed by Gladstone Management Corporation (the “Adviser”).

      On February 15, 2003, the sole stockholder purchased 52,000 shares of common stock (the “Shares”) for $52,000 and was admitted as the initial stockholder of the Company.

      On May 28, 2003, the Company completed the formation of a subsidiary, Gladstone Commercial Limited Partnership (the “Operating Partnership”). The Operating Partnership currently has no assets or operations, but the Company anticipates that it will conduct substantially all of its operations through the Operating Partnership. As the Company currently owns all of the general and limited partnership interests of the Operating Partnership, the financial position and results of operations of the Operating Partnership are consolidated with those of the Company.

      A minimum of 5,500,000 and a maximum of 6,325,000 Shares are being offered to the public (the “Offering”) at a price of $15 per share. The Company intends to invest the net proceeds of the Offering in properties, as described in the prospectus of the Company contained in a Registration Statement on Form S-11 filed with the Securities and Exchange Commission (the “Prospectus”).

2.	Summary of Significant Accounting Policies

Investments in real estate

      The Company intends to use the net proceeds of the Offering to make investments in real estate. The Company will record investments in real estate at cost and will capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. The Company will expense costs of repairs and maintenance as incurred. The Company will compute depreciation using the straight-line method over the estimated useful life of 40 years for buildings and improvements, five to seven years for equipment and fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

      The Company will account for its acquisitions of investments in real estate in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

      Above-market and below-market in-place lease values for owned properties will be recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values will be amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented in the accompanying balance sheet as value of assumed lease obligations) will be amortized as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases. Since the Company’s strategy will to a large degree involve sale-leaseback transactions with newly originated leases at market rates, the above-market and below-market in-place lease values are not expected to be significant for many of the transactions the Company will ultimately enter into.

GLADSTONE COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The aggregate value of other intangible assets acquired will be measured based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. The Company will also consider information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management will also include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which are expected to primarily range from six to 18 months, depending on specific local market conditions. Management will also estimate costs to execute similar leases including leasing commissions, legal and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

      The total amount of other intangible assets acquired will be further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

      The value of in-place leases will be amortized to expense over the initial term of the respective leases, which are primarily expected to range from ten to 20 years. The value of customer relationship intangibles will be amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense.

Cash and cash equivalents

      The Company considers all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of generally three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money-market funds. All of the Company’s cash and cash equivalents at June 30, 2003 were held in the custody of one financial institution, and which balance at times may exceed federally insurable limits. The Company mitigates this risk by depositing funds with major financial institutions.

Deferred offering costs

      Costs incurred related to the Offering have been deferred and will be charged to stockholder’s equity upon completion of the Offering. In the event that the Offering is not completed, these costs will be charged to expense.

Organizational costs

      The Company expenses organizational costs (primarily filing fees and legal expenses) as incurred.

GLADSTONE COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income taxes

      At the earliest date possible, the Company intends to qualify as a real estate investment trust under the Internal Revenue Code of 1986, and accordingly will not be subject to Federal Income taxes on amounts distributed to stockholders (except income from foreclosure property), provided it distributes at least 90% of its real estate investment trust taxable income to its stockholders and meets certain other conditions.

Use of estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	Related Party Transactions

      Pursuant to the advisory agreement, the Adviser will perform certain services for the Company including the identification, evaluation, negotiation, purchase and disposition of property, the day-to-day management of the Company and the performance of certain administrative duties.

      The Company will reimburse the Adviser for all expenses incurred by the Adviser for its direct benefit. Examples of these expenses include expenses incurred in connection with the Company’s organization and offering, legal, accounting, tax preparation, consulting and related fees. The actual amounts to be paid will depend upon the actual amount of organization and offering expenses paid and incurred by the Adviser and its affiliates in connection with the Offering, which amount is not determinable at this time. The Company currently estimates these expenses will be approximately $1.3 million (including approximately $1 million of expenses incurred in connection with the Offering) during the first twelve months. The Company estimates that these expenses will be approximately $300,000 per year after the first twelve months following the Offering.

      In addition, the Company will reimburse the Adviser for all fees charged by third parties that are directly related to the Company’s business, which may include real estate brokerage fees, mortgage placement fees, lease-up fees and transaction structuring fees that will be passed through to the Company at the cost to the Adviser. The actual amount that the Company will pay to the Adviser will depend largely upon the aggregate costs of the properties the Company acquires and mortgage loans that it makes, which in turn will depend upon the proceeds of the Offering and the amount of leverage the Company uses in connection with its activities. Accordingly, the amount of these fees is not determinable at this time.

      The Company will be required to reimburse the Adviser for its pro rata share of the Adviser’s payroll and benefits expenses on an employee-by-employee basis, based on the percentage of each employee’s time devoted to the Company’s matters. The actual amount of payroll and benefits expenses which the Company will be required to reimburse the Adviser is not determinable, but the Company currently estimates that during its first full year following the Offering this amount will be approximately $425,000. This estimate is based on the Company’s current expectations regarding the Adviser’s payroll and benefits expenses and the proportion of the Adviser’s time the Company believes will be spent on matters relating to the Company’s business. To the extent that the Adviser’s payroll and benefits expenses are greater than the Company expects or the Adviser allocates a greater percentage of its time to the Company’s business, the actual amount of the reimbursement for the Company’s share of the Adviser’s payroll and benefits expenses could be materially greater than the Company currently projects.

GLADSTONE COMMERCIAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company may also be required to reimburse the Adviser for the Company’s pro rata portion of all other expenses of the Adviser not reimbursed under the arrangements described above (“Overhead Expenses”), equal to the total Overhead Expenses of the Adviser, multiplied by the ratio of hours worked by the Adviser’s employees on the Company’s projects to the total hours worked by the Adviser’s employees. However, the Company will only be required to reimburse the Adviser for the Company’s portion of the Adviser’s Overhead Expenses if the amount of payroll and benefits the Company reimburses to the Adviser is less than 2.0% of the Company’s average invested assets for the year. Additionally, the Company will only be required to reimburse the Adviser for Overhead Expenses up to the point that reimbursed Overhead Expenses and payroll and benefits expenses, on a combined basis, equal 2.0% of the Company’s average invested assets for the year. The Adviser will bill the Company on a monthly basis for these amounts. The Adviser must reimburse the Company annually for the amount by which amounts billed to and paid by the Company exceed this 2.0% limit during a given year. To the extent that Overhead Expenses payable or reimbursable by the Company exceed this limit and the Company’s independent directors determine that the excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient, the Company may reimburse the Adviser in future years for the full amount of the excess expenses, or any portion thereof, but only to the extent that the reimbursement would not cause the Overhead Expense reimbursements to exceed the 2.0% limitation in any year. The actual amount of Overhead Expenses for which the Company will be required to reimburse the Adviser is not determinable, but the Company currently estimates that during its first full year following the completion of the Offering this amount will be approximately $275,000.

4.	Equity Incentive Plan

      Effective June 10, 2003, the Company adopted the 2003 Equity Incentive Plan, (the “2003 Plan”), for the purpose of attracting and retaining the services of executive officers, directors and other key employees. Under the 2003 Plan, the Company’s compensation committee may award to employees incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or ISOs, and nonstatutory stock options to employees, non-employee directors and certain consultants, including the Adviser and its affiliates. In addition, the 2003 Plan permits the granting of restricted stock. The Company intends to apply the intrinsic value method of accounting for employee stock-based compensation in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees,” as appropriate. The Company has authorized the issuance of 759,000 shares of common stock to its officers, directors, employees and consultants, including the employees and directors of the Adviser under the 2003 Plan.

        No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

        Through and including         2003 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter with respect to an unsold allotment or subscription.

GLADSTONE

COMMERCIAL
CORPORATION

5,500,000

Shares of Common Stock

PROSPECTUS

Ferris, Baker Watts

Incorporated

Jefferies & Company, Inc.

J.J.B. Hilliard, W.L. Lyons, Inc.

Stifel, Nicolaus & Company,

Incorporated

               , 2003

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$7,675
Nasdaq listing fee	100,000
Printing and engraving fees	150,000	*
Legal fees and expenses	600,000	*
Accounting fees and expenses	50,000	*
Transfer Agent and Registrar fees	25,000	*
Miscellaneous	67,325	*

Total	$1,000,000

*	Estimated.

Item 32.	Sales to Special Parties.

      On February 15, 2003, a total of 52,000 shares of common stock were sold to David Gladstone, the chairman of our board of directors and our chief executive officer, at a purchase price of $1.00 per share.

Item 33.	Recent Sales of Unregistered Securities.

      On February 15, 2003, we issued and sold 52,000 shares of common stock for an aggregate purchase price of $52,000 to Mr. Gladstone. We offered and sold these shares to Mr. Gladstone in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder.

Item 34.	Indemnification of Directors and Officers.

      Our articles of incorporation provide that we will indemnify our directors and officers, whether in their capacity as directors or officers of us or, at our request, of another entity, to the full extent required or permitted by the laws of the State of Maryland currently in force and as they may be amended from time to time. In addition to indemnification of our directors and officers, we will also indemnify other employees and agents, including our advisers, to such extent as our bylaws permit or as otherwise authorized by our board of directors and permitted by Maryland law.

      Our bylaws provide that any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the director, officer, employee or other agent entitled to seek indemnification. This right to indemnification and advances is enforceable in any court of competent jurisdiction if we deny a request for indemnification in whole or in part or if the claim is not disposed of within 60 days. We will also reimburse the costs and expenses of an indemnitee incurred in connection with successfully establishing his or her right to indemnification in whole or in part.

      We will have a defense to any claim for indemnification if (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) we have not received both (i) an undertaking, as required by law, by the claimant to repay such advances in the event it shall ultimately be determined that the standard of conduct necessary for indemnification by us has not been met, and (ii) a written affirmation by the claimant of his or her good faith belief that the standard of conduct necessary for indemnification by us has been met. In addition, we will not be liable for any payment in connection with a claim made by any director, officer, employee or other agent to the extent such person has otherwise actually received payment under any insurance policy, agreement, vote or otherwise, of the amounts otherwise indemnifiable under our bylaws.

      Our articles of incorporation provide that our board of directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve, and amend from time to time the provisions of our bylaws, as well as resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. However, no amendment, repeal or other modification of our bylaws or our articles of incorporation may diminish the rights to indemnification of any person with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption.

      The provisions of our articles of incorporation and our bylaws regarding indemnification and advance of expenses are not exclusive and do not supersede any other rights to which a person seeking indemnification or advance of expenses may be entitled under law or any agreement, vote of stockholders or disinterested directors, or other provision that is consistent with law.

      Our articles of incorporation also provide that none of our directors or officers shall be liable to us or to our stockholders for money damages except (a) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services actually received, or (b) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director’s or officer’s action, or failure to act, was (i) the result of active and deliberate dishonesty, or (ii) intentionally wrongful, willful or malicious and, in each such case, was material to the cause of action adjudicated in the proceeding.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of an action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the court of the issue.

      We intend to carry liability insurance for the benefit of its directors and officers on a claims-made basis of up to $10,000,000, subject to a retention of up to $200,000 for certain claims and the other terms thereof. This directors and officers insurance will generally cover claims made against our directors and officers based on their actions and omissions in connection with the carrying out of our business affairs.

Item 35.	Treatment of Proceeds from Stock Being Registered.

      Not applicable.

Item 36.	Financial Statements and Exhibits.

(a) Financial Statements.

(b) Exhibits. The following exhibits are filed as part of this Registration Statement on Form S-11:

Exhibit		Description of Document

1	.1†	Underwriting Agreement
3	.1†	Amended and Restated Articles of Incorporation of the Registrant
3	.2†	Bylaws of the Registrant
4.1		Form of Stock Certificate
5.1		Opinion of Cooley Godward LLP, with respect to the legality of the shares being registered
8.1		Opinion of Cooley Godward LLP, with respect to tax matters
10.1		Amended and Restated Advisory Agreement between the Registrant and Gladstone Management Corporation, dated August 7, 2003
10	.2†	2003 Equity Incentive Plan, as amended
10	.3†	Agreement of Limited Partnership of Gladstone Commercial Limited Partnership, dated July 17, 2003.
21	.1†	Subsidiaries
23.1		Consent of Cooley Godward LLP (included in its opinion filed as Exhibit 5.1 hereto)
23.2		Consent of Cooley Godward LLP (included in its opinion filed as Exhibit 8.1 hereto)
23.3		Consent of PricewaterhouseCoopers LLP (independent auditors of the Registrant)
23	.4†	Consent of David A.R. Dullum
23	.5†	Consent of Michela A. English
23	.6†	Consent of Anthony W. Parker
23	.7†	Consent of Paul W. Adelgren
23	.8†	Consent of Maurice W. Coulon
24	.1†	Power of attorney

†	Previously filed.

*	To be filed by amendment.

Item 37.	Undertakings.

      The undersigned Registrant hereby undertakes as follows:

(1) To provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 34 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(5) To send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the Adviser or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the Adviser or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(6) To file a sticker supplement pursuant to Rule 424(c) under the Securities Act during the distribution period describing each property not identified in the prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the Adviser and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

(7) To file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(8) To provide each stockholder the financial statements required by Form 10-K for its first full year of operations.

(9) To furnish to each stockholder, within 45 days after the close of each quarterly period, the information specified by Form 10-Q (if such report is required to be filed with the SEC).

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Pre-Effective Amendment No. 2 to Registration Statement on Form S-11 (this “Amendment”) to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 8th day of August, 2003.

GLADSTONE COMMERCIAL CORPORATION

By:	/s/ DAVID J. GLADSTONE

David J. Gladstone
Chairman of the Board of Directors and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID J. GLADSTONE David J. Gladstone	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	August 8, 2003

* Terry Lee Brubaker	President, Secretary, Chief Operating Officer and Director	August 8, 2003

* Harry Brill	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 8, 2003

*By:	/s/ DAVID J. GLADSTONE

David J. Gladstone
Attorney-in-fact

Exhibit Index

Exhibit		Description of Document

1	.1†	Underwriting Agreement
3	.1†	Amended and Restated Articles of Incorporation of the Registrant
3	.2†	Bylaws of the Registrant
4.1		Form of stock certificate
5.1		Opinion of Cooley Godward LLP, with respect to the legality of the shares being registered
8.1		Opinion of Cooley Godward LLP, with respect to tax matters
10.1		Amended and Restated Advisory Agreement between the Registrant and Gladstone Management Corporation, dated August 7, 2003
10	.2†	2003 Equity Incentive Plan, as amended
10	.3†	Agreement of Limited Partnership of Gladstone Commercial Limited Partnership, dated July 17, 2003.
21	.1†	Subsidiaries
23.1		Consent of Cooley Godward LLP (included in its opinion filed as Exhibit 5.1 hereto)
23.2		Consent of Cooley Godward LLP (included in its opinion filed as Exhibit 8.1 hereto)
23.3		Consent of PricewaterhouseCoopers LLP (independent auditors of the Registrant)
23	.4†	Consent of David A.R. Dullum
23	.5†	Consent of Michela A. English
23	.6†	Consent of Anthony W. Parker
23	.7†	Consent of Paul W. Adelgren
23	.8†	Consent of Maurice W. Coulon
24	.1†	Power of attorney

†	Previously filed.

*	To be filed by amendment.